BRF S.A.

Publicly-held Company

CNPJ nº. 01.838.723/0001-27

NIRE 42.300.034.240

PROPOSAL OF THE BOARD OF DIRECTORS FOR THE ORDINARY ANNUAL GENERAL MEETING TO BE HELD ON APRIL 26, 2017

Dear Shareholders,

Further to Instruction Nº 481 of the Brazilian Securities and Exchange Commission, (local acronym CVM), of December 17, 2009, (“Instruction CVM 481/09”), we hereby present the following proposal by the board of directors (“Proposal”) of BRF S.A. (“Company” or “BRF”), containing the information and documents related to the subjects to be decided at the Ordinary Annual Shareholders Meeting of the Company to be held on April 26, 2017, at 11:00 hours (“General Meeting”), in the Company’s headquarters, located at Rua Jorge Tzachel, 475, Bairro Fazenda, in the City of Itajaí, State of Santa Catarina.

Ordinary General Meeting.

(i)          To examine, discuss and vote on the Management Report, Financial Statements and other documents related to the financial year ending December 31, 2016.

Board of Directors´ Proposal. To approve the management accounts and financial statements of the Company for the financial year ended on December 31, 2016, accompanied by the management report, explanatory notes, opinions of the independent auditors and Fiscal Council, the Statutory Audit Committee and the comments of the Management on the Company´s financial situation, within the terms of Item 10 of the Company´s Reference Form, according to Appendix I.  We stress that the destination of the net income from the 2016 financial year will not be the purpose of the General Manager as the Company registered a loss in this period.

(ii)        To ratify the distribution of the remuneration to the shareholders (Interest on Equity) as decided by the Board of Directors.

Board of Directors´ Proposal. To ratify the distribution of the sum of R$ 513,215,000 to shareholders, corresponding to R$ 0.642347435 per share, in the form of interest on shareholders´ equity, paid on August 15, 2016, with Withholding Tax deducted at Source, in line with the terms of the prevailing legislation and according to the decision of the Board of Directors taken at a meeting held on June 30, 2016.

(iii)      To set up the number of members of the Board of Directors, to elect the members of the Board of Directors and to designate the Chairman and Deputy Chairman of the Board of Directors.

Board of Directors´ Proposal. Considering that the term of office of the current members of the Board of Directors will end on the date of the General Meeting, and within the terms of article 20, paragraph 3, of the Company´s Bylaws, as well as the decisions of the Meeting of the Board of Directors held on March 24, 2017, to propose (a) to set up the number of members of the Board of Directors in 10 (ten), (b) the election or reelection, as applicable, of the following members of the Board of Directors of the Company for a two-year term of office to end at the Ordinary General Meeting which will decide on the management accounts of the Company for the financial year ending on December 31, 2018 and (c) the designation of Mr. Abilio dos Santos Diniz as Chairman of the Board of Directors and of Mr. Francisco Petros Oliveira Lima Papathanasiadis as Deputy Chairman.

▪ Abilio dos Santos Diniz (Independent Chairman of the Board of Directors);

▪ Francisco Petros Oliveira Lima Papathanasiadis (Deputy Chairman of the Board of Directors);

▪ Luiz Fernando Furlan (independent member);

▪ José Carlos Reis de Magalhães Neto;

▪ Walter Fontana Filho (independent member);

▪ Flávia Buarque de Almeida (independent member);

▪ Carlos da Costa Parcias Jr. (independent member);

▪ Marcos Guimarães Grasso (independent member);

▪ Walter Malieni Jr.; e

▪ José Aurélio Drummond Jr. (independent member).

Appendix II to the present Proposal contains the information relative to the candidates for membership of the Company´s Board of Directors, within the terms of Items 12.5 to 12.10 of the Company´s Reference Form.

(iv)       To establish the annual global remuneration of the Board of Directors and Executive Management (“Management”) for the 2017 financial year.

Board of Directors´ Proposal. To approve the annual global remuneration for the Management in the amount of up to R$ 99.00 million. The proposed amount refers to the limit proposed for the fixed remuneration (salary or management fees, direct and indirect benefits and social contributions) and benefits due to termination of position, as well as the variable remuneration (profit sharing) and amounts related to the Stock Option Plan and Restricted Share Plan.

Appendix III to the present Proposal presents the information relative to Item 13 of the Company´s Reference Form.

(v)            To elect the members of the Fiscal Council of the Company.

Board of Directors´ Proposal. As the Company´s Fiscal Council´s functions end at the General Meeting to be held on April 26, 2017, as stated in clause 5 of article 161 of Law Nº 6.404, of December 15, 1976, the Board of Directors proposes the new installation of the Fiscal Council, to function until the ordinary general meeting which will examine, discuss and vote on the management accounts and financial statements for the financial year ending on December 31, 2017, with the election or re-election, as applicable, of the following members

Actual Members	Substitute Members
Attílio Guaspari	Susana Hanna Stiphan Jabra
Marcus Vinicius Dias Severini	Marcos Tadeu de Siqueira
Antonio Carlos Rovai	Doris Beatriz França Wilhelm

Appendix II to the present Proposal contains the information relative to the candidates for membership of the Company´s Fiscal Council, within the terms of Items 12.5 to 12.10 of the Company´s Reference Form.

(vi)       To establish the annual global remuneration of the Fiscal Council for the 2017 financial year.

Board of Directors´ Proposal. To approve the annual global remuneration for the Management in the amount of up to R$ 0.7 million. The proposed amount refers to the limit proposed for the fixed remuneration (salary or management fees, direct and indirect benefits and social contributions).

Appendix III to the present Proposal presents the information relative to Item 13 of the Company´s Reference Form.

Extraordinary General Meeting.

(i)          To amend the Restricted Stocks Plan, per Appendix IV of the Proposal

Board of Directors´ Proposal. As per article 16 (ii) of the Company´s Bylaws, to approve the amendment to the Restricted Stocks Plan approved by the Ordinary and Extraordinary Meeting of April 8, 2015, as per Appendix IV to the present Proposal.

These are the proposals the Board intends making and expects to be evaluated and approved by the shareholders.

Company shareholders interested in accessing information or raising questions relating to the above proposals should contact the Company´s Investor Relations or Corporate Governance areas at the following phone numbers +55 (11) 2322-5991/5011/5951/4438/5355 or via e-mail: acoes@brf-br.com. All documents related to this Meeting are available to shareholders at the following sites: www.brf-global.com/ri, www.bmfbovespa.com.br and www.cvm.gov.br.

São Paulo, March 24, 2017.

Abilio dos Santos Diniz	José Carlos Reis Magalhães Neto
Manoel Cordeiro Silva Filho	Luiz Fernando Furlan
Vicente Falconi Campos	Renato Proença Lopes
Walter Fontana Filho	Aldemir Bendine
Henri Philippe Reichstul

* * *

CONTENTS

Appendix to the Proposal of the Board of Directors to the Ordinary General Meeting to be held on April 26, 2017

Appendix I – Directors' comments

(Item 10 of the Reference Form, in line with CVM Instruction 480, of December 7, 2009)

Appendix II – Information on candidates for the positions on the Board of Directors and Fiscal Council

(Items 12.5 to 12.10 of the Reference Form, in line with Instruction CVM Nº 480, of December 7, 2009)

Appendix III - Management Remuneration

(Item 13 of the Reference Form, in line with Instruction CVM Nº 480, of December 7, 2009)

p. 5 p. 73 p. 90
Appendix IV – Compensation based on Stocks (Appendix 13 of Instruction CVM Nº 481, of December 17, 2009)	p. 140

* * *

Appendix I -  Directors´ Comments

(According to Item 10 of the Reference Form, in line with CVM Instruction 480, of December 7, 2009)

10. Directors´ Comments

The following information presented has been evaluated and commented on by the Company´s Directors:

10.1. The directors should comment on:

a. Financial conditions and general assets

The Company operates in the meat, processed meat foods, margarines, pasta, pizzas and frozen vegetables segments. It has an integrated business model consisting of strategically-located production facilities, linked to a wide-ranging distribution network with access to the main channels and consumer markets which provides capacity for significant growth. The management believes that the Company´s diversification strategy, combined with its growth and global production and distribution platform, gives it the financial conditions and assets to continue with its business plan and meet its short and long-term obligations, including third party loans, as well as finance its activities and cover its need for resources, at least for the next 12 months.

The table below shows how the Company´s main financial indicators have developed, considering its consolidated financial statements:

Ratio	2016[1]	2015[1]	2014[1]
Current Liquidity	1.4995	1.65	1.83
Overall Liquidity	0.7960	0.91	1.04
Leverage (Net Debt2 / EBITDA3)	3.25	1.28	1.04

__________________

(1)       For the financial years 2016, 2015 and 2014, we consider only the continued operations for the calculation of current liquidity ratios and overall liquidity. The discontinued operations were considered as assets held for sale.

(2)       The Company calculates net debt as the balance of loans and financing, debentures and derivative financial instruments net of cash and cash equivalents and marketable securities. Net debt is not a measure, according to the Accounting Practices Adopted in Brazil, in line with the IFRS or US GAAP. In 4Q14 we considered for the calculation of the multiple only the result of the continued operations (without the dairy segment) whereas the other quarters consider the continued and discontinued operations.

(³) EBITDA, defined as the earnings before interest, tax, depreciation and amortization, is used as a means of measuring the performance of the Company´s management. For further information, see item 3.2 of this Reference Form.

2016

Although the sector and macroeconomic scenario are still challenging, 2016 was a decisive year for the Company, which believes it has made progress in consolidating a global business faced with all the changes carried out over the year. The Company invested in the improving processes of the entire productivity chain, raising the levels of service by consolidating the go-to-market (GTM) model throughout Brazil, reinforcing the positioning of the Sadia, Qualy and Perdigão brands with more than 25 innovations, including Salamitos in the snacks market and the partnership with international chef Jamie Oliver in the ready-made dishes category. Moreover, the Company maintained its focus on expansion and global growth through synergies and acquisitions and local partnerships in Europe, Asia and Middle East/North Africa (MENA). It is worth highlighting the consolidation of the OneFoods subsidiary in the Islamic world in the turnover period between 2016 and 2017.

The Company had consolidated net revenues of R$33,732.9 million (4.8% above 2015), highlighted by the Asia, Europe/Eurasia and Africa regions. The operating result came to R$1,815.2 million, with a net loss of R$372.4 million.

The Company’s net debt came to R$11,141.2 million, 51.9% higher than in 2015. This was impacted by the share buyback program, payment of dividends and M&A operations, resulting in a net debt/EBITDA ratio (last 12 months) of 3.25x.

Net financial expenses came to a negative R$2,132.7 million in 2016, 27.7% above the same period of the previous year. This increase occurred mainly because of the higher net interest.

On December 31, 2016, the Company had shareholder’s equity of R$12,219.4 million, below the R$13,835.9 million registered on December 31, 2015. This was due to the loss accumulated in the year, along with the lower profit reserve, also resulting from the share buyback carried out during the period.

2015

In 2015, even faced with an unstable outlook and an increasingly more competitive environment for the food industry, the Company believes it has made important changes that aimed to build the base for its global business model. It decentralized the management of its markets, creating General Manager structures for Brazil, Latin America (Latam), Europe/Eurasia, Asia and the Middle East/Africa (MENA), took steps forward in its strategy of forming partnerships and making acquisitions, expanding its international presence. It made a comeback with two of its key categories of the Perdigão brand (ham and sausages), as well as Christmas products, on the Brazilian market after complying with the periods established by the antitrust agency, the Administrative Council for Economic Defense (Cade) and it consolidated the VIVA BRF project which stresses the Company´s main asset, i.e. its people.

As a result, the Company´s net revenues grew in all regions, led by the MENA, Europe/Eurasia and LATAM, bringing consolidated net revenues of R$32,196.6 million (11.0% higher than in 2014). The operating income was R$4,228.4 million, with net income of R$3,111.2 million.

The Company´s net debt came to R$7,336.7 million, 45.8% higher than in 2014, brought about by the impact of the share buyback program, resulting in a net debt/EBITDA ratio (last 12 months) of 1.28x.

Net financial expenses came to a negative R$1,670.1 million in 2015, 68.6% above the same period of the previous year. This increase arose mainly from the higher interest on the debt in foreign currency.

The Company´s shareholders´ equity amounted to R$ R$13,835.8 million on December 31, 2015. This was lower than the figure of R$15,689.9 million registered on December 31, 2014, due to the larger number of shares held in treasury which, in turn, resulted from the Company´s strategy of increasing the remuneration to shareholders through the share buyback program.

2014

2014 was a remarkable year for BRF which made significant advances in its ambitions and the consolidation of a new culture. The operational and strategic bases were solidified and allowed the Company to structure itself as a bigger and better global enterprise, thanks to the efforts of each of its employees. A number of structural changes were carried out during the year, such as the new go-to-market model (GTM), zero-based budgeting (ZBB) and improvements in the level of services that generated good operating results.

The Company optimized its investments and further improved its working capital, resulting in a record cash flow of R$4,148.0 million in 2014.

A total of 4.3 million tons of food was produced, with a reduction of 7.4% in the slaughter of poultry and 1.3% in the slaughter of hogs/cattle, in line with the company's strategy.

Net revenues came to R$29,006.8 million (4.4% over 2013) and the year ended with operating income of R$3,478.3 million and net income of R$2,135.0 million in the continued operations.

The Company's net debt stood at R$5,032.0 million, 25.8% below that registered in 2013, resulting in a net debt to EBITDA ratio (last 12 months) of 1.04x.

These indicators show that the Company chose a bold but solid strategy to enhance its performance and meet future risks, converting them into opportunities. The Company has a robust and increasingly more efficient production structure, is investing in win-win relationships with customers and suppliers and is ready to meet the demands of different markets with the well-known BRF quality standard.

The net financial revenues and expenses line in the income statement for 2014 showed expenses of R$ 990.7 million, an increase of 32.5% over 2013. The main drivers of this impact were the premium paid for a bond buyback program in the second half of 2014 and the adjustments to present value made during the year.

The use of non-derivative and derivative financial instruments by the Company for exchange rate coverage allowed big reductions to be made in the net exposure of the balance in foreign currency.

Shareholders´ equity came to R$15.689.9 million on December 31, 2014, due to the improvement in the Company's results.

b. Capital structure

On December 31, 2016, the Company’s capital structure consisted of 39.0% own capital and 61.0% capital of third parties.

On December 31, 2015, the Company’s capital structure consisted of 48.0% own capital and 52.0% capital of third parties.

On December 31, 2014, the Company’s capital structure consisted of 58.0% own capital and 42.0% capital of third parties.

The Company's financing model is based on the use of its own resources and the capital of third parties, this latter consisting of loans from financial institutions or issues on the debt market. More information about the Company´s use of capital from third parties can be obtained from item 10.1.f below.

c. Payment capacity in relation to financial commitments

As 82.9% of the gross debt in 2016 is long term, the Company has cash of R$6,356.9 million available (cash and cash equivalents) to meet its short-term financial commitments of R$3,245.0 million. As the Company expects a positive cash flow for the year 2016, due to initiatives to improve operations in the period, greater efficiency in working capital and maintaining CAPEX, it believes it is in a comfortable position as far as its payment capacity is concerned.

d. Sources of financing for working capital and investments in non-current assets

The Company´s main sources of liquidity have been cash generation from its operating activities, loans and other financing and offers of shares and other negotiable securities. The Company has raised resources over the last three financial years through loan and financing operations from the financial and capital markets which were used to finance its working capital needs and short and long-term investments (see item 10.1.f for details on relevant loans and financing contracts).

e. Sources of financing for working capital and investments in non-current assets to be used to cover liquidity shortfalls

The Company will contract new loans and financing from the financial and capital markets when it identifies the need for additional resources to finance the long-term investment plan or in order to continue improving the debt profile.

The Company will continue to look for low-cost funding and long-term financing from funding bodies such as the BNDES (Economic and Social Development Bank), BNB (Banco do NE bank) and FINEP (Research and Project Financing), where the resources are used mainly for fixed capital.

The Company also has a revolving credit facility, to a maximum amount of approximately US$1.0 billion, in order to have the liquidity to meet its working capital needs.

The Company believes these sources of financing will be enough to cover its working capital needs in the normal course of its business.

f. Debt levels and features of such debt, also describing:

The main source of the Company´s debt comes from the raising of resources to finance its investments in fixed assets and capital spending. Loans and financing in 2016 came to R$18,962.4 million, of which R$8,643.7 million was denominated in domestic currency and R$10,318.7 million in foreign currency, mainly U.S. dollars. Loans and financing in 2015 came to R$15,179.3 million, of which R$3,819.6 million was denominated in domestic currency and R$11,359.6 million in foreign currency mainly U.S. dollars. Loans and financing in 2014 came to R$11,589.3 million of which R$3,993.1 million was denominated in domestic currency and R$7,596.2 million in foreign currency, mainly U.S. dollars.

The Company uses the funds obtained from financing for working capital, liquidity and purchasing raw materials. The following table shows the Company´s debt (according to the kind of debt and currency) net of cash, cash equivalents and negotiable securities for the financial years indicated:

	December 31 of
	Short-term	Long-term	2016	2015	2014
	(Reais million, except where indicated)
Total Debt	3.245,0	15.717,4	18.962,4	15.179,3	11.589,3
Other financial assets and liabilities, net	(331,5)		(331,5)	(537,2)	(214,3)
Cash and cash equivalents and marketable securities:
Domestic currency	4.520,9	807,0	5.327,9	1.710,6	2.220,5
Foreign currency	2.676,6	148,3	2.824,9	6.669,2	4.551,2
Total	7.197,5	955,3	8.152,7	8.379,7	6.771,7
Net debt	3.620,9	14.762,1	11.141,2	7.336,8	5.032,0
Currency exposure (U.S$ million)			U.S.$ (183,6)	U.S.$ (39,7)	U.S.$ (567)

The following table presents an additional breakdown of the Company´s debt by type:

	Short-term Debt on December 31, 2016	Long-term debt on December 31, 2016	Total debt on December 31, 2016	Total debt on December 31, 2015	Total debt on December 31, 2014
	(R$ million)
Credit Lines from Development Banks	381.3	499.7	881.0	726.4	763.7
Other guaranteed debts	32.3	97.3	129.6	159.7	294.6
Export Credit Lines	72.3	1.850.0	1.922.3	-	967.7
Bonds	4.1	498.8	502.9	502.1	501.2
Working Capital Credit Lines	1,326.1	-	1,326.1	1,169.60	1,239.80
PESA Loan	3.5	248.0	251.6	234.8	213.5
Agribusiness Receivable Certification	168.1	3,462.0	3,630.1	1,025.20	-
Tax Incentives	0.1	-	0.1	1.9	12.5
Domestic Currency	1,987.9	6,655.7	8,643.7	3,819.60	3,993.10

Export Credit Lines	312.2	998.4	1,310.6	2,152.30	1,059.40
Bonds	489.2	8,004.4	8,493.7	8,787.90	6,414.00
Credit Lines from Development Banks	5.9	3.0	8.9	24.2	42.4
Other guaranteed debts	0.8	-	0.8	3.5	11.6
Currency contract advances	212.8	-	212.8	391.1	-
Working Capital Credit Lines	236.1	55.8	291.9	0.7	68.8
Foreign Currency	1,257.1	9,061.6	10,318.7	11,359.70	7,596.20

Total:	3,245,0	15,717,4	18,962,4	15,179,30	11,589,30

The timetable for the maturity of the Company´s debt on December 31, 2015 is as follows:

Consolidated
31.12.16
2017	3.245.004
2018	2.674.390
2019	3.188.669
2020	1.412.712
2021 going forward	8.441.603
Total:	18.962.378

The following tables present selected information on the amount of the Company´s debt over the last three financial years:

Current and Non-Current Loans and Financing 2016-2015

(R$´000)

Current and Non-Current Loans and Financing 2014-2013

(R$´000)

i. Relevant loans and financing contracts:

The main debt instruments valid on December 31, 2016 are described below.

Debt in Domestic Currency

Development Bank Credit Lines

BNDES FINEM Credit Lines. On December 31, 2016, the Company had a number of outstanding obligations to the BNDES, including loans under its FINEM program in the amount of R$762.4 million. The loans from the BNDES were taken out to finance purchases of machinery and equipment and the construction and improvement or expansion of production facilities. Principal and interest on the loans are generally payable monthly, with maturity dates varying from 2017 to 2020. The amount of the principal of the loans is denominated in Reais, which bears interest at the long-term rate (TJLP) plus a margin prefixed to the SELIC overnight rate. These loans are included in the line “Development bank credit lines—Local currency” of the above tables.

FINEP Financing. The Company obtained certain loans from the Financiadora de Estudos e Projetos (“FINEP”), a public financing company linked to the Brazilian Ministry of Science, Technology and Innovation. It obtained FINEP credit lines of R$118.7 million at a fixed rate of 5.27% a year with reduced charges for projects related to research, development and innovation, with maturity dates between 2017 and 2019. These loans are included in the line “Development bank credit lines—Local currency” of the above tables.

Working Capital Credit Lines

Rural Credit Financing. The Company had short-term rural credit loans in the amount of R$1,326.1 million as of December 31, 2016, with several commercial banks under a Brazilian federal government program that offers favorable interest rates of 8.9% a year as an incentive to invest in rural activities. It generally uses the proceeds of these loans for working capital. These credit lines are included in the line “Working capital facilities—Local currency” in the tables above.

Other Secured Debt

Industrial Credit Notes. The Company had industrial credit notes from the Constitutional Fund for the Financing of the Northeast, amounting to R$129.6 million on December 31, 20176. These notes are subject to interest at a rate of 8.5% a year and mature between 2017 and 2021 and are secured by liens on machinery and equipment and real estate mortgages amounting to more than the value of the principal. These loans are included in the line “Other secured debt —Local currency” in the tables above.

PESA Loan Facility

PESA. The Company had a loan facility obtained through the Special Sanitation Program for Agroindustrial Assets (PESA) for an outstanding amount of R$251.6 million on December 31, 2016. This is subject to the variation of the IGP-M index plus interest of 4.9% per year, secured by endorsements and pledges of public debt securities. This loan is included in the “Special Sanitation Program for Agroindustrial Assets – Local Currency” in the above tables.

Fiscal Incentives

State Fiscal Incentives. The Company also had an outstanding loan of R$0.07 million on December 31, 2016 under credit facilities offered by state tax incentive programs to promote investments in those states. Under these programs, the Company is granted credit proportional to the payment of the ICMS tax generated by investments in the construction or expansion of manufacturing facilities in these states. The credit incentives have a 20-year term and fixed interest rates. These credit lines are included in the “Fiscal Incentives – Local Currency” in the above table.

Agribusiness Credit Receivables ("CRA")

On April 19, 2016, the Company concluded the CRA issue, which involved a public distribution offer of the 1st Series of the 9th Issue of Octante Securitizadora S.A., totaling R$1,000,000 net of interest at a cost of 96.50% p.a. of the DI rate, with the principal maturing in a single installment on April 19, 2019 and interest paid every 9 months. The CRAs are based on credits arising from the Company’s exports contracted with BRF Global GmbH, which were granted to the referred securitization company. On December 16, 2016, the Company concluded the issue of CRAs linked to the public distribution of the 1st and 2nd Series of the 1st Issue of Vert Companhia Securitizadora, amounting to R$1,500,000 net of interest. The CRAs of the 1st Series were issued at a cost of 96.00% p.a. of the DI rate, with the principal maturing in a single instalment on December 16, 2020 and interest paid every 8 months. The CRAs of the 2nd Series were issued at a cost of 5.8970% p.a. restated by the variation of the IPCA index, with the principal maturing in a single instalment on December 18, 2023 and interest paid every 16 or 18 months. The CRAs are backed by credits arising from the Company’s exports contracted with BRF Global GmbH and BRF Foods GmbH and were granted and/or promised to the referred securitization company. This operation is included in the line of “Agribusiness Credit Receivable Certificates – Local Currency” in the tables above.

Debt in Foreign Currency

Development Bank Credit Lines

BNDES. The amounts set out in the tables mainly consist of a total funding of R$33.8 million related to the BNDES Monetary Unit known as the UMBNDES, a currency basket, consisting of the currencies in which the BNDES provides loans, and are subject to interest at the UMBNDES rate, reflecting fluctuations in the daily exchange rates of the currencies of this basket. These loans are guaranteed by the Company and, in most cases, are secured by its assets. The covenants under these agreements include limitations on indebtedness, liens and mergers and sales of assets. On December 31, 2016, the balance of these loans came to R$8.9 million. These loans are included in the line “Development bank credit lines— Foreign currency” of the above tables.

Export Credit Lines

Export Prepayment facilities. The Company had several export prepayment facilities in a total amount of R$984.3 million on December 31, 2016. The debt under these facilities is generally denominated in U.S. dollars, with maturity dates between 2017 and 2019. Interest under these export prepayment facilities accrues with a period of three months and is equivalent to LIBOR plus a spread. Under each of these facilities, the Company received a loan from one or more lenders secured by the accounts receivable relating to exports of products to specific customers. The facilities are generally guaranteed by the Company. The covenants established under these agreements include restrictions on liens and mergers. These credit lines are included in the line “Export credit facilities—Foreign currency” in the tables above.

Corporate loan lines. The Company had several trade-related business loan facilities in an aggregate outstanding amount of R$326.3 million on December 31, 2016. The debt under these facilities is usually denominated in U.S. dollars and set to mature in 2018. These facilities bear interest at LIBOR plus a margin, payable quarterly. The proceeds from these facilities are used to import raw materials or for other working capital needs. The facilities are generally guaranteed by the Company. The covenants under these agreements include limitations on mergers and sales of assets. These credit lines are included in the line “Export credit facilities—Foreign currency” of the tables above.

Advances on currency contracts

Advances on currency contracts. The Company had various advances on currency contracts, a means of funding through exports, totaling R$212.8 million on December 31, 2016, set to mature in 2017 at a prefixed rate of 2.39%. The Company has to prove subsequent coverage from the accounts receivable for the exports of its products. These credit lines are included in the “Advances on currency contracts—Foreign currency” line of the tables above.

Working Capital Credit Lines

Working capital in foreign currency. These are funds obtained from financial institutions, mainly used for working capital and short-term import financing operations of subsidiaries located in Argentina, amounting to R$291.9 million. This funding is denominated in Argentinean pesos, with interest rates of 14.2% a year and set to mature between 2017 and 2022. These credit lines are included in the line “Working capital—Foreign currency” in the tables above.

Other Secured Debt

Investment Financing. The BRF subsidiaries in Argentina obtained financing for investments projects for the acquisition of capital goods and/or construction of facilities needed for the production of goods and/or services and marketing of goods (excluding inventories) in the amount of R$0.8 million, denominated in Argentinean pesos, with an interest rate of 15.1% and maturing in 2016. These loans are included in the line “Other secured debt —Foreign currency” in the tables above.

Bonds

Sadia Overseas Bonds 2017: These bonds, with a total value of US$250,000 million, are guaranteed by the Company, pay interest of 6.88% p.a. and mature on May 24, 2017. On June 20, 2013, the amount of US$29,282 million of these bonds was swapped for Senior Notes BRF 2023 and on May 15, 2014, the amount of US$60,953 million was bought back with some of the resources obtained from the Senior Notes BRF 2024. On May 28, 2015, the Company finalized an offer to buy back the amount of US$47,005 million, in such a way as the remaining balance totaled US$112,760 million, with a premium being paid in the transaction, net of interest, in the amount of US$4,701 (equivalent to R$14,584 million). There was no alteration in the remaining balance.

BFF Notes 2020: On January 28, 2010, BFF International Limited issued Senior Notes totaling US$750.000 million, with the bonds guaranteed by the Company, with a nominal interest rate of 7.25% p.a. and effective rate of 7.54% p.a. to mature on January 28, 2020. On June 20, 2013, the amount of US$120,718 of these Senior Notes was swapped for Senior Notes BRF 2023. On May 15, 2014, the amount of US$409,640 million was repurchased with part of the resources obtained from the Senior Notes BRF 2024. On May 28, 2015, the Company finalized a buyback offer for the bonds amounting to US$101,359 million, so that the amount outstanding on December 31, 2015 came to US$118.283 million. A premium was paid in the transaction, net of interest, in the amount of US$15,964 million (equivalent to R$52,028 million). On September 14, 2016, the Company finalized an offer to buy back the amount of US$32,183 million (equivalent to R$104,888 million), with a premium paid in the transaction, net of interest, in the amount of US$4,103 million (equivalent to R$13,372 million). The premium paid to the holders of the existing bonds was registered as a financial expense. On December 31, 2016, US$86.1 million of these bonds were outstanding.

Senior Notes BRF 2022: On June 6, 2012, the Company issued Senior Notes with a total nominal value of US$500,000 million, with a nominal interest rate of 5.88% p.a. and an effective rate of 6.00% p.a. to mature on June 6, 2022. On June 26, 2012, the Company made an additional funding of US$250,000 million, with a nominal interest rate of 5.88% p.a. and effective rate of 5.50% p.a. On May 28, 2015, the Company finalized a buyback offer amounting to US$577.130 million, so that the amount outstanding came to US$172.870 million, with a premium paid in the transaction, net of interest, in the amount of US$79,355 million (equivalent to R$258,626 million). On September 14, 2016, the Company finalized a buyback offer in the amount of US$54,208 million (equivalent to R$176,669 million), with a premium being paid in the transaction, net of interest, in the amount of US$5,692 million (equivalent to R$18,551 million). The premium paid to the existing bond holders was registered as a financial expense. On December 31, 2016, US$118.7 million of these bonds were outstanding

Senior Notes BRF 2023: On May 15, 2013 the Company made an international bond issue of 10 years, totaling US$500.0 million, with the principal due on May 22, 2023 ("Senior Notes BRF 2023"), with a coupon (interest) of 3.95% a year (yield to maturity of 4.135%), payable semi-annually, from November 22, 2013. On December 31, 2016, US$500.0 million of these bonds were outstanding

Senior Notes BRF 2018: On May 15, 2013 the Company made an international bond issue of five years, totaling US$500.0 million, with the principal due on May 22, 2018 at interest rates of 7.75% a year (yield to maturity of 7.75%), payable semi-annually, from November 22, 2013. On December 31, 2016, US$500.0 million of these bonds were outstanding.

Senior Notes BRF 2024: On May 15, 2014 the Company made an international bond issue of 10 years, totaling US$750.0 million, with the principal due on May 22, 2024 ("Senior Notes BRF 2024"), with a coupon (interest) of 4.75% a year (yield to maturity of 4.952%), payable semi-annually, from November 22, 2014. On December 31, 2016, US$750.0 million of these bonds were outstanding.

Senior Notes BRF 2022: On May 29, 2015, BRF concluded a senior notes offer of seven years, totaling EUR500.0 million, with the principal due on May 3, 2022, with a coupon (interest) of 2.75% a year (yield to maturity of 2.822%), payable annually, from June 3, 2016. On December 31, 2016, EUR500.0 million of these bonds were outstanding.

Senior Notes BRF 2026: On September 29, 2016, BRF, through its wholly-owned subsidiary BRF GmbH, finalized an offer of Senior Notes of 10 (ten) years, in the total amount of US$500,000, with the principal due on September 29, 2026, with a coupon (interest) of 4.35% p.a. (yield to maturity of 4.625%), to be paid semi-annually, from 29.03.17. On December 31, 2016, US$500.0 million of these bonds were outstanding.

Bonds Quickfood. In 2013, a subsidiary of the Company in Argentina, Quickfood, issued notes guaranteed by BRF, in the amount of ARS150.0 million with a nominal interest rate of 21.8% a year and effective rate of 22.1% a year, with maturity dates between 2015 and 2016. In 2014, Quickfood issued notes guaranteed by the Company, in the amount of ARS436.0 million, with nominal interest rate of 24.1% a year and an effective rate of 27.0% a year, with maturity dates between 2015 and 2018. In 2015, Quickfood again issued notes guaranteed by the Company, in the amount of ARS475.2 million, with a nominal interest rate of 24.3% a year and an effective rate of 29.0% a year, with maturity dates between 2018 and 2022. On December 31, 2016, ARS680.80 million of these bonds were outstanding.

Derivatives

The Company has derivative exchange rate contracts under which it had an exposure of R$330.10 million and derivatives in commodities under which it had an exposure of R$1.5 million on December 31, 2016. The counterparties include a number of Brazilian financial institutions and involve interest rate swaps and the purchase and sale of currency. Their maturity dates vary from 2017 to 2019. These transactions do not require any guarantees and follow the rules of the BM&FBOVESPA S.A. – Bolsa de Valores, Mercadorias e Futuros or CETIP S.A., a trading and securities registration company. These derivatives are recorded in the balance sheet as other financial assets and liabilities.

International credit lines

Revolving Credit Line. In order to improve its liquidity management, in 2014, the Company and its wholly-owned subsidiary, BRF Global GmbH, obtained a rotating credit line from a syndicate of 28 banks, amounting to US$1,000.0 million to mature in May 2019. The operation was structured in such a way that the Company and its subsidiary could make use of the credit line at any time during the contracted period. As of December 31, 2016, the Company and/or BRF Global GmbH have not made any borrowings under this revolving credit facility.

ii. Other long-term relationships with financial institutions:

The company has agreements with various banks, the main aim of which is to facilitate access to credit for its producer partners to build hatcheries, poultry farms and upgrade their standards.

It also has agreements with banks to facilitate access to credit for its suppliers who wish to receive advances on their accounts receivable with the Company.

Finally, the Company has derivative operations aimed at providing protection against currency and interest rate variations, with no speculative ends. These transactions are registered at market value, according to the hedge accounting methodology.

iii. Degree of debt subordination:

There is no degree of contractual subordination between the Company´s unsecured financial debt. Financial debts with a real guarantee have preferences and privileges laid down by law.

The degree of subordination applies to operations that have a real guarantee, mostly plants, contracted with the BNDES. In addition to the BNDES, there is a real guarantee amounting to R$ 294.0 million, referring to financing from Banco do Nordeste. The table below shows the detailed amounts of the collateral.

Amounts below expressed in R$’000

	BR GAAP and IFRS
	Consolidated
	31.12.16	31.12.15
Balance of loans and financing	18,962,379	15,179,279
Guarantees for mortgages on assets	1,019,568	911,996
Linked to the FINEM-BNDES	771,257	583,411
Linked to the FNE-BNB	129,582	159,564
Linked to fiscal incentives and others	118,729	169,021

guarantees by collateral of assets acquired with loans	-	93
Linked to the FINEM-BNDES	-	93
Linked to financial leasing	-

iv. Any restrictions imposed on the Company, particularly in relation to debt limits and contracting new debt, distribution of dividends, sale of assets, issue of new securities and the sale of corporate control, as well as checks on whether the Company is complying with these restrictions:

Most of the Company´s debt instruments contain other obligations that restrict, amongst others, the Company´s ability to provide guarantees, carry out incorporations or mergers with other entities or sell or dispose, in any other way, of all or most of all the Company´s assets.

The Company´s contracts with the BNDES contain obligations that restrict, amongst others, its ability to submit itself to a change of control or the ability of its shareholders, directly or indirectly, to submit themselves to a change in control and the issue of debentures.

The Company has been complying with the restrictions imposed by these contracts.

g. Limits on contracted financing and percentages already used

All the Company´s financing contracts were fully paid off except for the revolving credit facility, with the maximum capacity of approximately US$1,000.0 million mentioned above, which had not been used by the Company and/or BRF Global GmbH by December 31, 2016.

h. Significant alterations in each item of the financial statements

Financial year ended on December 31, 2016 compared with the financial year ended on December 31, 2015

The following table shows the audited financial statements referring to the financial years ended on December 31, 2016 and December 31, 2015:

STATEMENT OF INCOME

Amounts in Thousand of Reais

	12.31.16 [1]	AV % [2] 12.31.16	12.31.15 [1]	AV % [2] 12.31.15	Variação % 2016 x 2015
DISCONTINUED OPERATIONS					
NET SALES	33,732,866	100.0%	32,196,601	100.0%	4.8%
Cost of sales	(26,206,447)	77.7%	(22,107,692)	68.7%	18.5%
GROSS PROFIT	7,526,419	22.3%	10,088,909	31.3%	-25.4%
OPERATING EXPENSES					
Sales	(4,965,713)	14.7%	(4,805,931)	14.9%	3.3%
General and administrative	(577,351)	1.7%	(506,097)	1.6%	14.1%
Other operating expenses, net	(197,480)	0.6%	(444,667)	1.4%	-55.6%
Income of associates and joint ventures	29,299	-0.1%	(103,804)	0.3%	-128.2%
OPERATING INCOME	1,815,174	5.4%	4,228,410	13.1%	-57.1%
Financial expenses	(4,506,392)	13.4%	(5,025,455)	15.6%	-10.3%
Financial income	2,373,737	7.0%	3,355,313	10.4%	-29.3%
INCOME (LOSS) BEFORE TAXES	(317,481)	-0.9%	2,558,268	7.9%	-112.4%
Current taxes	(153,951)	0.5%	(17,085)	0.1%	801.1%
Deferred taxes	104,093	0.3%	406,587	1.3%	-74.4%
INCOME FROM CONTINUED OPERATIONS	(367,339)	-1.1%	2,947,770	9.2%	-112.5%
DISCONTINUED OPERATIONS					
INCOME FROM DISCONTINUED OPERATIONS	-	0.0%	183,088	0.6%	-100.0%
NET PROFIT	(367,339)	-1.1%	3,130,858	9.7%	-111.7%
Attributable to					
Controlling Shareholders	(372,383)	-1.1%	3,111,170	9.7%	-112.0%
Non-controlling shareholders	5,044	0.0%	19,688	0.1%	-74.4%

(1)   Information taken from the Consolidated Financial Statements of December 31, 2016 and 2015.

(2)   Representativeness in relation to the net revenues

Net revenues

The Company´s consolidated net revenues increased by R$1,536.3 million or 4.8%, from R$32,196.6 million in 2015 to R$33,732.9 million in 2016, due to a small increase in the volume during 2016.

1.    Brazil – Accumulated net revenues fell by R$447.4 million, or 2.9%, from R$15,255.5 million in 2015 to R$14,808.1 million in 2016, mainly because of the lower demand and higher cost of grains throughout 2016. The higher prices in this segment were not enough to offset the strong pressure from costs. The loss of market share in 2016 also impacted the segment.

2.    Europe – In 2016, net revenues came to R$3,800.3 million, an increase of R$160.7 million or 4.4% over 2015, when it amounted to R$3,639.6 million. This small growth in the region was due to the Company’s strategy of giving priority to volumes and market share with more competitive prices, particularly in channels such as “food service”, faced with the greater competition and the high levels of inventories in the region.

3.    MENA – In 2016, net revenues came to R$6,226.6 million, which was a small fall of R$131.7 million or 2.1% over 2015 when they came to R$6,358.3 million. This was due particularly to the fall in lower average prices in Reais due to the strategy of defending our volumes against a more challenging macroeconomic situation in the region. The segment continued to win market share with the Sadia brand in the Gulf region.

4.    Asia – Net revenues in Asia in 2016 came to R$4,748.8 million, a rise of R$1,459.2, or 44.4% over 2015 when it came to R$3,289.6 million. The growth in net revenues was driven mainly by the integration of BRF Thailand, with the subsequent increase in volumes. Even with the depreciation of the local currency against the Real and the high level of local inventories, which led to a reduction in average prices over the year, net revenues were not impacted.

5.    LATAM - In 2016, net revenues came to R$2,084.3 million, which was a small reduction of R$48.1 million, or 2.3%, over 2015 when it came to R$2,132.4 million. The economic crisis in Argentina had a strong impact on the region´s profitability due to the high inflation rate and the lower disposable consumer income, caused by a downtrade of the categories/channels for 2016.

6.    Africa – net revenues in 2016 came to R$767.8 million, a rise of R$28.6 million, or 3.9%, over 2015 when it came to R$739.2 million. The growth in the segment is in response to the Company´s investments in expanding its operations in the region.

Cost of goods sold

In 2016, the cost of goods sold came to R$26,206.4 million, an increase of 18.5%, or R$4,098.7 million, over 2015 when it came to R$22,107.7 million. This increase, in nominal values, was impacted mainly by the price of grains which is the main item in the Company’s cost composition. In terms of the NOR (net operating revenues), the proportion of the cost of goods sold was 77.7% compared with 68.7% in 2015, showing a reduction in the gross margin brought about by being unable to pass on these costs.

Gross income

Gross income in 2016 came to R$7,526.4 million, a reduction of 25.4%, or R$2,562.5 million, over 2015, when it came to R$10,088.9 million. This variation was in line with the increase in the cost of goods sold item and the increase in the ratio of costs over net revenues.

Operating expenses

In 2016, operating expenses were stable, with an increase of 4.3%, or R$231.0 million, due to acquisitions, currency impacts and inflation pressures. Even with these additional impacts and the Company’s growth, operating expenses in percentage terms represented 16.4% of net revenues compared with 16.5% in 2015. This stability was brought about by the efforts made during 2016 to maintain the Company‘s Zero-Based Budgeting (ZBB) within its limits.

Other net operating expenses

In 2016, the Company had a negative net result in this item equivalent to R$197.5 million, a reduction of 55.6%, or R$247.2 million, over 2015, when it came to a negative R$444.7 million. It is worth recalling that in 2015, the Company had no recurring expenses but was impacted by a truckers´ strike, restructuring expenses and tax provisions.

Equity income result

In 2016, the equity income came to R$29.3 million compared with a negative result of R$103.8 million in 2015 which was due mainly to the equity income expense as a result of the participation in the UP! Alimentos.

Operating result

The operating result came to R$1,815.2 million in 2016, a fall of 57.1%, or R$2,413.2 million, over 2015 when it came to R$4,228.4 million. The margin fell from 13.1% in 2015 to 5.4% in 2016. This performance was due mainly to the rise in the cost of products sold.

Net financial expenses

Net financial expenses in 2016 came to R$2,132.7 million, an increase of 27.7%, or R$462.6 million, over 2015 when it came to R$1,670.1 million. The main movements were due to the net interest on loans and financing and financial investments, adjustments to the present value of assets and liabilities, interest and/or restatement on assets and liabilities, taxes, commissions and currency variation.

Income tax and social contribution

In 2016, income tax and social contribution came to an expense of R$49.9 million, an increase of 112.8%, or R$439.4 million, over 2015 when it came to a revenue of R$389.5 million. This represented an effective rate of 15.7% compared with the effective rate in 2015 of 15.2%.

Result from discontinued operations

Due to the sale of the dairy segment to Le Groupe Lactalis, concluded on July 1, 2015, the results of these operations are represented as discontinued operations in the consolidated financial statement of 2015. We had no impact from the discontinued operations in the figures presented for the financial year ended in December 31, 2016.

Net income for the year

In 2016, the total loss came to R$372.4 million, a reduction of 112% over 2015, when the Company had net income of R$3,130.9.

Comparison of the positions of the balance sheet of December 31, 2016 and December 31, 2015

BALANCE SHEETS

Amounts in Thousand of Reais

ASSETS	12.31.16 [1]	2016 AV - %	12.31.15 [1]	2015 AV - %	Variação % 2016 x 2015
CURRENT					
Cash and cash equivalents	6,356,919	14.8%	5,362,890	13.3%	18.5%
Marketable securities	622,285	1.4%	734,711	1.8%	-15.3%
Trade accounts receivable, net	3,085,147	7.2%	3,876,308	9.6%	-20.4%
Notes receivable	148,982	0.3%	303,716	0.8%	-50.9%
Interest on shareholders' equity receivable	7,448	0.0%	21,586	0.1%	-65.5%
Inventories	4,791,640	11.2%	4,032,911	10.0%	18.8%
Biological assets	1,644,939	3.8%	1,329,861	3.3%	23.7%
Recoverable taxes	1,234,795	2.9%	1,231,759	3.0%	0.2%
Assets held to sale	26,126	0.1%	32,448	0.1%	0.0%
Other financial assets	198,015	0.5%	129,387	0.3%	53.0%
Restricted cash	218,251	0.5%	1,346,274	3.3%	-83.8%
Other current assets	559,191	1.3%	778,198	1.9%	-28.1%
Total current assets	**18,893,738**	**44.0%**	**19,180,049**	**47.5%**	**-1.5%**
NON-CURRENT ASSETS					
Marketable securities	527,728	1.2%	456,038	1.1%	15.7%
Trade accounts receivable, net	10,701	0.0%	4,133	0.0%	158.9%
Notes receivable	186,524	0.4%	230,781	0.6%	-19.2%
Recoverable taxes	1,518,582	3.5%	968,705	2.4%	56.8%
Deferred income and social contribution taxes	1,103,146	2.6%	1,255,976	3.1%	-12.2%
Judicial deposits	732,571	1.7%	732,106	1.8%	0.1%
Biological assets	917,345	2.1%	761,022	1.9%	20.5%
Receivables from related parties	-	0.0%	-	0.0%	0.0%
Restricted cash	427,557	1.0%	479,828	1.2%	-10.9%
Other non-current assets	149,569	0.3%	206,821	0.5%	-27.7%
Investments inassociates and join ventures	58,683	0.1%	185,892	0.5%	-68.4%
Property, plan and equipment, net	11,746,238	27.4%	10,915,752	27.0%	7.6%
Intangible	6,672,554	15.5%	5,010,911	12.4%	33.2%
Total non-current assets	**24,051,198**	**56.0%**	**21,207,965**	**52.5%**	**13.4%**
TOTAL ASSETS	**42,944,936**	**100.0%**	**40,388,014**	**100.0%**	**6.3%**

(1)   Information taken from the Consolidated Financial Statements of December 31, 2016 and 2015.

Current assets

The current assets came to R$18,893.7 million on December 31, 2016 and R$19,180.0 million on December 31, 2015, representing a reduction of R$253.9 million, or 1.5%. The current assets represented 44.0% of total assets on December 31, 2016 compared with 47.5% in the previous year.

Cash and cash equivalents

The cash and cash equivalents item showed an increase of R$994.0 million, or 18.5%, rising from R$5,362.9 million on December 31, 2015 to R$6,356.9 million on December 31, 2016. This increase was due mainly to funding of resources through the issue of Agribusiness Receivable Certificates during the financial year ended on December 31, 2016.

Accounts receivable from clients

The accounts receivable from clients came to R$3,085.1 million on December 31,  2016, a fall of R$791.2 million, or 20.4%, over December 31, 2015 when they amounted to R$3,876.3 million. Part of this reduction reflects the fall in sales that occurred during the 2016 financial year.

Inventories

Inventories rose from R$4,032.9 million on December 31, 2015 to R$4,791.6 million on December 31, 2016, expanding by R$758.7 million, or 18.8%. This growth was due to the acquisitions carried out during the 2016 financial year on the external market, which increased the Company’s production capacity as well as the retraction of the Brazilian markets.

Non-current assets

Non-current assets came to R$24,051.2 million on December 31, 2016 and R$21,208.0 million on December 31, 2015, an increase of R$2,843.2 million, or 13.4%. This growth was due mainly to the fixed and intangible assets item that represented 87.7% of the variation in the period.

Fixed Assets

The fixed assets item rose by R$830.5 million, or 7.6%, from R$10,915.8 million on December 31, 2015 to R$11,746.2 million on December 31, 2016. The increase was due mainly to goodwill arising from the business combinations in the foreign market that occurred during the financial year ended on December 31, 2016.

Intangible Assets

The intangible assets item rose by R$1,661.6 million, or 33.2%, from R$5,010.9 million on December 31, 2015 to R$6,672.6 million on December 31, 2016. The increase was due mainly to goodwill arising from business combinations on the foreign market that occurred during the financial year ended on December 31, 2016.

(1)      (1)       Information taken from the Consolidated Financial Statements of December 31, 2016 and 2015.

Current liabilities

The current liabilities came to R$12,640.4 million on December 31, 2016 and R$11,621.1 million on December 31, 2015, an increase of R$1,019.3 million or 8.8%. This was related mainly to the balance of suppliers and drawee risk. The share of the current liabilities of total liabilities was 29.4% on December 31, 2016 and 28.8% in the previous year.

Suppliers

The suppliers item came to R$5,839.8 million on December 31, 2016 compared with R$4,745.0 million on December 31, 2015, an increase of 23.1%, or R$1,094.8 million. This variation was due mainly to the Company’s strategy of expanding the periods for payment to its suppliers from 96 days in 2015 to 99 days in 2016.

Suppliers drawee risk

The Company carried out drawee risk operations with top financial institutions with the aim of extending the payment periods for the purchase of its raw material, machines and equipment and input from suppliers on the domestic and foreign markets. For the financial year ending December 31, 2016, the suppliers drawee risk item showed a total amount of R$1,335.6 million compared with R$1,174.6 million in the financial year ended on December 31, 2015. This was an increase of R$161.0 million or 13.7% in the comparative period.

The non-current liability came to R$18,085.2 million on December 31, 2016 and R$14,931.0 million on December 31, 2015, an increase of R$3,154.1 million, or 21.1%. This increase was due mainly to the funding of resources registered in the loans and financing item.

Loans and financing (non-current)

The Company’s long-term debts with financial institutions on December 31, 2016 came to R$15,717.4 million and R$12,551.1 million on December 31, 2015, an increase of  R$3,166.3 million, or 25.2%. This was mainly related to two issues of agribusiness receivable certificates in domestic currency, of which: (i) the 1st issue on April 19, 2016, in the total amount of R$1,000.0 million, net of interest, at a cost of 96.50% p.a. of the DI rate, with the principal to mature in a single installment on April 19, 2019 and interest paid every 9 months; and (ii) the 2nd issue on December 16, 2016, of a total amount of R$1,500.0 million, net of interest, in two series with the principal maturing in a single installment on December 16, 2020 for the 1st series and December 18, 2023 for the 2nd series. Moreover, in 2016, the Company contracted a credit line for exports in the form of a credit export note  (“NCE”), in domestic currency for working capital ends, amounting to R$1,800.0 million.  For further information, see item 10.1.f above.

Shareholders´ equity

Shareholders equity on December 31, 2016 came to R$12,219.4 million compared with R$13,835.8 million at the end of the previous year. There was a reduction of R$1,616.5 million, or 11.7%, due mainly to the absorption of the loss in the period through the reserve balance to increase the capital and related to the cancellation of shares in treasury that used the balance of reserve for expansion.

Financial year ended on December 31, 2015 compared with the financial year ended on December 31, 2014

The following table presents the audited financial information for the financial years ended on December 31, 2015 and December 31, 2014:

STATEMENT OF INCOME

Amounts in Thousand of Reais

	12.31.15 [1]	AV % [2] 12.31.15	12.31.14 [1]	AV % [2] 12.31.14	Variação % 2015 x 2014
DISCONTINUED OPERATIONS					
NET SALES	32,196,601	100.0%	29,006,843	100.0%	11.0%
Cost of sales	(22,107,692)	68.7%	(20,497,430)	70.7%	7.9%
GROSS PROFIT	10,088,909	31.3%	8,509,413	29.3%	18.6%
OPERATING EXPENSES					
Sales	(4,805,931)	14.9%	(4,216,500)	14.5%	14.0%
General and administrative	(506,097)	1.6%	(402,054)	1.4%	25.9%
Other operating expenses, net	(444,667)	1.4%	(438,110)	1.5%	1.5%
Income of associates and joint ventures	(103,804)	0.3%	25,570	0.1%	-506.0%
OPERATING INCOME	4,228,410	13.1%	3,478,319	12.0%	21.6%
Financial expenses	(5,025,455)	15.6%	(2,571,454)	8.9%	95.4%
Financial income	3,355,313	10.4%	1,580,756	5.4%	112.3%
INCOME (LOSS) BEFORE TAXES	2,558,268	7.9%	2,487,621	8.6%	2.8%
Current taxes	(17,085)	0.1%	(117,361)	0.4%	-85.4%
Deferred taxes	406,587	1.3%	(235,205)	0.8%	-272.9%
INCOME FROM CONTINUED OPERATIONS	2,947,770	9.2%	2,135,055	7.4%	38.1%
DISCONTINUED OPERATIONS					
INCOME FROM DISCONTINUED OPERATIONS	183,088	0.6%	89,822	0.3%	103.8%
NET PROFIT	3,130,858	9.7%	2,224,877	7.7%	40.7%
Attributable to					
Controlling Shareholders	3,111,170	9.7%	2,225,036	7.7%	39.8%
Non-controlling shareholders	19,688	0.1%	(159)	0.0%	0.0%

(1)   Information taken from the Consolidated Financial Statements of December 31, 2015 and 2014.

(2)   Standing in relation to the net revenues.

Net revenues

The Company´s consolidated net revenues increased by R$3,189.8 million, or 11.0%, from R$29,006.8 million in 2014 to R$32,196.6 million in 2015, due to the improvement in average prices in the period in Brazil and the growth in volume on the other markets.

1.    Brazil – Accumulated net revenues increased by R$613.1 million, or 4.0%, rising from R$15,424.4 million in 2014 to R$16,037.5 million in 2015, driven mainly by the better average prices. At the same time, the return of the Perdigão brand in important categories in July 2015 allowed the Company to have a fuller portfolio of brands.

2.    Europe – Net revenues in 2015 came to R$3,639.6 million, an increase of 17.7% over 2014. This growth was due mainly to the creation of the Invicta Food joint venture, which focused on distributing processed foods in markets such as the UK, Ireland and Scandinavia. Another point worth highlighting as being responsible for the growth in the revenues was the better mix of products and sales channels, combined with the currency depreciation that had positive impact on the average price of our products.

3.    MENA – Net revenues in 2015 came to R$7,097.5 million, an increase of 24.3% over 2014, mainly due to higher average prices in Reais. The advance made in the Company´s direct distribution in the Gulf region, combined with local production, has been helping it to gain a greater share of the return of the supply chain and reduce the volatility of the prices in the region.

4.    Asia – Net revenues in 2015 came to R$3,289.6 million, an increase of 7.1% over 2014. This rise in net revenues was driven by the creation of distribution partnerships in key markets in the region and advances made with governments and clients to serve the consumer market. It is worth highlighting the improvement in the Company´s positioning on the Japanese market and the strengthening of its presence in Southeast Asia.

5.    LATAM - Net revenues in 2015 came to R$2,132.4 million, an increase of 24.9% over 2014. Argentina, the Company´s main market in the Americas, has a solid brand portfolio and local production capacity. In 2015, the Company continued its strategy of consolidating the Argentinian market and moving even closer to the consumer. At the same time, it acquired seven brands of Molinos Rio de la Plata, an Argentinian food company, in November 2015. Furthermore, it is worth noting that the Company speeded up the development of new markets in the Americas in 2015.

Cost of goods sold

In 2015, the cost of goods sold came to R$22,107.7 million, an increase of 7.9%, or R$1,610.3 million over 2014, when it came to R$20,497.4 million. This increase in nominal values was due mainly for the depreciation of the Brazilian currency against the dollar in the prices of grains and components of imported packaging and input. In terms of the NOR (net operating revenues), the representation of the costs of goods sold was 68.7% compared with 70.7% in 2014. This showed an improvement in the gross margin brought about by the dilution of fixed costs over revenues.

Gross income

Gross income in 2015 came to R$10,088.9 million, an increase of 18.6%, or R$1,579.5 million over 2014 when it registered R$8,509.4 million. The variation is in line with the rise in net revenues and reduction in the representation of the costs over the revenues.

Operating expenses

Operating expenses in 2015 were stable, with an increase of 14.0%, or R$693.0 million. In percentage terms, given the Company´s growth, the operating expenses represented 16.5% of the net revenues compared with 15.9% in 2014. These variations were mainly brought about by the increase in selling expenses, higher investments in marketing and trade marketing.

Other net operating expenses

In 2015, the Company had a negative net result in this item equivalent to R$444.7 million, representing an increase of 1.5%, or R$6.6 million over 2014. This was due to a big increase in the line of estimated losses from bad debts from clients on the international market due to the currency variation in the period.

Equity income result

In 2015, the equity income came to a negative R$103.8 million compared with a positive result of R$25.6 million in 2014. This was mainly due to the negative equity income result registered in the period when Minerva S.A. was maintained as an associate in the 2015 fiscal year.

Operating result

The operating result in 2015 came to R$4,228.4 million, an increase of 21.6%, or R$750.1 million, over 2014. The margin rose from 12.0% in 2014 to 13.1% in 2015. This performance arose mainly because of the increase in the gross income that offset the increase in operating expenses and negative impact of the equity income result.

Net financial expenses

In 2015, net financial expenses came to R$1,670.1 million, an increase of 68.6%, or R$679.4 million, over 2014. The main developments were the positive currency variation and investments abroad and currency variation on existing and/or acquired loans and financing during 2015.

Income tax and social contribution

Income tax and social contributions came to a total revenue of R$389.5 million in 2015 a fall of 210.5%, or R$742.1 million, over 2014 when it represented an expense of R$352.6 million. This represented an effective rate of 15.2% compared with 14.2% in 2014.

Result from discontinued operations

Due to the sale of the dairy operation to the Lactalis group, which was completed on July 1, 2015, the results of these operations are presented as discontinued operations in the consolidated financial statements of 2015 and the amount recognized as a gain from the operation was R$212.9 million. The accumulated result of the discontinued operations for the year 2015 was R$183.1 million, an increase of 103.8%, or R$93.3 million, over 2014.

Net income for the year

Net income for the continued operations plus the discontinued operations came to R$3,111.20 million in 2015, an increase of 39.8%, or R$886.1 million, over 2014.

Comparison of the balance sheets on December 31, 2015 and December 31, 2014

BALANCE SHEETS

Amounts in Thousand of Reais

ASSETS	12.31.15 [1]	2015 AV - %	12.31.14 [1]	2014 AV - %	Variação % 2015 x 2014
CURRENT					
Cash and cash equivalents	5,362,890	13.3%	6,006,942	15.8%	-10.7%
Marketable securities	734,711	1.8%	587,480	1.5%	25.1%
Trade accounts receivable, net	3,876,308	9.6%	3,046,871	8.0%	27.2%
Notes receivable	303,716	0.8%	215,067	0.6%	41.2%
Interest on shareholders' equity receivable	21,586	0.1%	10,248	0.0%	110.6%
Inventories	4,032,911	10.0%	2,941,355	7.7%	37.1%
Biological assets	1,329,861	3.3%	1,130,580	3.0%	17.6%
Recoverable taxes	1,231,759	3.0%	1,009,076	2.7%	22.1%
Assets held to sale	32,448	0.1%	1,958,007	5.1%	0.0%
Other financial assets	129,387	0.3%	43,101	0.1%	200.2%
Restricted cash	1,346,274	3.3%	-	0.0%	0.0%
Other current assets	778,198	1.9%	539,518	1.4%	44.2%
Total current assets	**19,180,049**	**47.5%**	**17,488,245**	**45.9%**	**9.7%**
NON-CURRENT ASSETS					
Marketable securities	456,038	1.1%	62,104	0.2%	634.3%
Trade accounts receivable, net	4,133	0.0%	7,706	0.0%	-46.4%
Notes receivable	230,781	0.6%	361,673	1.0%	-36.2%
Recoverable taxes	968,705	2.4%	912,082	2.4%	6.2%
Deferred income and social contribution taxes	1,255,976	3.1%	714,015	1.9%	75.9%
Judicial deposits	732,106	1.8%	615,719	1.6%	18.9%
Biological assets	761,022	1.9%	683,210	1.8%	11.4%
Receivables from related parties	-	0.0%	-	0.0%	0.0%
Restricted cash	479,828	1.2%	115,179	0.3%	316.6%
Other non-current assets	206,821	0.5%	317,387	0.8%	-34.8%
Investments inassociates and join ventures	185,892	0.5%	438,423	1.2%	-57.6%
Property, plan and equipment, net	10,915,752	27.0%	10,059,349	26.4%	8.5%
Intangible	5,010,911	12.4%	4,328,643	11.4%	15.8%
Total non-current assets	**21,207,965**	**52.5%**	**18,615,490**	**48.9%**	**13.9%**
TOTAL ASSETS	**40,388,014**	**100.0%**	**36,103,735**	**100.0%**	**6.2%**

(1)      Information taken from the Consolidated Financial Statements of December 31, 2015 and 2014.

Current assets

The current assets came to R$19,180.0 million on December 31, 2015 and R$17,488.2 million on December 31, 2014, representing an increase of R$1,691.8 million, or 9.7%. The current assets on December 31, 2015, represented 47.5% of total assets compared with 48.4% the previous year.

Cash and cash equivalents

The cash and the cash equivalents item showed a reduction of R$644.0 million, or 10.7%, declining from R$6,006.9 million on December 31, 2014 to R$5,362.9 million on December 31, 2015. This decline came mainly from the higher financial investments in the period and acquisitions carried out on the international market during the comparison period as well as the restricted cash composition due to the sale of the dairy segment.

Accounts receivable from clients

The accounts receivable from clients came to R$3,876.3 million on December 31, 2015, an increase of R$829.4 million, or 27.2%, over December 31, 2014, when it amounted to R$3,046.8 million. A significant part of the increase was due to the currency variation in the period as the dollar was trading on December 31, 2014 at R$2.6562 compared with R$3.9048 on December 31, 2015. At the same time, the Company saw a sales growth in the LATAM and Europe markets.

Inventories

The inventories rose from R$2,941.4 million on December 31, 2014 to R$4,032.9 million in December 31, 2015, an increase of R$1,091.6 million, or 37.1%. This growth was brought about by the acquisitions carried out from the second half of 2014 and during 2015 on the international market that increased the Company´s productive capacity. Another impacting factor was the plant in Abu Dhabi that was opened in November 2014 and is currently operating at full capacity.

Non-current assets

Non-current assets came to R$21,208.0 million on December 31, 2015 and R$18,615.5 million on December 31, 2014, an increase of R$2,592.50 million, or 13.9%. The growth occurred mainly because of the financial investments, taxes on deferred income and restricted cash items.

Financial investments

The financial investments item showed a big rise compared with December 31, 2014, jumping from R$62.1 million to R$456.0 million on December 31, 2015, i.e. an increase of R$393.9 million, or 634.3%. This difference reflects the Company´s strategy of taking advantage of the resources available in a more efficient way.

Tax on deferred income

The tax on the deferred income item rose from R$714.0 million on December 31, 2014 to R$1,256.0 million on December 31, 2015, an increase of R$542.0 million, or 75.9%. This alteration was due mainly to an increase in temporary differences arising from estimated bad debt losses and the difference in the amortization of the fiscal premium versus the accounted.

Restricted cash

The restricted cash rose by R$1,710.9 million, or 1,485.4%, from R$115.2 million on December 31, 2014 to R$1,826.1 million on December 31, 2015, considering the short and long term. The increase was due to the sale of the dairy segment that was concluded on July 1, 2015.

(2)        Information taken from the Consolidated Financial Statements of December 31, 2015 and 2014.

Current liabilities

The current liabilities came to R$11,621.1 million on December 31, 2015 and R$9,569.1 million on December 31, 2014, an increase of R$2,052.0 million, or 21.4%, due mainly to the balance of the suppliers. The participation of the current liabilities of the total liabilities was 28.8% in December 31, 2015 and 26.5% in the previous period.

Suppliers

The suppliers item totaled R$4,745.4 million on December 31, 2015 compared with R$3,522.2 million on December 31, 2014, an increase of 34.7%, or R$1,222.8 million. This variation was due mainly to the Company´s strategy of extending the period of payment to suppliers.

Suppliers drawee risk

The Company carried out drawee risk operations with top financial institutions with the aim of extending the payment periods for the purchase of its raw material, machines and equipment and input from suppliers on the domestic and foreign markets. For the financial year ending December 31, 2015, the suppliers drawee risk item showed a total amount of R$1,174.6 million compared with R$455.1 million in the financial year ended on December 31, 2014. This was an increase of R$719.5 million or 158.1% in the comparison period.

Loans and Financing (current)

The short-term debt, including the current part of the long-term debt with financial institutions, came to R$2,628.2 million on December 31, 2015 compared with R$2,738.9 million on December 31, 2014, a reduction of R$110.7 million, or 4.0%.

Non-current liabilities

Non-current liabilities came to R$14,931.0 million on December 31, 2015 and R$10,844.7 million on December 31, 2014, an increase of R$4,086.3 million, or 37.7%. This increase was due mainly to the raising of resources registered in the loans and financing line and taxes on the deferred income.

Loans and financing (non-current)

Our long-term debt with financial institutions came to R$12,551.1 million on December 31, 2015 and R$8,850.4 million on December 31, 2014, an increase of R$3,700.7 million, or 41.8%. This was related mainly to the offer of senior notes with a maturity of seven years, in the total amount of EUR500.0 million, with the principal to mature on May 3, 2022, to be paid annually from June 3, 2016. Another significant funding that occurred in 2015 was through the issue of agribusiness receivables certificates amounting to R$1,000.0 million, net of interest and with the principal to mature in a single installment on October 1, 2018. For further information, see item 10.1.f above.

Shareholders´ equity

Shareholder´s equity on December 31, 2015 came to R$13,835.8 million compared with R$15,689.9 million at the end of the previous year. There was a reduction of R$1,854.1 million, or 11.8%, due mainly to the share buyback offers carried out during 2015 that created an increase in the balance of the shares held in treasury of R$3,643.1 million.

10.2. The directors should comment on:

The following information presented was evaluated and commented on by the Company Directors:

a.        Company´s operating results, particularly:

i.         Description of any important components of the revenues

The Company generates its revenues mainly from the sale of meat (poultry and pork), processed meat foods, margarines, pasta, frozen pizzas and vegetables.

The products are split as follows:

•  Meat products (fresh):

✓  Whole chickens and frozen chicken cuts;

Pork and beef cuts

•  Processed foods:

✓  Whole chickens and frozen marinated chicken cuts, special birds (sold under the Chester® brand) and turkeys;

✓  Processed products, such as sausages, by-products of ham, mortadella, sausages, salamis, turkey breast and smoked products;

✓  Frozen processed meats, such as hamburgers, steaks, breaded products, kebab-type products and meatballs.

•  Other processed products:

✓  Frozen prepared dishes, such as lasagnas and pizzas, as well as other frozen foods, such as vegetables and pies;

✓  Margarines;

✓  Mayonnaise, mustard and ketchup.

•  Others:

✓  Soy bran and refined soy flour, as well as animal feed.

The following graphs show the Company´s revenues in 2016 divided into products and segments:

ii.        Factors that materially affect the operating results

The results of the Company´s operations, financial condition and liquidity have been and will continue to be influenced by a broad range of factors, including:

•         Economic conditions in Brazil and abroad;

•         The effect of trade barriers and other import restrictions;

•         Concerns regarding avian influenza and other animal diseases;

•         The effect of demand in the export markets on supply in the domestic market, including the effect of actions by the main Brazilian competitors and of temporary increases in supply by producers in other countries;

•         Commodity prices;

•         Exchange rate fluctuations and inflation;

•         Interest rates;

•         Freight costs.

Seasonal factors and volatility which affect the price of raw materials and sales may materially affect the Company´s results.

The Company´s production cost is dependent on the cost and supply of corn and soy bran, soybeans, hogs and cattle for example. The sales prices of the Company products are determined by constantly changing market forces of supply and demand, which may fluctuate significantly, and other external factors over which the Company has little or no control. These other factors include fluctuations in local and global poultry, hog and cattle production levels, changes in environmental regulations, economic conditions, weather, animal and crop diseases and costs linked to exchange rates.

The Company´s industry is also marked by cyclical periods of prices and profitability which vary according to overproduction or underproduction. The Company is unable to offset these risks, in most cases, by entering into long-term contracts with its customers and most suppliers because such contracts are not usual in its sector.

The Company´s financial performance is also affected by domestic and international freight costs which are vulnerable to volatility in the price of oil. The Company may not be successful in dealing with the effects of the seasonal variations and volatility on costs and expenses or the pricing of its products, and, as a result, its overall financial performance may be negatively affected.

Natural disasters, pandemics or extreme weather conditions, including floods, excessive cold or heat, hurricanes or other storms, as well as fires and lack of water could impair the health or even the growth of its livestock or damage the production and processing facilities, disrupt transportation channels or information systems, amongst other issues.

These factors are described in greater detail below:

Brazilian and global economic situation

Brazil currently works with an annual inflation target system. The 2016 target set by the National Monetary Council (CMN) for the Amplified Consumer Price Index (IPCA), announced by the IBGE was 4.5%, with leeway of two percentage higher or lower – in line with the same standard of previous years.

Brazil registered consumer inflation (measured by the IPCA) of 6.29% in 2016 compared with 6.41% and 10.67% in 2014 and 2015, respectively. This better outlook in 2016 meant consumer purchasing power was less affected than in recent years. Moreover, the Central Bank´s monetary policy committee (COPOM) has lowered the Selic rate, which ended the year at 13.75%, at its latest meetings, a move that should improve credit conditions for consumption.

However, the Brazilian job market in the fourth quarter of 2016, showed an unemployment rate of 12%, according to the IBGE´s National Household Sample Survey (PNAD). This was higher than in the previous quarters. Unemployment for 2016 as a whole averaged 11.5% compared with 8.5%.  At the same time, income fell by 2.3% in 2016 after having declined by 0.3% in 2015, reducing the levels of income and dampening any acceleration in consumption. Furthermore, following a number of years of rising consumption, Brazilian consumer confidence in 2016 remained well below the average of the previous five years (105.7), dropping to 73.1 points in December and reaching an average of 72.9 in 2016, according to the Consumer Survey of the FGV.

An appreciation of the Brazilian Real against the US. dollar may lead to an easing in export-driven growth. Financial revenues generated by exports are reduced when translated into Reais during the periods in which the Real appreciates in relation to the U.S. dollar. However, a depreciation of the Brazilian Real against the U.S. dollar can lead to higher exports and revenues, as it did in 2016. The Real depreciated by 4.7% against the dollar in this year, thereby helping to boost the competitiveness of Brazilian exports.

Effects of trade barriers and other restrictions

Global demand for Brazilian poultry and beef products is significantly affected by trade barriers, whether: (i) tariff barriers, or high rates that protect certain markets; and (ii) non-tariff barriers, mainly import quotas, sanitary barriers (which are the most common type of barriers faced by the meat industry) and technical/religious barriers. In addition, some countries use subsidies for production and exports which generally distort international trade and interfere with the Company´s business.

In terms of sanitary requirements, most countries demand specific sanitary agreements so that Brazilian producers can export to them. Moreover, zoonosis outbreaks may result in a ban on imports.

In addition to trade barriers, the economic conditions of a particular market (national or international) may interfere with the demand for all types of poultry, pork and beef, as well as other processed meat products.

The Company continuously monitors trade barriers and other import restrictions in the global poultry, pork and beef markets since these restrictions significantly affect the demand for its products and the levels of exports. These restrictions often change, as illustrated by the following examples:

Trade barriers (classic form and derived from trade defense disputes)

•         The EU (since 2007) and Russia (since 2012) protect their local meat industries by applying import quotas and tariffs (at times prohibitive) on volumes imported outside the set quota.

•         In September 2013, South Africa raised tariffs for imported chicken products from all countries, except the European Union. (A free trade agreement between them sets zero tariffs for poultry products.) The tariffs rose to 82% for whole chicken and 12% for boned cuts and 37% for cuts on the bone.

•         In December 2016, Saudi Arabia raised import tariffs for chicken by-products from 5% to 20%.

Non-tariff barriers

Import quotas

•         In 2005, Brazil obtained a favorable result in a panel against the EU at the WTO regarding the reclassification (and tariff increase) of salted chicken breast exports. In return, the EU introduced quotas on imports of certain tariff codes, especially for salted chicken breast, marinated turkey breast and processed chicken. Brazil was awarded the majority of these quotas in July 2007.

•         Russia uses quotas to control the imports of pork, beef and poultry. As part of the negotiations surrounding its accession to the WTO, Russia made some changes to its quota criteria as of 2013. For chicken imports, Russia defined a quota of 250,000 tons of products on the bone, with no geographical breakdown. The intra-quota tariff is 25% and the extra-quota is 80%. There is also a quota of 70,000 tons of boned cuts, of which 56,000 tons are reserved for the EU. A 400,000 ton quota was set for pork, with a zero tariff on intra-quota volumes and 65% for volumes imported outside the quota. For beef imports, Russia has established a quota of 530,000 tons for all WTO members, of which 60,000 belong to the EU and 3,000 to Costa Rica.

•         In December 2015, Mexico renewed its quota for poultry meat imports of 300,000 tons until 2017.

Sanitary barriers

•         Several important markets (despite progress in trade negotiations) are not yet open to Brazilian meat products due to sanitary barriers. Some examples are the European Union, South Korea and Colombia for pork; and Taiwan and Panama for chicken.

•         Outbreaks of avian influenza have already hit the consumption and exports of chicken to several countries, such as the U.S., China/Hong Kong, Mexico and many EU countries.

Technical barriers

•         In December 2015, the WTO set up a panel at the request of the Brazilian government to investigate the technical barriers to chicken imports by Indonesia.

Effect of Animal Diseases

Avian Influenza (H5N1)

Demand for the Company´s products can be significantly affected by outbreaks of animal diseases like avian influenza. For example, global demand for poultry products decreased in 2006 due to concerns over the spread of avian influenza. Although there had been no reported cases of this disease in Brazil, in 2006, the demand for the Company´s poultry products in its export markets was significantly lower, resulting in lower net sales of these products in its export markets in that period. Although net sales of poultry products on the domestic market increased in 2006, prices decreased due to the oversupply of products that were not exported. Poultry exports, demand, production and global inventories gradually improved in the second half of 2006 and in 2007 and 2008.

However, if significant numbers of new avian influenza cases were to develop in humans, even if they do not occur in any of the Company´s markets, then demand for poultry products inside and outside Brazil would likely be negatively affected and the extent of the effect on the Company´s business cannot be estimated. Even isolated cases of avian influenza in humans could negatively impact business due to the public sensitivity to the disease.

The Brazilian Ministry of Agriculture established a plan for the prevention of outbreaks of avian influenza and Newcastle disease in 2006, requiring the inspection of all the Brazilian states’ sanitary systems. The Company went further and implemented its own regional plan to reduce the transportation of raw materials and finished products across state lines and to allow the isolation of production in any state in which an outbreak of an animal disease may occur.

A number of countries reported outbreaks of avian influenza in 2016. Although Brazil is free of this disease, should any outbreak of avian influenza occur in Brazil, it may be necessary to direct a significant portion of poultry production to cooked products. Even so, demand for the Company´s products would be expected to be negatively affected by any sign of avian influenza in Brazil. Exports will certainly be affected in the short term should there be a case of highly pathogenic avian influenza in Brazil, as the international markets should restrict imports of poultry by-products until the exporting countries proved the situation is under control.

Gripe (H1N1)

In 2009, A(H1N1) influenza spread to many countries. On June 11, 2009, the WHO declared a flu alert level six, signaling a “global pandemic.” Many countries, including Russia and China, prohibited imports of pork from countries reporting a significant number of cases (Mexico, United States and Canada). On August 10, 2010, the WHO terminated the level six influenza pandemic alert and shifted its focus to a post-pandemic period. During this period, localized outbreaks of different magnitudes may show significant levels of A(H1N1) transmission. In China, for example, at least 20 people died of A(H1N1) influenza in 2011.

According to the WHO, between September 2011 and January 2012, A(H1N1) influenza viruses circulated at very low levels in general, with some exceptions in Asia and the Americas. Regional A(H1N1) activity was reported by a few countries in Asia and Central America and there were sporadic human cases reported by the United States.

Any further outbreak of A(H1N1) influenza could lead to the imposition of costly preventive controls on pork imports in the Company´s export markets and could have a negative impact on the consumption of pork in Brazil or those markets. In addition, any future significant outbreak of A(H1N1) influenza in Brazil could lead to pressure to destroy hogs, even if without any apparent link between the influenza cases and pork consumption. Any destruction of the Company´s hogs would result in lower sales of pork, prevent a recovery of costs incurred in raising or purchasing hogs, and result in additional expenses for the disposal of the destroyed hogs. Therefore, any spread of A(H1N1) influenza, or increasing concerns about this disease may have a material and adverse effect on the Company.

Other Animal Diseases

In addition, demand in the Company´s export markets may similarly be influenced by other animal diseases. For example, pork imports from most Brazilian states were banned in Russia from 2005 to 2007 due to cases of foot-and-mouth disease affecting cattle in Mato Grosso do Sul and Paraná states. The Company does not raise hogs in these states but the ban affected Brazilian exports to Russia in general and, at the time, the Company was forced to shift pork production for the Russian market to Rio Grande do Sul. This was the only Brazilian state that was not subject to the ban until Russia suspended restrictions on imports from another eight Brazilian states in December 2007.

More recently, a viral disease called pork and epidemic diarrhea (PED) was diagnosed in North America and Asia. The main clinical signs are enteric symptoms, stunted growth and high mortality. In these places the disease was responsible for a significant reduction in animals in the termination stage and subsequent increasing price due to low supply. No vaccine has been found yet to prevent the disease but management and biosecurity procedures may reduce the impact.

Effect of export market demand on the domestic market

Fluctuations in demand for poultry, pork and beef products in the Company´s export markets often have an effect on the supply and selling prices of those products on the domestic market. This is a result of a decrease in demand in key export markets caused by the imposition of trade barriers, global economic factors, and concerns about animal disease outbreaks, among others. Brazilian exporters generally redirect the products for these markets to the domestic market, increasing the supply of those products internally and often negatively impacting the selling price. In turn, this affects the Company´s net sales on the domestic market.

For example, in 2014, Russia banned imports of pork and poultry from the United States, Canada and Europe, causing an underlying demand for products on the Russian market. This led Brazilian producers to redirect their products to Russia and brought lower supply and higher prices in Brazil. The same occurred in 2015 when China and South Korea banned imports from the United States due to avian flu in the country.

The Company monitors the actions of its domestic competitors since they are also impacted by external market changes and may also redirect their products to the domestic market. In addition, it pays close attention to fluctuations in supply generated by producers in the U.S., the European Union and other regions since increases in production in those markets can lead to a greater supply in other countries.

Freight cost

The cost of transporting the Company´s products throughout its domestic distribution network and to foreign customers is significant and is affected by fluctuations in the price of oil. In 2016, 2015 and 2014, freight costs represented approximately 4.3%, 5.0% and 5.5% of the Company´s net revenues. For its export goods, the Company ships many of its goods CFR (cost and freight) or DDP (delivered duty paid), which requires it to pay for freight and insurance costs. Increases in the price of oil usually increase the freight costs and fluctuations in exchange rates also significantly affect international transportation costs.

For information on the impact of commodity prices and the effects of the variation of the exchange rate, inflation and interest rates on the Company´s revenues, see item 10.2.c below.

b) Variation in revenues attributable to changes in prices, exchange rates, inflation, alteration in volumes and introduction of new products and services

Information on this item appears in item 10.2.c below.

c) Impact of inflation, the variation in the prices of the main inputs and products, the exchange rate and interest rates in the operating and financial result, if relevant

Commodity price

Many of the Company´s raw materials are commodities, the prices of which consistently fluctuate in response to market forces of supply and demand. The Company purchases large quantities of soy bran, soybeans and corn, which it uses mainly to produce all of its own animal feed. For the most part, the commodities purchased are priced in Reais. While input costs are denominated in Reais, the prices of the commodities purchased generally follow international prices and are influenced by exchange rate fluctuations. Purchases of corn, soy bran and soybeans represented approximately 31.8% of the Company´s sales cost in 2016, 26.8% in 2015 and 27.1% in 2014. Although the Company produces most of the hogs it uses for its pork products, it also purchased hogs on the spot market in 2014, 2015 and 2016.

In addition, the selling prices for many of its products, including all its export products, are highly sensitive to the market price of those commodities and fluctuate together with them. In 2016, the average corn price in Brazil was 57.4% higher than the average in 2015 which, in turn, was an average of 11.7% higher than in 2014. Moreover, the corn price in December 2016 was 5.3% higher than in December 2015 which, in turn, was 25.1% higher than in December 2014. The average price of soy bran in Brazil in 2016 was 9.7% higher than in 2015 which, for its part, was 8.2% higher than the average price in 2014. A comparison of December 2016 with December 2015 shows that the price of soy bran in Brazil was 6.3% lower. A comparison of December 2015 with December 2014 shows the soy bran price was 15.3% higher. The average price of soybeans in Brazil in 2016 was 12.8% higher than in 2015. The price in December 2016  was 4.7% lower than in December 2015.The effect of the fall or rise in raw material prices on the Company´s gross margin is higher in the case of products more similar to commodities than those with higher added value.

The Company´s ability to pass on increases in raw material prices in its selling prices is limited by the prevailing prices for the products it sells on its domestic and export markets.

The following graph illustrates the movements in the price of corn in Ponta Grossa in the state of Paraná (a commonly used reference price for corn in Brazil) for the periods indicated, as reported by Safras & Mercados Ltda., a private Brazilian consulting firm.

Wholesale Corn Prices in Ponta Grossa, Paraná State (R$ per 60kg/bag)

Wholesale Soy Bran Prices in Ponta Grossa, PR (R$ per ton)

The Brazilian government´s estimates for the Brazilian corn harvest in 2015-2016 forecast 66.5 million tons, according to a survey published in February 2017 by the National Supply Company (“CONAB”), an agency of the Brazilian Ministry of Agriculture, Livestock and Supply. This estimate represents a decrease of 21.5% in relation to the 84.7 million tons harvested in 2014-2015. Of these 66.5 million tons, 25.8 million tons were from the summer crop and 40.7 million tons for the second crop that was harvested from July to September 2016.

According to a survey released by CONAB in February 2017, the Brazilian government estimates for the Brazilian soybean harvest in 2015-2016 forecast 95.4 million tons. This estimate represents a fall of 0.8% from the soybean harvest in 2014-2015. Total exports of soybeans in the 2015-2016 harvest came to 51.6 million tons, which represented a decrease of 5.0% over the 2014-2015 harvest that registered 54.3 million tons. The volumes of stocks from the 2015-2016 harvest should increase over 2014-2015. CONAB announced that Brazilian stocks amounted to 1.5 million tons compared with 0.9 million tons in the previous harvest.

Effects of the variations in the exchange rate and inflation

The table below shows, for the periods indicated, the fluctuation of the Real against the U.S. dollar, the year-end and average daily exchange rates and Brazilian inflation as measured by the INPC (National Consumer Price Index), IPCA (Amplified Consumer Price Index) and IGP-M (General Market Price Index).

	2016	2015	2014
Appreciation (depreciation) of the Real against the U.S. dollar	16.54%	(47.01%)	(13.39%)
Exchange rate at the end of the period (U.S.$1.00)	R$3.26	R$3.90	R$2.66
Average (daily) exchange rate (U.S.$1.00) (1)	R$3.48	R$3.34	R$2.35
Basic SELIC rate (target) at the end of the period(2)	13.75%	14.25%	11.75%
Inflation(INPC) (3)	6.58%	11.28%	6.23%
Inflation (IPCA) (4)	6.29%	10.67%	6.41%
Inflation (IGP-M) (5)	7.19%	10.54%	3.69%

__________________________

Source: IBGE, Fundação Getúlio Vargas and Brazilian Central Bank.

(1)   The average (daily) exchange rate is the sum of the daily exchange rates based on PTAX 800 Option 5, divided by the number of working days in the period. In line with the Central Bank Announcement Nº 25.940 of June 2, 2014, the PTAX800 transaction was terminated on September 1, 2014 and, from then on, the information provided for this transaction was made available on the Central Bank´s site and the PTAX System.

(2)   The SELIC (Sistema Especial de Liquidação e de Custódia) interest rate is the primary Brazilian reference interest rate.

(3)   The INPC is published by the IBGE, measuring inflation for households with income between one and eight minimum monthly wages in 11 metropolitan areas of Brazil.

(4)   THE IPCA is published by the IBGE, measuring inflation for households with income between one and 40 minimum monthly wages in 11 metropolitan areas of Brazil.

(5)   The IGP-M gives different weightings to consumer prices, wholesale prices and construction prices. The IGPM is published by the Fundação Getúlio Vargas, a private foundation.

The Company´s operating results and financial condition are significantly affected by movements in the exchange rate of the Real against the U.S. dollar, the euro and the pound sterling. Invoices for export products are made primarily in U.S. dollars and in euros and pounds sterling in Europe but the Company reports its operating results in Reais. The appreciation of the Real against these currencies decreases the amounts we receive in Reais and, therefore, the net sales from exports.

The prices of soy bran and soybeans, which are important ingredients of animal feedstock, are closely linked to the U.S. dollar. The price of corn, another important ingredient of the feedstock, is also linked to the U.S. dollar, albeit to a lesser degree than the price of soy bran and soybeans. In addition to soy bran, soybeans and corn, the Company purchases sausage casings, mineral nutrients for feed, packaging and other raw materials, as well as equipment for use in the production facilities, from suppliers located outside Brazil whom it pays in U.S. dollars or other foreign currencies. When the Real depreciates against the U.S. dollar, the cost in Reais of U.S. dollar-linked raw materials and equipment increases and these increases can materially adversely affect the operating results. Although the appreciation of the Real has a positive effect on the Company´s costs because part of them are denominated in U.S. dollars, this reduction does not immediately affect the operating results because of the length of the production cycle for poultry and pork.

The Company had total foreign currency-denominated debt obligations in an aggregate amount of R$7,596.1 million on December 31, 2014, representing 65.5% of its total consolidated debt on that date. On December 31, 2015 its debt obligations in foreign currency were R$11,359.7 million, representing 74.8% of its total consolidated debt on that date. On December 31, 2016, the Company had total foreign currency-denominated debt obligations of R$ 10,318.7 million, representing 54.4% of its total consolidated debt on that date. Although it manages a portion of its exchange rate risk through foreign currency derivative instruments and future cash flows from exports in U.S. dollars and other foreign currencies, the Company´s foreign currency debt obligations are not completely hedged. A sharp depreciation of the Real in relation to the U.S. dollar or other currencies would increase the amount of Reais that would be needed to meet the debt service requirements of the foreign currency-denominated obligations.

Operating and financial conditions have traditionally been affected by inflation in Brazil. Demand for the Company´s products on the domestic market is sensitive to inflation in consumer prices, as reflected in variations in the INPC and IPCA inflation indices and most of the costs and expenses are incurred in Reais. As long-term contracts with suppliers and customers are not usual in the industry and prices are generally negotiated on a monthly or quarterly basis, increases in inflation have a rapid impact on the net sales and costs.

The IGP-M index is generally used as an inflation reference rate in negotiating prices paid to suppliers. In addition, the Company buys electrical energy to run its production facilities through long-term contracts that contain regular inflation adjustments in line with the IGP-M index.

In terms of personnel costs, Brazilian salaries are adjusted only once a year, based on collective agreements between employers’ associations and labor unions. The unions usually use the INPC as a benchmark for their negotiations.

Effects of interest rates

The Company´s financial expenses are affected by movements in Brazilian and foreign interest rates. On December 31, 2014, approximately 14.2% of the total liabilities in terms of debt obligations of R$11,846.7 million were subject to interest based on floating interest rates, either because they were denominated in (or swapped into) Reais and liable to interest based on floating Brazilian interest rates or because they were U.S. dollar-denominated and subject to LIBOR. On December 31, 2015, approximately 23.5% of the Company´s total debt liabilities of R$15,845.9 million was subject to interest based on floating interest rates, which, either because they were denominated in (or swapped into) Reais and liable to interest based on Brazilian floating interest rates or because they were U.S. dollar-denominated were subject to LIBOR. On December 31, 2016, approximately 28.7% of the Company´s total liabilities from debt obligations of R$19,492.0 million was subject to interest based on floating interest rates, either because they were denominated in (or swapped into) Reais and liable to interest based on Brazilian floating interest rates or because they were U.S. dollar-denominated and subject to LIBOR.

On these dates, the exposure of the Company´s primary rate was based on the six-month LIBOR rate for U.S. dollar-denominated debt. The two main Brazilian interest rates that apply to the Company´s debt are the TJLP, which applies to long-term debt from the BNDES, and the CDI rate, which applies to currency swaps and some of its other long-term debt, such as the CRA.

The table below shows the average interest rates to which we were exposed in the following years:

	Average interest rate for the year ended in December, 31
	2016	2015	2014
	(%)
TJLP	7.5	6.3	5.0
CDI	14.1	13.4	10.8
LIBOR six-month rate	1.06	0.49	0.33

10.3. Events with relevant effects, occurred and expected, in the financial statements

The following information was evaluated and commented on by the Company´s Board of Directors:

a)      Introduction or sale in the operating segment

On July 1, 2015, the Company completed the sale of its productive units in the dairy operating segment to Lactalis. This included: (i) the plants at Bom Conselho (PE), Carambeí (PR), Ravena (MG), Concórdia (SC), Teutônia (RS), Itumbiara (GO), Terenos (MS), Ijuí (RS), Três de Maio I (RS), Três de Maio II (RS) and Santa Rosa (RS), and (ii) the respective assets and trademarks (Batavo, Elegê, Cotochés, Santa Rosa and DoBon) of this segment (“Transaction”).

The amount of the Transaction was set in American dollars (“USD”) in the sales contract signed on December 5, 2014, in the sum of US$697.8 million, which was received on July 1, 2015.

The fixing the value of the transaction in USD and, considering that the operating currency of the Company and the buyer were different from USD, an embedded derivative was recognized within the terms of CPC 38, approved by Brazilian Securities and Exchange Commission (CVM) Decision Nº 604/09. The gain in deciding the fair value of the embedded derivative, to the date of the conclusion of the transaction, in the amount of R$194.1 million was recognized in the financial result.

The total gain of the operation was R$212.9 million, which refers to the difference between the net revenues of the embedded derivative and the cost of the assets of the discontinued operations.

The calculated gain in the write-off of the assets is presented as follows:

(1)                       Price adjustment according to the contract between the parties referring to the working capital and net debt on the date of the transaction.

b)        constitution, acquisition or sale of equity stake

The Company has carried out the following constitutions, acquisitions or sales of equity stakes over the last three financial years:

➢ Federal Foods LLC: The Company owns 49% of its shareholders´ equity, as allowed by Federal Law Nº 8/1984, prevailing in the United Arab Emirates and foreseen in the shareholders’ agreement. On April 9, 2014, the Company announced the conclusion of the purchase of 100% of the economic rights of this company, which has the import and sale of products as its main activity.

➢ BRF Foods GmbH: On February 21, 2014, the Company constituted the referred wholly-owned subsidiary, which has processing, importing and selling products as its main activity.

➢ PR-SAD Administração de Bem Próprio S.A.: On March 14, 2014, the Company acquired an equity stake of 33.33% of the company, which has real estate management as its main activity.

➢ Sadia U.K. Ltd.: On March 12, 2014, the wholly-owned subsidiary, which had the import and sale of products as its main activity, was terminated.

➢ Rising Star Food Company Ltd.: On April 30, 2014, BRF GmbH sold 50% of its equity stake held in this company, which had the manufacturing, import and sale of products to Dah Chong Hong Limited as its main activity.

➢ Avex S.A.: On June 26, 2014, Sadia Alimentos S.A. sold 5.0% of the shares in this company, the main activity of which is the manufacturing and sale of products to Sadia Uruguai S.A.

➢ Sino dos Alpes Alimentos Ltda.: On June 27, 2014, PSA Laboratório Veterinário Ltda. sold a quota to VIP S.A. Empreendimentos Participações Imobiliárias. The main activity of Sino dos Alpes is the manufacturing and sale of products.

➢ Al Khan Foodstuff LLC: On July 3, 2014, the Company acquired an equity stake of 40.0% in this company, the main activity of which is the import and sale/distribution of products. On June 30, 2016, the Company acquired an equity stake of 30%, giving it 70% of the company´s shares, as allowed by the prevailing Federal Law in the Sultanate of Oman. As stated in the shareholders´ agreement, the Company owns 99% of the economic rights.

➢ Mato Grosso Bovinos S.A.: On October 1, 2014, the Company sold an equity stake it held in this company, which is a holding company for Minerva S.A.

Minerva S.A.

➢  On October 1, 2014, the Company acquired an equity stake in this company, due to the above-mentioned swap. Minerva´s main activity is the manufacturing and sale of products.

➢ Elebat Alimentos S.A.: On October 15, 2014, the Company constituted this wholly- owned subsidiary.

➢ BRF Al Yasra Food K.S.C.C.: On November 21, 2014, the Company acquired  an equity stake of 75%in this company, the main activity of which is the import and sale/distribution of products.

➢ PSA Laboratório Veterinário Ltda.: On December 1, 2014, there was a corporate restructuring due to the termination of the wholly-owned subsidiary Perdigão Trading S.A.

➢ Perdigão Trading S.A.: On December 1, 2014, the Company approved the termination of the wholly-owned company which was a holding company.

➢ Avipal S.A. Construtora e Incorporadora: On December 31, 2014, the termination took place of the wholly-owned subsidiary which had as its main activity construction and real estate sales.

➢ Elebat Alimentos S.A.: On July 1, 2015, the Company sold this company as part of the elimination of the dairy division.

➢ Sadia International Ltd: On April 8, 2015, the Company increased its equity stake in this company through a capital increase.

➢ Sadia Uruguay S.A.: On April 17, 2015, there was a sale of the equity stake and an increase in the equity stake through a capital increase.

➢ SATS BRF Food Pte Ltd: On April 16, 2015, the Company signed with Singapore Food Industries Pte. Ltd. (“SFI”) the documents needed to create a joint venture in Singapore and to acquire 49% of the shares of a new company to be formed by SFI to be called SATS BRF Food Pte. Ltd. On June 2, 2015, the Company concluded the acquisition of this equity stake.

➢ BRF Invicta Ltd.: On April 22, 2015, the Company concluded the transaction with Invicta Food Group Limited to establish a new company, BRF Invicta Ltd., that has as its main aim the distribution of processed food in the UK, Ireland and Scandinavia. This took the Company´s stake of the capital stock of this company to 62%.

➢ BRF Shanghai Management Consult Co. Ltd.: On April 30, 2015, there was an increase in the equity stake through a capital increase.

➢ Elebat Alimentos S.A.: On July 1, 2015, the Company concluded the sale of its dairy operating segment to Lactalis, through the sale of 100% of the shares issued by Elebat Alimentos S.A., a wholly-owned subsidiary of the Company in which the rights and obligations for the dairy operations segment were constituted.

➢ Grupo GFS: On January 26, 2016, the Company acquired an equity stake of 48.52% in Golden Foods Poultry Limited and 48.16% of the shares of Golden Poultry Siam Limited. As stated in the shareholders´ agreement, the Company holds a substantial part of the economic rights of these companies. Moreover, on January 26, 2016, it also acquired 100% of the equity of Golden Foods Sales (Europe) Limited and Golden Foods Siam Europe Limited.

➢ Universal Meats: On February 1, 2016, the Company acquired 100% of the equity of Universal Meats (UK) Ltd.

➢ Compañía Paraguaya Comercial S.A.: On February 25, 2016, the Company acquired 100% of the equity of Compañía Paraguaya Comercial S.A.

➢ K&S Alimentos S.A.: On March 18, 2016, the Company became the owner of 100% of the equity of K&S Alimentos S.A.

➢ Eclipse Holding Cöoperatief U.A. and its subsidiaries: On April 13, 2016, the Company acquired an equity stake of 50% in Eclipse Holding Cöoperatief U.A. and its subsidiaries.

➢ Alimentos Calchaquí Productos 7 S.A.: On May 10, 2016, the Company acquired 100% of the equity of Alimentos Calchaquí Productos 7 S.A.

➢ BRF Malaysia Sdn Bhd: On June 10, 2016, the Company constituted BRF Malaysia Sdn Bhd with an equity stake of 100%.

➢ SHB Comércio e Indústria de Alimentos S.A.: On September 1, 2016, the Company constituted SHB Comércio e Indústria de Alimentos S.A.

➢ BRF Austria GmbH: On September 2, 2016, the Company acquired 100% of the equity of SALEM Beteiligungsverwaltung Siebenundsiebzigste.

➢ BRF Global Namibia: On September 22, 2016, the Company acquired 100% of the equity of Gazania Investments Three Hundred and Thirty Three (Pty) Ltd.

➢ FFM Further Processing Sdn Bhdl: On October 4, 2016, the Company acquired the equity of FFM Further Processing Sdn Bhdl.

➢ BRF Luxemburgo Sarl: On October 28, 2016, the Company constituted BRF Luxemburgo Sarl.

➢ Campo Austral S.A.: On November 1, 2016, the Company spun off the following five companies: Alimentos Calchaqui Productos 7 S.A., Cabaña San Néstor S.A., Eporpam S.A., Industria Frigorifico Expork S.A., Híbridos Argentinos S.A., Porcinos Cordobeces S.A. and Degesa Argentina S.A.

c)         Unusual events or operations

Not applicable.

10.4. Directors should comment on:

a. significant changes in accounting practices

In the fiscal years ending on December 31, 2016 and December 31, 2015, there were no significant changes in the accounting practices issued by the Brazilian Securities and Exchange Commission (“CVM”) and the statements and interpretations of the Accounting Announcements Committee (“CPC”), which converge with the (“IFRS”) International Accounting Laws issued by the International Accounting Standards Board (“IASB”).

b. significant effects of the alterations in the accounting practices

The Company´s Directors believe that there were no alterations in the accounting practices that had significant effects on the financial statements for the fiscal years ended on December 31, 2016 and December 31, 2015.

c. reservations and points raised in the auditor´s  report

There were no reservations in the reports of the Company´s independent auditor´s report in any of the three last financial years.

10.5. The directors should indicate and comment on the critical accounting policies adopted by the Company, mentioning, in particular, accounting estimates made by the management on uncertain and relevant questions to describe the financial situation and the results that require subjective or complicated decisions, such as: provisions, contingencies, recognition of revenues, tax credits, long-term assets, working life of non-current assets, pension plan, adjustments in conversion into foreign currency, costs of environmental recovery, criteria for testing the recovery of assets and financial instruments.

The preparation process of the Company´s financial statements requires management to make estimates and critical accounting assumptions. The management evaluates its estimates and judgments on an ongoing basis and bases its estimates and judgments on historical experience and on various other factors that it believes to be reasonable under the circumstances. The actual results may differ from these estimates under different assumptions or conditions.

The Company management believes the critical accounting policies adopted, summarized below, adequately reflect the conditions of its business.

a)   Revenue Recognition and Sales Returns: The Company recognizes revenues according to the accrual basis of accounting when: (i) the sales amount is measurable in a reliable way and the Company has no more control over the goods sold or any other responsibility related to this merchandise; (ii) the costs incurred or to incur from the transaction may be measured reliably; (iii) it is likely that the economic benefits will be received by the Company; and (iv) the risks and benefits were entirely transferred to the buyer.

During the holiday season at the end of the year, when volumes of some of products increase, the Company offers certain large customers the possibility of returning products they are unable to sell. The Company monitors these product returns and records a provision for the estimated amount of such future returns, based on historical experience and any notification received of pending returns. While BRF believes it makes reliable estimates for these matters, fluctuations in demand could cause the estimates and actual amounts to differ and could have a negative effect on the net sales in future periods.

b)   Estimated Losses from Bad Debts: The Company estimates losses for bad debts arising from the inability of its customers to make required payments. In cases of default, efforts are made to obtain the amount owed, including through direct contacts with the clients and through third parties. Should these efforts be insufficient, legal action is considered and the amount reclassified as a non-current liability, with an estimated loss registered as bad debt against the selling expenses in the balance sheet. The amounts are written off against the provision as the management believes they are no longer recoverable after taking all the measures necessary to receive them.

c)   Business Combinations: These are accounted using the acquisition method. The cost of an acquisition is measured by the sum of the amount transferred, evaluated on the fair value on the acquisition date, and the share of any non-controlling interests in the acquired asset. For each business combination, the acquirer should recognize any non-controlling interest in the acquired asset either at fair value or at the non-controlling interest’s proportionate share of the acquired company´s net assets. Costs directly attributable to the acquisition must be accounted for as an expense when incurred.

When acquiring a business, the Management evaluates the assets acquired and the liabilities assumed in order to classify and allocate them according to the terms of the agreement, economic circumstances and the conditions on the acquisition date.

Initially, the premium is measured as the excess of the amount transferred over the fair value of the net assets acquired (net assets identified and liabilities assumed).

Following the initial recognition, the premium is measured by the cost, deducted from any losses accumulated from the recoverable amount. In order to test the amount recovered, the premium is allocated to each of the Company´s cash generating units.

d)      Depreciation, Depletion, Amortization and Impairment: The Company recognizes expenses related to the depreciation of its goods, plant and equipment, the depletion of its forests and the amortization of software, patents, relationships with suppliers and loyalty of its contracted small farmers. The rates of depreciation, depletion and amortization are based on the Company´s estimates of the working lives of the assets over the periods during which these assets can be expected to provide benefits to it. In addition, it monitors the use of its property, plant and equipment and intangible goods to determine whether any impairment of those assets should be recorded. Intangible goods with an undefined working life are not amortized but tested annually in relation to the losses from the reduction in the impairment, individually or at the cash generating unit. The determination of such impairment involves judgments and estimates as to whether the asset is providing an adequate return in relation to its book value. While the Company believes that it makes reliable estimates for these matters, the uncertainty inherent to this estimate could lead to results requiring a significant adjustment to the carrying amount of the assets in future periods.

e)      Contingencies: The provisions are established when the Company has a present obligation, formalized or not, as a result of a past event, and it is likely that an outflow of resources will be required to settle the obligation and its amount can be reliably estimated.

The Company is a party to several pending judicial and administrative proceedings. The assessment of the likelihood of an unfavorable outcome in these proceedings includes the analysis of the evidence available, the hierarchy of the applicable laws, available former court decisions, the most recent court decisions and their importance to the Brazilian legal system, as well as the opinions of external lawyers. The provisions are reviewed and adjusted to reflect changes in the circumstances, such as the applicable statute of limitation, conclusions of tax inspections or additional exposures identified based on new claims or court decisions.

The contingent liabilities recognized in the business combinations are initially measured at fair value and subsequently measured at the higher value between:

•         the amount that would be recognized in accordance with the accounting policy for the provisions described above (CVM Decision Nº 594/09); or

•         the amount initially recognized less, if appropriate, the cumulative amortization recognized in accordance with recognition of receipt policy (CVM Decision Nº 692/12).

f)       Inventories: These are evaluated at the average acquisition or formation cost and below the market value. The cost of finished products includes acquired raw materials, labor, production, transport and storage, which are related to all the processes needed to make the products ready for sale. Provisions for obsolescence, adjustments to net realizable value, impaired items and slow-moving inventories are recorded when necessary. Usual production losses are an integral part of the production cost of the respective month, whereas unusual losses, if any, are recorded as other operating expense.

d)   Income Tax and Social Contribution: in Brazil, these include income tax (“IRPJ”) and the social contribution on profits (“CSLL”), which are calculated on a monthly basis on the taxable income, after compensation for tax losses and negative social contribution base, limited to 30% of the real profit, taxed at a rate of 15% plus an additional 10% for the IRPJ and 9% for the CSLL.

The results recorded in the subsidiaries abroad are subject to taxation in the countries where they are based, in line with the local rates and norms. In Brazil, these results are taxed under Law Nº 12.973/14, while respecting the treaties Brazil has signed to avoid double taxation.

Deferred taxes represent credits and debits on IRPJ and CSLL tax losses, as well as temporary differences between the tax basis and the carrying amount. Deferred income tax and social contribution assets and liabilities are classified as non-current, as required by CVM Decision Nº 676/11. When the Company’s internal analysis indicates that the future realization of these credits is unlikely, a provision for losses is recorded.

The deferred tax assets and liabilities are offset if a legally enforceable right exists to set off current tax assets against current tax liabilities and they relate to income taxes levied by the same tax authority on the same taxable entity.

The deferred tax assets and liabilities must be measured by rates that are expected to be applicable for the period when the assets are realized and liabilities settled, based on the rates (and tax regulation) that are in force on the date of the balance sheet.

g)      Financial Instruments: The financial assets and liabilities are recorded on the date when they are delivered to the Company (settlement date) and classified according to the aims for which they were acquired or contracted into the following categories: marketable securities, loans, receivables, derivatives and others.

•        Marketable Securities: These are financial assets that consist of public and private fixed-income securities, classified and recorded based on the purpose for which they were acquired, as follows:

o   Trading securities — if the financial assets were purchased for the purpose of sale or repurchase in the short term, they are initially recorded at fair value and their variations are recorded directly in the statement of income within the year as financial income or expenses;

o   Held to maturity — if the Company has the intent and financial ability to hold the financial assets to maturity, the investments are recorded at amortized cost. Interest, monetary and exchange rate variations are recognized in the statement of income, when incurred, as financial income or expenses; and;

o   Available for sale: these include all financial assets that do not qualify in the other two categories above. They are initially measured at fair value and changes in fair value are recorded to shareholders’ equity, within other comprehensive income while the asset is not realized, net of tax. Interest, inflation adjustments and exchange rate variations, when applicable, are recognized in the statement of income, when incurred, as financial income or expenses.

Derivative Instruments Measured at Fair Value: These are instruments actively traded on organized markets and fair value is determined based on the amounts quoted on an active market at the balance sheet date. These financial instruments are designated at initial recognition, classified as other financial assets and/or liabilities, with a corresponding entry in the statement of income within financial income or expenses or cash flow hedge, a component of other comprehensive income, net of taxes.

•         Hedge Operations: The Company uses derivative and non-derivative financial instruments to hedge the exposure to exchange rate and interest variations or to modify the characteristics of financial assets and liabilities and highly probable transactions, which are: (i) highly correlated to changes in the market value of the item being hedged, both at the beginning and throughout the term of the contract (effectiveness between 80% and 125%); (ii) supported by documents that identify the transaction, the hedged risk, the risk management process and the methodology used to assess effectiveness; and (iii) considered effective in the reduction of the risk associated with the hedged exposure. These transactions are accounted for in accordance with CVM Decision Nº 604/09, that permits the protection accounting methodology (“hedge accounting”) with measurement effect of fair value in equity and its realization in income for the relevant heading.

h)      Functional currency: The financial statements of every wholly-owned subsidiary included in the consolidation are prepared using the currency of the main economic system where it operates. The financial statements of the wholly-owned subsidiaries abroad are converted into Reais, using the following criteria:

Functional currency – Bath, Kuwait Dinar, Dirham, Singapore Dollar, Euro, Hungarian Forint, Yen, Pound Sterling, Naira, Argentinean Peso, Chilean Peso, Uruguayan Peso, South African Rand, Chinese Renminbi, Saudi Arabian Riyal, Qatar Riyal, Oman Riyal, Malaysian Ringgit, Russian Ruble, South Korean Won.

Assets and liabilities are converted at the exchange rate in effect at year-end;

• Statement of income accounts are converted based on the monthly average rate; and;

• The cumulative effects of gains or losses in the conversion are registered directly in the shareholders´ equity.

Functional currency – Real:

• Non-monetary assets and liabilities are converted at the historical rate of the transaction;

• Monetary assets and liabilities are converted at the exchange rate in effect at year-end;

• Statement of income accounts are converted based on monthly average rate; and

• The cumulative effects of gains or losses in the conversion are directly recognized in the statement of income.

The goodwill from the expectation of future profitability occurs from the combination of the business of the company abroad and is denominated in its functional currency and converted by the exchange rate into the currency of the parent company´s presentation. The accounting practices were used in a standard form in all the consolidated companies, consistent with those used in the parent company.

10.6. The directors should describe significant items not shown in the Company´s financial statements, indicating:

a. the assets and liabilities held by the Company, directly or indirectly, which do not appear on its balance sheet, i.e. the off-balance sheet items, such as:

i. operating commercial leasing, assets and liabilities;

ii. receivables portfolios written off over which the entity has risks and responsibilities, announcing the respective liabilities;

iii. agreements for future purchase and sale of products or services

iv. unfinished construction agreements

v. agreements for future financing receipts

b. other items not shown in the financial statements

All the operations which could be classified as off-balance sheet were properly disclosed in the Company´s financial statements, including: leasing and purchase commitments. The Company has no knowledge of any other operations with these characteristics other than those already disclosed. The information disclosed in the consolidated financial statements related to these items is as follows:

1)   Marketable Securities

On December 31, 2016, of the total of marketable securities, R$74.1 million (R$99.3 million on December 31, 2015) were pledged as collateral for futures contract operations in US dollars and live cattle, traded on the BM&FBOVESPA S.A. - Bolsa de Valores, Mercadorias e Futuros.

2)   Inventories

On December 31, 2016, no more balances of inventories were pledged as collateral for rural credit.

3)    Property, plant and equipment

On December 31, 2016, the Company had no commitments assumed related to the acquisition and/or construction of property, plant and equipment items.

The property, plant and equipment items that were pledged as collateral for transactions of different natures are presented below:

(R$´000)

The Company is not allowed to assign these assets as security for other transactions or to sell them.

4)   Loans and Financing

The guarantees linked to the loans and financing are as follows:

(R$´000)

The Company is the guarantor of a loan obtained by the Instituto Sadia de Sustentabilidade from the BNDES. The loan was obtained to allow the implementation of biodigesters in the farms of the producers who take part in the Company´s integration system and are aimed at reducing greenhouse gas emissions. The value of these guarantees on December 31, 2016 came to a total of R$28.4 million (R$39.1 million on December 31, 2015).

The Company is the guarantor of loans related to a special program aimed at the regional development of producers in the central region of Brazil. These loans are used by the producers to improve the conditions of the farms and will be paid back by in 10 years, with the land and equipment acquired through this program used as collateral. The guarantee as of December 31, 2016 totaled R$138.5 million (R$208.8 million on December 31, 2015).

On December 31, 2016, contracted bank guarantees totaled R$1,934.5 million (R$2,086.6 million on December 31, 2015) provided mainly for legal cases on the use of tax credits. These guarantees have an average financial cost of 0.90% p.a. (0.91% p.a. on December 31, 2015).

5)   Commitments

In the normal course of the business, the Company enters into agreements with third parties mainly related to the purchase of raw materials, such as corn and soy bran, where the agreed prices can be fixed. The Company also enters into other agreements, such as electricity and packaging, amongst others, to supply its manufacturing activities. The firm buying commitments are shown below:

(R$´000)

5)   Leasing

The Company is the lessee in a number of contracts. The minimum future payments of non-cancellable operating lease, for each of the following years, are presented below:

(R$´000)

On December 31, 2016, the payments of the operating leases recognized as an expense in the year came to R$174.8 million for the parent company  and R$ 308.3 million in consolidated terms (R$ 211.7 million for the parent company and R$296.0 million in consolidated terms on December 31, 2015).

6)    “Built to suit” contract

The Company signed a “built to suit” model contract in which the building will be constructed by a third party. The contract will have a lifespan of 15 years that will begin only after the signature of the terms of acceptance and the start of paying the lease. Should the Company fail to comply with the obligations it has assumed, it will be subject to the payment of penalties and/or the amounts of the leases that are due to  expire, in line with the clauses of each contract.

The estimates of the future payments relative to these contracts are shown below:

(R$´000)

10.7. The directors should comments on each of the items not shown in the financial statements mentioned in item 10.6, stating:

a. how these items change or may change the revenues, expenses, operating result, financial expenses or other items of the Company´s financial statements;

b. nature and purpose of the operation;

c. nature and amount of the liabilities assumed and the rights generated in favor of the Company as a result of the operation.

The Company management does not expect any significant effects from the operations described in item 10.6 of this Reference Form and not shown in the financial statement which may change the revenues, expenses, the operational result, financial expenses or other items of the Company’s financial information.

For a description of the nature of each operation, as well as the amount of the obligations assumed and rights created in favor of the Company as a result of operations not shown in the financial statement, see item 10.6 above of this Reference Form.

10.8. The directors should indicate and comment on the main elements of the Company's business plan, describing the following topics in particular

a)   investments, including:

i.             Quantitative and qualitative description of ongoing investments and expected investments

The following table shows the Company´s capital expenditure over the last three financial years and does not include combinations, other acquisitions of businesses or investments in matrixes:

Investments	2016	2015	2014
R$ Million
Expansion and enhancement of production lines	686.2	495.0	292.8
UAE Facility	7.7	51.8	236.9
Other Expansion Investments	678.5	443.1	55.9
Productivity investments	348.4	435.1	267.8
Automation	115	257.6	124.9
Other productivity investments	233.4	177.6	142.9
Other capital expenditures	481.6	554.8	387.5
Sub-total capital expenditures	1,516.2	1,485.0	948.1
Biological assets	784.2	598.9	517.5
Acquisitions and others	3,111.5	376.9	514.4
Leasing	85.5	21.3	67.8
Total	5,460.1	2,482.0	2,047.8

2016

Investments in 2016 are in line with previous years and represent higher amounts invested in increasing capacity, improving yield, cutting costs, automating processes, enhancing the level of services and working conditions for employees. The Company has also strengthened its commitment to the efficient use of capital with the aim of creating value for our shareholders and meeting our strategic plan.

2015

The investments carried out by the Company in 2015 came to R$2,482.0 million, an increase of 21% over 2014. Of this amount, R$1,485.0 million was directed at efficiency, growth and support, R$598.9 million was used for biological assets and R$376.9 million for acquisitions and other investments, and R$21.3 million for leasing.

Highlights among the main projects of the year were the Operating Footprint and Automation that will continue to be the focus and highlight of the Company´s investments in the coming two years.

2014

The Company´s investments in 2014 came to R$2,047.8 million, an increase of 7% over 2013. Of this amount, R$948.1 million was directed at investments in growth, productivity and other capital expenses, R$517.5 million was invested in biological assets, R$514.4 million for acquisitions and others and R$ 67.8 million for leasing.

In 2014, the Company cut its investments in increasing capacity. On the other hand, it increased the amount invested in improving the yield, reducing costs, automating processes and level of service, along with the working conditions for employees, improving the focus on meeting the regulatory standards. It also reinforced the focus on the efficiency of the capital employed to create value for the shareholder and be aligned with the strategic plan.

The main capital expenditure in 2016 is outlined below:

Demand. Despite the fall in growth in Brazilian demand in 2016, in response to the country´s weak economic performance, there should be an upturn in demand in the coming years. As a result, BRF has invested in projects that will allow it to accompany the rising demand in the following years. With this in mind, investments were made in the plants at Toledo, Uberlândia and Lucas do Rio Verde, totaling R$ 90.6 million.

Automation. In 2016, BRF invested around R$ 115 million in the automation of the Company´s processes with the focus on increasing efficiency and productivity, as well as reducing production costs. Investments in 2016 directed at the deboning of chicken thighs continued and created significant cuts in costs, enhancing the ergonomic conditions in the plants and raising the quality of the products.

Logistics Management. The Company invested R$ 53.4 in the Distribution Center at Vitória de Santo Antão, located in Pernambuco state, in order to improve the service to all the states in Brazil´s Northeast, along with some states in the North region.

International Expansion Project. The Company is developing a long-term international expansion project. It opened a processed products plant in the United Arab Emirates with production capacity of 70,000 tons/year in 2014. This represented a total investment of US$160.0 million. Investments were made in Argentina in 2016, such as the hamburger plant in San Jorge and at Rio Cuarto (R$ 17.9 million and R$ 101.5 million, respectively).

2017

The Company expects to concentrate its spending in 2017 on projects that are currently underway, as well as those related to the development of new products and technologies and other investments related to plant efficiency and logistics. In line with the Company´s commitment to use the capital invested more efficiently, it will also be analyzing opportunities for divesting (such as installations that are not used), allowing it to increase its focus on core business and create a greater return for the shareholders.

ii. sources of financing the investments

The Company has resources from its operating cash generation, as well as credit lines with financial institutions in Brazil and abroad.

iii. relevant ongoing divestments and foreseen divestments

On December 5, 2014, the Company agreed with Lactalis to sell its dairy segment which included (i) the plants at Bom Conselho (PE), Carambeí (PR), Ravena (MG), Concórdia (SC), Teutônia (RS), Itumbiara (GO), Terenos (MS), Ijuí (RS), Três de Maio I (RS), Três de Maio II (RS) and Santa Rosa (RS), and (ii) the respective assets and following brands Batavo, Elegê, Cotochés, Santa Rosa and DoBon dedicated to the division (“Transaction”). The conclusion of the Transaction occurred on July 1, 2015, at a value of R$2.1 billion.

The Company also announced to the market on April 30, 2014 that had ended the joint venture with Dah Chong Hong by common agreement and amicably. The discontinuation of the operation involved the amount of U$460,000 in payment for the joint venture. Both companies will maintain a trade partnership that is not exclusive in the region with focus on the Hong Kong and Macau markets.

In 2016, the Company carried out the disinvestment of the Distribution Center in Embu das Artes, São Paulo, as part of its decision to analyze the logistics network.

b) If disclosed, indicate the acquisition of plants, equipment, patents or other assets that may materially affect the Company's production capacity

There were no acquisitions of plants, equipment, patents or other assets besides those described in the above item that could materially affect the Company´s productive capacity.

c) new products and services, indicating:

i. description of ongoing research that has been disclosed

In 2015, 307 new products were launched and made available to consumers, of which 168 were launched on the domestic market and 139 on the international market. Among the launches on the international market, 4 were in the Asian region, 80 in Europe, 47 in the Latam region and 8 in the MEA region.

The Research, Development and Innovation (R&D&I) activities include the agricultural research and innovation and the research and development of products and processes. The team involved in the Research and Development of Meat Products is located in Jundiaí, in upstate São Paulo, where the BRF Innovation Center (BIC) is situated.

The agricultural R&D&I area aims to ensure the international competitiveness of the Company by the continuous introduction of new technologies at the right time, ultimately reducing production costs, improving product quality and the service requirements of customers and consumers. To do so, the Company has a qualified and experienced team of specialists, a large physical experimental and laboratory structure and uses a structured kind of production system to create knowledge and establish partnerships with a number of universities, government research institutions and innovative private companies. The Company uses various kinds of incentives to research made available by government research bodies.

The agricultural R&D&I area currently has researchers dedicated to innovation and support for production, some of whom have doctorates and others hold masters degrees. Many of them are specialized in the corporate animal production area. Besides the corporate researchers, the Company has a large team of veterinarians, agronomists and zootechnical specialists acting directly in the production system. In association with FINEP and CNPq (PNPD - National Program for Postdoctoral and RHAE - Training Program of Human Resources in Strategic Areas) and the Araucaria Foundation (Postdoctoral Program in the Company), the Company has promoted, in recent years, the inclusion of professionals with masters degrees and doctorates in its technical staff. To date 13 researchers were admitted and four remain in training. At the same time, the Company has developed an excellent trainee and intern program and also encourages its employees to do postgraduate courses.

The Company has one of the largest experimental research structures for poultry and hogs in the world, with 19 facilities in four experimental farms in the state of Santa Catarina, with a total of 1,380 stalls for experimental evaluations of the impacting characteristics in the production chain. The company has also seven bromatological laboratories and five agricultural laboratories that support the research activities and the operation.

In addition to the formal research structure of the company, the Company created a research process in the production system. This allows it to evaluate all the technologies in real production conditions, with the right number of samples, calculate the productive and financial impact and set the appropriate time to introduce certain technology. The field research system is one of the Company´s differentials in relation to research centers and other companies in the sector.

ii. total amounts spent by the Company in research to develop new products or services

The Company invested R$69.8 million, R$227.3 million and R$192.0 million in 2016, 2015 and 2014, respectively in R&D&I activities. In 2014, 2015 and 2016, it also considered as R&D&I expenses the fixed values expenditure posted to the cost centers of the management area linked to these activities as well as the amounts spent as consumption material in experimental research tests and field research of R&D&I agricultural projects which explains the increased amount in these years.

The BIC, which was inaugurated on June 20, 2013, received funding from FINEP (Subvention Program - researcher in the company) totaling R$106.0 million, of which R$53.9 million was for the construction of facilities totaling 13,500 m². The project represents the Company´s commitment to invest in research, development and innovation to create and add value to its products, processes and services. Its structure, designed to be the benchmark in technological development in the food sector, includes areas of R&D in meat, pasta, margarine, vegetables and packaging, as well as quality, project management and graphic arts. It provides offices and meetings rooms, pilot plant, sensory environments for testing and evaluation, packaging laboratory, kitchens for food service clients, library and creativity room.

The Company believes that investing in Research, Development and Innovation is a key factor to maintain its competitive advantages and optimize its supply chain, improve sustainability and launch innovative products to meet the expectations and needs of consumers, customers and markets.

iii. projects being developed already disclosed

The Company has its own program to improve the breeding of hogs which is competitive with the programs of international genetics companies. This program currently serves, by choice, 65% of the Company's production, corresponding to the slaughter of approximately 6 million head. The program has six core farms in the state of Santa Catarina, with 110 employees and a reserve farm in Minas Gerais. To accompany the Company´s growth, a new core farm is under construction in the state of Goiás which will increase the program's production capacity by 27%. A series of works are underway to incorporate the genomic evaluation in the selection process. To make this technological leap, the Company has established partnerships with six centers of Embrapa (Brazilian Agricultural Research Corporation), research centers, universities and research funding agencies (BNDES, FINEP, CNPq) and created a group consisting of nine geneticists, eight of whom have doctorates.

Partnerships have been established in recent years in research projects financed by EMBRAPA, FINEP, CNPq and the BNDES and the Company has benefited from the fiscal recovery of the so-called “Good Law” since 2009. This law introduced a tax benefit related to Technological Research, Development and Innovation. It defines “technological innovation” as the creation of a new product or production process, with new functional aspects or features that bring improvements and gains in quality and productivity, bringing stronger market competitiveness. The main feature of this tax incentive is that it excludes expenses in deciding on the amount of income tax and social contribution from the net income.

The Company´s integrated process of agricultural innovation interfaces with companies and research centers and is marked by sharing the use of physical structures and technical staff, to find solutions for the main demands by developing work together. Above all, it results in feedback with new innovation proposals from the technological development network itself. This innovation process has been recognized externally with the following awards:

• National EMBRAPA Award Teams in the Partnership Category 2012

• National EMBRAPA Award Teams in the Creativity Category 2011

• Innovation Award Management Category, Southeast, granted by FINEP, 2010.

The meat and dairy products R&D&I area is located in the town of Jundiaí, upstate São Paulo, where the BIC is situated. It works to keep the Company at the forefront of innovation by developing new products and processes, aligned to the demands of the market, the continuous improvement of existing products and assessment of new technologies. To do so, the team includes senior professionals, working on product development, packaging, sensory analysis and support teams, project management, innovation management, graphic arts and registration and labeling. The technical team is made up of technology specialists and food engineers, chemical engineers, chemists, pharmacists and veterinarians.

The P&D&I team also works in combination with the Quality team in adopting international practices of quality control in the production plants, in developing accompanying systems to monitor products and client requests and carrying out laboratory analysis of food products in order to promote food safety.

iv. total amounts spent by the Company in developing new products or services

The Company invested R$69.8 million, R$227.3 million and R$192.8 million in R&D&I activities in 2016, 2015 and 2014, respectively. Some examples of the product launches in Brazil in 2016, 2015 and 2014 were the entry of the Sadia brand into the snacks segment (Salamitos), the sliced cold meats line in an open-and-close packaging Soltíssimo, the Frango Fácil Sadia (whole chicken or frozen seasoned cuts in an easy-to-open packaging), the aerated margarine Qualy Aéra, the sausage Toscana Cozida para Churrasco Perdigão and Filé de Frango à Milanesa chicken dish for Food Services, and special pork cuts.

10.9 Comment on any other factors that have any significant influence on the operating performance and which have not been identified or commented on in the other items in this section

There are no other factors that have any significant influence on the operating performance and which have not been identified or commented on in the other items in this section 10 of the Reference Form.

Attachment II. Information on candidates for membership of the Board of Directors and Fiscal Council

(According to Article 10 of the ICVM 481 - Items 12.5 to 12.10 of the Reference Form, in line with Instruction CVM Nº 480, of December 7, 2009, as amended)

12.5 Composition and professional experience of the Board of Directors and Fiscal Council

Name	Date of birth	Administrative Body	Date of election	Term of office
Tax Number	Profession	Position elected/held	Entry Date	Elected by the controller
Other positions and functions in the Company	Consecutive terms of office	Independent member
Abilio dos Santos Diniz	28/12/1936	Belongs only to the Board of Directors	26/04/2017	Ordinary General Meeting of 2019
001.454.918-20	Business Administrator	24 – Chairman of the Board of Directors Independent	26/04/2017	No
N/A	3rd term of office	Yes

Name	Date of Birth	Administrative Body	Date of election	Term of office
Tax Number	Profession	Position elected/held	Entry date	Elected by the controller
Other positions and functions in the Company	Consecutive terms of office	Independent member
Francisco Petros Oliveira Lima Papathanasiadis	14/09/1964	Belongs only to the Board of Directors	26/04/2017	Ordinary General Meeting of 2019
050.199.968-07	Lawyer	21 – Deputy Chairman of the Board of Directors (Effective)	26/04/2017	No
n/a	1° term of office	No

Name	Date of Birth	Administrative Body	Date of election	Term of office
Tax Number	Profession	Position elected/held	Entry date	Elected by the controller
Other positions and functions in the Company	Consecutive terms of office	Independent member
Luiz Fernando Furlan	29/07/1946	Belongs only to the Board of Directors	26/04/2017	Ordinary General Meeting of 2019
019.489.978-00	Chemical Engineer and Business Administrator	27 – Independent Board of Directors (Effective)	26/04/2017	No
Strategy, M&A and Markets Committee People, Organization and Culture Committee	4° term of office	Yes

Name	Date of Birth	Administrative Body	Date of election	Term of office
Tax Number	Profession	Position elected/held	Entry Date	Elected by the controller
Other positions and functions in the Company	Consecutive terms of office	Independent member
José Carlos Reis de Magalhães Neto	21/01/1978	Belongs only to the Board of Directors	26/04/2017	Ordinary General Meeting of 2019
286.951.128-02	Business Administrator	22 – Board of Directors (Effective)	26/04/2017	No
Strategy, M&A and Markets Committee People, Organization and Culture Committee	3° term of office	No

Name	Date of Birth	Administrative Body	Date of election	Term of office
Tax Number	Profession	Position elected/held	Entry Date	Elected by the controller
Other positions and functions in the Company	Consecutive terms of office	Independent member
Walter Fontana Filho	07/12/1953	Belongs only to the Board of Directors	26/04/2017	Ordinary General Meeting of 2019
947.648.408-04	Economist	27 – Independent Board of Directors (Effective))	26/04/2017	No
Strategy, M&A and Markets Committee Audit Committee	4° term of office	Yes

Name	Date of Birth	Administrative Body	Date of election	Term of office
Tax Number	Profession	Position elected/held	Entry Date	Elected by the controller
Other positions and functions in the Company	Consecutive terms of office	Independent member
Flávia Buarque de Almeida	04/08/1967	Belongs only to the Board of Directors	26/04/2017	Ordinary General Meeting of 2019
149.008.838-59	Business Administrator	27 – Independent Board of Directors (Effective)	26/04/2017	No
n/a	1° term of office	Yes

Name	Date of Birth	Administrative Body	Date of election	Term of office
Tax Number	Profession	Position elected/held	Entry Date	Elected by the controller
Other positions and functions in the Company	Consecutive terms of office	Independent member
Carlos da Costa Parcias Jr.	11/11/1960	Belongs only to the Board of Directors	26/04/2017	Ordinary General Meeting of 2019
667.235.667-34	Economist	27 – Independent Board of Directors (Effective)	26/04/2017	No
n/a	1° term of office	Yes

Name	Date of Birth	Administrative Body	Date of election	Term of office
Tax Number	Profession	Position elected/held	Entry Date	Elected by the controller
Other positions and functions in the Company	Consecutive terms of office	Independent member
Marcos Guimarães Grasso	18/05/1962	Belongs only to the Board of Directors	26/04/2017	Ordinary General Meeting of 2019
045.350.748-44	Business Administrator	27 – Independent Board of Directors (Effective)	26/04/2017	No
n/a	1° term of office	Yes

Name	Date of Birth	Administrative Body	Date of election	Term of office
Tax Number	Profession	Position elected/held	Entry Date	Elected by the controller
Other positions and functions in the Company	Consecutive terms of office	Independent member
Walter Malieni Jr.	05/05/1971	Belongs only to the Board of Directors	26/04/2017	Ordinary General Meeting of 2019
117.718.468/01	Economist	22 – Board of Directors (Effective)	26/04/2017	No
n/a	1° term of office	No

Name	Date of Birth	Administrative Body	Date of election	Term of office
Tax Number	Profession	Position elected/held	Entry Date	Elected by the controller
Other positions and functions in the Company	Consecutive terms of office	Independent member
José Aurélio Drummond Jr.	01/01/1964	Belongs only to the Board of Directors	26/04/2017	Ordinary General Meeting of 2019
089.144.598-61	Engineer	27 – Independent Board of Directors (Effective)	26/04/2017	No
n/a	1° term of office	Yes

Name	Date of Birth	Administrative Body	Date of election	Term of office
Tax Number	Profession	Position elected/held	Entry Date	Elected by the controller r
Other positions and functions in the Company	Consecutive terms of office	Independent member
Attilio Guaspari	20/10/1946	Belongs only to the Fiscal Council	26/04/2017	Ordinary General Meeting of 2018
610.204.868-72	Civil Engineer	45 – C.F. (Effect.) Elected by Minor. Ordinary Shar.	26/04/2017	No
No	12° term of office	Yes

Name	Date of Birth	Administrative Body	Date of election	Term of office
Tax Number	Profession	Position elected/held	Entry Date	Elected by the controller
Ou Other positions and functions in the Company	Consecutive terms of office	Independent member
Marcus Vinicius Dias Severini	02/10/1957	Belongs only to the Fiscal Council	26/04/2017	Ordinary General Meeting of 2018
632.856.067-20	Accountant and engineer	45 – C.F. (Effect.) Elected by Minor. Ordinary Shar.	26/04/2017	No
No	2° term of office	Yes

Name	Date of Birth	Administrative Body	Date of election	Term of office
Tax Number	Profession	Position elected/held	Entry Date	Elected by the controller
Other positions and functions in the Company	Consecutive terms of office	Independent member
Antônio Carlos Rovai	05/03/1953	Belongs only to the Fiscal Council	26/04/2017	Ordinary General Meeting of 2018
184.886.250-49	Economist	45 – C.F. (Effect.) Elected by Minor. Ordinary Shar.	26/04/2017	No
No	1° term of office	Yes

Name	Date of Birth	Administrative Body	Date of election	Term of office
Tax Number	Profession	Position elected/held	Entry Date	Elected by the controller
Other positions and functions in the Company	Consecutive terms of office	Independent member
Susana Hanna Stiphan Jabra	27/08/1957	Belongs only to the Fiscal Council	26/04/2017	Ordinary General Meeting of 2018
037.148.408-18	Economist	48 – C.F. (Subst.) Elected by Minor. Ordinary Shar.	26/04/2017	No
No	2° term of office	Yes

Name	Date of Birth	Administrative Body	Date of election	Term of office
Tax Number	Profession	Position elected/held	Entry Date	Elected by the controller
Other positions and functions in the Company	Consecutive terms of office	Independent member
Marcos Tadeu de Siqueira	27/09/1955	Belongs only to the Fiscal Council	26/04/2017	Ordinary General Meeting of 2018
945.554.198-04	Business Administrator	48 – C.F. (Subst.) Elected by Minor. Ordinary Shar.	26/04/2017	No
No	2° term of office	Yes

Name	Date of Birth	Administrative Body	Date of election	Term of office
Tax Number	Profession	Position elected/held	Entry Date	Elected by the controller
Other positions and functions in the Company	Consecutive terms of office	Independent member
Doris Beatriz França Wilhelm	17/12/54	Belongs only to the Fiscal Council	26/04/2017	Ordinary General Meeting of 2018
184.886.250-49	Economist	48 – C.F. (Subst.) Elected by Minor. Ordinary Shar.	26/04/2017	No
No	1° term of office	Yes

Professional experience/Declaration of any convictions

Abilio dos Santos Diniz - 001.454.918-20

Mr. Abilio Diniz is Chairman of the Board of Directors of Península Participações, his family's investment company, and BRF, the world's largest exporter of animal protein. Abilio is also a member of the Board of Directors of Carrefour Global and Carrefour Brasil. For a decade, he was part of the National Monetary Council between 1979 and 1989. Between 2011 and 2013 he was a member of the Management and Development Chamber that aimed to improve public administration in Brazil. Together with his father, Abilio was responsible for the creation and development of the Grupo Pão de Açúcar, the largest distribution company in South America, of which he was chairman of the Board of Directors until September 2013. In December 2014, the Peninsula acquired shares In the capital of Carrefour Brasil and, in March 2015, in the capital of Carrefour Global. He is currently the third largest global shareholder in the company. Abilio holds a degree in Business Administration from Fundação Getúlio Vargas (FGV), where he is currently a professor of leadership and management and teaches classes in the course "Leadership 360 °", dedicated to the training of young leaders. Mr. Abilio has not suffered in the last five years any conviction (i) criminal, (ii) in a CVM administrative proceeding or (iii) a final, judicial or administrative decision that has suspended or disqualified him for the practice of any professional or commercial activity.

Francisco Petros Oliveira Lima Papathanasiadis - 050.199.968-07

Mr. Francisco is an economist and lawyer specialized in corporate law, capital markets and corporate governance. He is the managing director of Fernandes, Figueiredo, Françoso and Petros - Sociedade de Advogados. He has worked for more than 30 years in the Brazilian capital and financial market, in the areas of investment analysis, corporate finance and asset management, in several institutions, notably Unibanco, Brasilpar and Grupo Sul América. He was vice president and president of the Brazilian Association of Capital Markets (ABAMEC - São Paulo) between 1999 and 2001 and the first president of the APIMEC Capita Market Analyst Supervisory Board (2010/2014). Since July 2015, he has been a member of the Board of Directors of Petrobras (Alternate). Mr. Francisco has not suffered, in the last five years, any conviction (i) criminal, (ii) in a CVM administrative proceeding or (iii) a final, judicial or administrative decision that has suspended or disqualified him for the practice of any professional or commercial activity.

Luiz Fernando Furlan - 019.489.978-00

Mr. Luiz Fernando graduated in Chemical Engineering from FEI (Faculty of Industrial Engineering) and in Business Administration from the University of Santana in São Paulo, with extension and specialization courses in Brazil and abroad. He is a member of the Board of Directors of Telefônica Brasil S.A. (Brazil), Telefónica S.A. (Spain) and AGCO Corporation (USA). He was chairman of the board of directors of Sadia SA from 1993 to 2002 and from 2008 to 2009, where he also held various executive positions from 1976 to 1993. He was co-chairman of BRF SA's Board of Directors from 2009 to 2011, as well as He was a member of the Board of Directors of AMIL Participações SA from 2008 to 2013 and Redecard SA from 2007 to 2010 and member of the Advisory Board of Abertis Infraestructuras SA (Spain) from 2013 to 2015 and from Panasonic from 2008 to 2013. He was Minister of State of the Ministry of Development, Industry and Foreign Trade of Brazil from 2003 to 2007. He was Chairman of the Board of Directors of Fundação Amazonas Sustentável (FAS) from 2008 to 2016 and has since become an honorary member. He has been a member of the Global Ocean Commission (USA) from 2013 to 2015. Since 2013 he has been a member of the Superior Council for Health Management of the State of São Paulo. Mr. Luiz has not suffered, in the last five years, any conviction (i) criminal, (ii) in a CVM administrative proceeding or (iii) a final, judicial or administrative decision that has suspended or disqualified him for the practice of any professional or commercial activity.

José Carlos Reis de Magalhães Neto - 286.951.128-02

Mr. José Carlos has a degree in Business Administration from Fundação Getúlio Vargas. He is the founder and Chairman of the Board of Directors of Tarpon. In addition, he is an adviser to Omega Energy Renewables. He was appointed to the Company's Board of Directors by Tarpon. Mr. José Carlos has not suffered in the last five years any conviction (i) criminal, (ii) in an administrative proceeding of the CVM or (iii) has been made a final, judicial or administrative decision that has suspended or disqualified him for practice of any professional or commercial activity.

Walter Fontana Filho - 947.648.408-04

Economist, graduated from PUC (Pontifícia Universidade Católica) of São Paulo in 1977 and postgraduate in Economics by PUC (1979); Mr. Fontana holds a degree in Marketing from Fundação Getúlio Vargas in 1980. Member of the Advisory Board of the newspaper "O Estado de São Paulo" from 1999 to 2013, chairman of the Board of Directors of the newspaper "O Estado de São Paulo" from April 2013 to April 2016. Member of the Board of ALGAR - Algar SA Empreendimentos e Participações from 2005 to 2015. Member of the Board of Martins Comércio e Serviços de Distribuição S / A (2013-Atual). At Sadia, he was Commercial Director of Internal Market from 1983 to 1988, Commercial Vice President from 1988 to 1994, Chief Executive Officer from 1994 to 2005 and Chairman of the Board of Directors from 2005 to 2008. He has been a member of the Company's Board of Directors since April 2009. Mr. Walter has not suffered in the last five years any conviction (i) criminal, (ii) in a CVM administrative proceeding or (iii) a final, judicial or administrative decision that has suspended or disqualified him for the practice of any professional or commercial activity.

Flávia Buarque de Almeida - 149.008.838-59

Ms. Flávia is a member of the Peninsula Capital Participações S.A. since 2013 and a board member of the "Board of Overseers" at Harvard University, GAEC S.A. - Anima Educação e Wine.com.br. She was an independent member of the Board of Directors of Lojas Renner S.A. from 2011 to 2016. Between 2009 and 2013, she was a senior partner of Monitor Group (currently Monitor Deloitte). Prior to that, between 2003 and 2009, Flavia was the general director of Participações Morro Vermelho S.A., a family holding company that controls the Camargo Corrêa Group. During the years 1989 to 2003, Flavia worked at McKinsey & Company, where she was a partner. Flávia holds a degree in Business Administration from Fundação Getúlio Vargas and an MBA from Harvard Business School. Ms. Flávia has not suffered in the last five years any conviction (i) criminal, (ii) in a CVM administrative proceeding or (iii) a final, judicial or administrative decision that has suspended or disqualified her for the practice of any professional or commercial activity.

Carlos da Costa Parcias Jr. - 667.235.667-34

Mr. Carlos holds a degree in Economics from the Universidade Federal do Rio de Janeiro (UFRJ) (1984), having a Master's Degree in Economics from PUC-RJ. From 2001 to 2003, he was the CEO of Icatu Gestão de Participações. Since 2012, he has been Vice President of Business Development at CPFL Energia S.A. and a member of the Board of Directors of CPFL Renováveis. Previously held positions of leadership in the financial sector: Chief Executive Officer of Icatu Gestão de Participações, between 2001 and 2003, whose main activity is investment management; Director of the Investment Bank Fleming Graphus, from 1998 to 2000; President of BBA-Capital Asset Management, from 1996 to 1998; Director of Capital Markets at Banco BBA-Creditanstalt from 1993 to 1998 and also served as an advisor to the BNDES's presidency from 1990 to 1992. Mr. Carlos has not suffered in the last five years any conviction (i) criminal, (ii) in a CVM administrative proceeding or (iii) a final, judicial or administrative decision that has suspended or disqualified him for the practice of any professional or commercial activity.

Marcos Guimarães Grasso – 045.350.748-44

  Mr. Marcos holds a degree in business administration from Fundação Getúlio Vargas - FGV and in coaching from the Columbia Coaching Association (NYC). He is the managing partner of M2G Advisors. Prior to that, Marcos served as chairman of Kraft Foods (2010 to 2013), chairman of Cadbury Adams (2013 to 2010) and regional chairman of Pfizer (1986-2003). Mr. Marcos has not suffered in the last five years any conviction (i) criminal, (ii) in a CVM administrative proceeding or (iii) a final, judicial or administrative decision that has suspended or disqualified him for the practice of any professional or commercial activity.

Walter Malieni Junior - 117.718.468/01

Mr. Walter Malieni Junior holds a degree in Economics from Universidade Presbiteriana Mackenzie, an MBA in Capital Markets and Finance from Ibmec, a postgraduate degree in General Training for Executives from USP and a Master's Degree in Business Administration from Universidade Presbiteriana Mackenzie. In 2014, he participated in an executive session for Banco do Brasil in the Program of Digital Transformation in Business by the Massachusetts Institute of Technology (MIT). Mr. Walter has been a career employee at Banco do Brasil since 1984, when he joined the company in the Minor Apprentice program. He was state superintendent in Rio de Janeiro between January and December 2000, commercial manager and statutory commercial director of Companhia de Seguros Aliança do Brasil between January 2001 and October 2006 and commercial superintendent, director of Credit and director of Distribution in São Paulo of Banco do Brasil between November 2006 and December 2012. Since January 2013, he has been the Vice President of Internal Controls and Risk Management of Banco do Brasil and, since May 2016, he is a member of the PREVI Deliberative Board. Mr. Walter has not suffered in the last five years any conviction (i) criminal, (ii) in a CVM administrative proceeding or (iii) a final, judicial or administrative decision that has suspended or disqualified him for the practice of any professional or commercial activity.

José Aurélio Drummond Júnior - 089.144.598-61

Mr. José Aurélio holds a degree in engineering from the Faculdade de Engenharia Industrial-FEI SP and a post-graduate degree from the Wharton Business School. He is a member of the Board of Directors and Chief Executive Officer of Eneva S.A. José served as President for Latin America of Alcoa (metallurgical sector), partner of Victoria Capital Partners (private equity sector) and President for Latin America, Europe, the Middle East and Africa Of Whirlpool (appliance industry). Mr. José Aurélio has not suffered in the last five years any conviction (i) criminal, (ii) in a CVM administrative proceeding or (iii) a final, judicial or administrative decision that has suspended or disqualified him for the practice of any professional or commercial activity.

Attilio Guaspari - 610.204.868-72

Mr. Attilio holds a bachelor's degree in Engineering from the Escola Politécnica da Universidade de São Paulo – USP and a master's degree in Administration Sciences. He was Superintendent of Audit of the BNDES from 1995 to 2001, having been Head of the Bank's Financial Department from 1980 to 1986 and Chief Financial Officer of Embrafilme from 1987 to 1988. He has participated in several Boards of Directors since 1986, such as Brasil Ferrovias SA, FAPES, Verolme-Ishibrás Industries and Projeto Jarí. He is currently the CEO of Proman (Manso S / A Producers) and a member of the Audit Committee of BNDES. Mr. Attílio has not suffered in the last five years any conviction (i) criminal, (ii) in a CVM administrative proceeding or (iii) a final, judicial or administrative decision that has suspended or disqualified him for the practice of any professional or commercial activity.

Marcus Vinicius Dias Severini - 632.856.067-20

Mr. Marcus Vinícius holds a bachelor's degree in accounting and electrical engineering with a post-graduate degree in economics. Until his retirement in March of 2015, he was Controlling Officer of Vale, where he joined in October 1994. From December 1981 until 1994, he held several positions at Arthur Andersen S / C, having retired as Manager of Audit and Accounting Consultant. He also served as an effective member or alternate member of the Fiscal Council of several companies and was, for 9 years, president of the Deliberative Council of the Vale Foundation of Social Security - VALIA. Mr. Marcus has not suffered in the last five years any conviction (i) criminal, (ii) in a CVM administrative proceeding or (iii) a final, judicial or administrative decision that has suspended or disqualified him for the practice of any professional or commercial activity.

Antonio Carlos Rovai - 184.886.250-49

Mr. Antonio holds a bachelor's degree in economics from PUC-SP and accounting sciences from Universidade Presbiteriana Mackenzie. He is a partner of Global Business Consulting Ltda., a company that acts in business consulting. Antonio worked at PricewaterhouseCoopers from 1973 to 1997, where he was responsible for auditing open companies and financial institutions. He is currently a member of the Fiscal Council of the Credit Guarantee Fund - FGC, JHSF Participações S.A. and the Art and Culture Pinacoteca Association - APAC. In addition, he is a member of the Brazilian Institute of Corporate Governance - IBGC, the Institute of Independent Auditors of Brazil - IBRACON, the Regional Economic Council - CRE and the Regional Accounting Council - CRC. Mr. Antonio has not suffered in the last five years any conviction (i) criminal, (ii) in an administrative proceeding of the CVM or (iii) has been made a final decision in the judicial or administrative sphere, which has suspended or the (i) criminal, (ii) in a CVM administrative proceeding or (iii) a final, judicial or administrative decision that has suspended or disqualified him for the practice of any professional or commercial activity.

Susana Hanna Stiphan Jabra - 037.148.408-18

Ms. Susana is an economist (FEA-USP) with a specialization in financial management (MBA Insper). Susana has been working in large and medium-sized companies for more than 30 years and has participated in important operations in the capital market. He was a member of the Board of Directors of CPFL Energia SA, Companhia Paulista de Força e Luz, Companhia Piratininga de Força e Luz and CPFL Geração de Energia SA, Fras-Le SA, Telenorte Celular Participações SA, Bonaire Participações SA, among others. Fiscal Adviser of CPFL Energia S.A., JSL S.A., FERBASA, Universo Online S.A., Itau Unibanco S. A, among others. He is currently a member of the Fiscal Council of BRF and of Paranapanema S.A. and Member of the Board of Directors of CSU Cardsystem. Member of the Board of Directors and Fiscal Officer with Certification by the Brazilian Institute of Corporate Governance (IBGC). In the last five years, Mrs. Susana has not suffered in the last five years any conviction (i) criminal, (ii) in a CVM administrative proceeding or (iii) a final, judicial or administrative decision that has suspended or disqualified her for the practice of any professional or commercial activity.

Marcos Tadeu de Siqueira - 945.554.198-04

Mr. Marcos Tadeu graduated in business administration from FAC / ICÉS - Belo Horizonte (MG), with a postgraduate degree in General Formation of Senior Executives by UFRJ COPPEAD and MBA International Business Management from USP FIPECAFI. Mr. Marcos is certified by the IBGC - Brazilian Institute of Corporate Governance to act as Fiscal and Administration Counselor, where he was a member of the Governance Committee in the Third Sector. He was a full member with the Fiscal Council of ALL - América Latina Logística SA from April 2012 to April 2013 and from Hopi Hari SA from April 2003 to April 2004 and was a full member of the Board of Directors of Forjas Taurus SA from April 2013 to June 2014. He is currently Director of Operations at SESI - Social Service of Industry - National Department and Deputy Fiscal Counselor at Vale S.A. Mr. Marcos has not suffered in the last five years any conviction (i) criminal, (ii) in a CVM administrative proceeding or (iii) a final, judicial or administrative decision that has suspended or disqualified him for the practice of any professional or commercial activity.

Doris Beatriz França Wilhelm – 184.886.250-49

Ms. Doris is an economist, graduated from the Universidade Federal do Rio Grande do Sul - UFRGS (1979) with a specialization in industrial economics (1984) at the same University and a Masters in International Finance from the University of Westminster - London (1996). She also has several development and extension courses in the following areas: Conversion of Financial Statements into USGAAP and IFRS; Business in the Digital Age (FGVPec); Web Marketing; Political Economy of Development and Global Finance Policies (LSE - London School of Economics - London); Business Presentations, Management Focus, Socialization, Negotiation (IIC - London) and Marketplace & Negotiation at the University of London, among others. His professional career was developed in the capital market, in the areas of investment and investor relations, in large organizations. Since October 2007, she is the Investor Relations Officer of Paranapanema S.A., Caraíba Metais S.A and Eluma S.A. Indústria e Comércio. Previously, he was Investor Relations Manager at Grendene S.A .; Companhia de Fabricatos Norte de Minas - Coteminas; Votorantim Papel e Celulose S.A .; AMBEV / Cia. Antarctica Paulista; And Unibanco - União de Bancos Brasileiros S.A .. It is a member of the Brazilian Institute of Corporate Governance (IBGC) and is a member of IBRI (Brazilian Institute of Corporate Governance). Since October 2007, she has held the position of Investor Relations Officer of Paranapanema S / A until 2011. Ms. Doris has not suffered in the last five years any criminal conviction, (ii) in Administrative proceeding of the CVM or (iii) a final or unappealable decision in the judicial or administrative sphere, which has suspended or disqualified him or her from practicing any professional or commercial activity.

12.6. State in table form the participation rate of each member of the board of directors or fiscal council over the last year at the meetings held by the respective body in the same period after taking up the position

Body	Member	Percentage Share
Board of Directors	Abilio dos Santos Diniz	100%
Board of Directors	Luiz Fernando Furlan	100%
Board of Directors	Walter Fontana Filho	100%
Board of Directors	José Carlos Reis de Magalhães Neto	100%
Fiscal Council	Attilio Guaspari	100%
Fiscal Council	Marcus Vinicius Dias Severini	100%

12.7 – Provide the information mentioned in item 12.5 in relation to the statutory members, as well as audit, risk, finance and remuneration committees, even if such committees or structures are not statutory

See items 12.5 and 12.6 above.

12.8. State the participation rate of each member of the statutory committees, as well as audit, risk, finance and remuneration committees, even if such committees or structures are not statutory, state, in a table format, the percentage rate at meetings carried out by the respective body in the same period, that have occurred after entering the position

Body	Member	Percentage Share
Strategy, M&A and Markets Committee	José Carlos Reis de Magalhães Neto	100%
	Luiz Fernando Furlan	100%
	Walter Fontana Filho	80%
People, Organization and Culture Committee	Luiz Fernando Furlan	100%
	José Carlos Reis de Magalhães Neto	91%
Audit Committee	Walter Fontana Filho	100%

12.9.    Report the existence of marital relationship, stable union or kinship to the second degree:

a.        Company Management

b.        Company Management and managers of companies controlled, directly or indirectly

c.         Company Management or managers of companies controlled, directly or indirectly and direct or indirect Controllers of the Company

d.   Company Management and managers of companies controlled, directly or indirectly by the Company

Messieurs Walter Fontana Filho and Luiz Fernando Furlan, current members of the Company Board of Directors are cousins to the first degree.

12.10.           Report relationships of subordination, service provision or control maintained over the past 3 years between the Company´s management and:

a.    company controlled directly or indirectly by the Company, with the exception of those in which the Company holds all the share capital, directly or indirectly

b.   direct or indirect controller of the Company

c.    if relevant, supplier, customer, debtor or creditor of the Company, its subsidiary or controller or companies controlled by any of these people

Not applicable. No one in the Company has any of the relationships mentioned in this Item 12.10.

Appendix III. Management Remuneration

 (In line with article 12 of ICVM 481 – Item 13 of the Reference Form, in line with CVM Instruction Nº 480, of December 7, 2009)

13-      MANAGEMENT REMUNERATION

13.1.  Description of the remuneration policy or practice, including the non- statutory executive management:

a. Objectives of the remuneration policy or practice

The Company's remuneration policy for its management, including members of the Board of Directors and statutory and non-statutory directors, and members of the Fiscal Council and Audit Committee, Finance, Governance and Sustainability Committee, People, Organization and Culture Committee and Strategy, M&A and Markets Committee (“Committees”) is aligned with market practices and the management and corporate governance system in order to attract and retain professionals who have the qualifications, ability and profile aligned to the characteristics and needs of the business. The remuneration is established based on market research and the Company's strategic alignment. For further details on the methodology adopted, see item (b) (iii) below.

The Company has a People, Organization and Culture Committee that carries out an annual analysis of the fixed and variable remuneration strategy to be adopted, issuing its recommendations and adjustments which are subsequently submitted for the consideration, discussion and approval of the Board of Directors.

The Statutory Management has variable remuneration, consisting of profit sharing linked to performance targets and indicators to be achieved in the financial year. This model encourages the sharing of strategic planning and results in a coherent, transparent way that is directed at the interests of the organization, the executives themselves and the shareholders.

Some members of the Board of Directors, Statutory and non-statutory Management and the Fiscal Council may also receive amounts related to direct and indirect benefits, severance benefits, post-employment benefits and, until 2014, their participation in committees.

b. Breakdown of Remuneration:

i.             Description of the elements of the remuneration and the objectives of each

Board of Directors

All members of the Board of Directors receive fixed remuneration, which is established in line with the legislation and market standards, plus reimbursement of all subsistence and transport expenses linked to the exercise of the duties for which they were elected. The Chairman receives differentiated amounts from the other members in line with the function he or she performs.

When applicable, some members of the Board of Directors may also receive amounts related to direct and indirect benefits (medical and dental assistance, life insurance plan), severance benefits (clauses laid down in non-compete contract), post-employment benefits (private pension) and, until 2014, their participation in committees.

Fiscal Council

All members of the Fiscal Council receive fixed compensation plus reimbursement of all subsistence and transport expenses linked to the exercise of the duties for which they were elected. The remuneration is established at the respective general meeting approving his/her election and may not be lower, for each member in office, by ten percent of the average that is assigned to the Statutory Management, benefits and profit sharing not considered, according to Law 6,406/76.

Executive Board

Statutory and non-statutory management members receive fixed and variable remuneration. The remuneration policy is formulated in line with market practices and the variable remuneration is linked to the achievement of pre-set targets approved at the beginning of each financial year, described as "short-term incentives."

Furthermore, the Company has a remuneration plan based on shares and a restricted shares plan, both of which were approved at the AGM/EGM on April 8, 2015, as well as two other remuneration plans based on shares that were discontinued on March 31, 2015. The aim of these plans is to attract, retain and motivate the executives in order to create value for the Company as well as to be an important mechanism for alignment with the shareholders´ interests.

This remuneration policy encourages the pursuit of results by the Executive Management and recognizes the scope and achievement of pre-defined goals, generating drivers and attention to indicators that are critical to the strategy and company results, which also corresponds to the interests of shareholders.

The Management remuneration may also include amounts related to direct and indirect benefits (medical and dental assistance, life insurance plan), severance benefits (clauses laid down in non-compete contract), and post-employment benefit (private pension).

Committees

Only members of Committees who are not members of the Board of Directors and Statutory Board have received fixed remuneration since the beginning of 2015. Some participants of the Committees who are members of the Board of Directors and Statutory Board received remuneration for their participation in Committees in 2013 and 2014.

i.             the proportion of each element of the total remuneration in relation to the last 3 financial years

The proportion of each element of the total remuneration in relation to the last three financial years is shown in the following tables:

2016	Fixed remuneration	Variable remuneration	Post-employment benefits	Benefits on leaving position	Remuneration based on shares	Total
Board of Directors	100%	-	-	-	-	100%
Fiscal Council	100%	-	-	-	-	100%
Statutory Management	46,9%	-	0.4%	13.7%	38.9%	100%
Non-Statutory Management	69,8%	-	-	-	30.2%	100%
Audit Committee	100%	-	-	-	-	100%
Finance, Governance and Sustainability Committee	100%	-	-	-	-	100%
People, Organization and Culture Committee	100%	-	-	-	-	100%
Strategy, M&A and Markets Committee	100%	-	-	-	-	100%

2015	Fixed remuneration	Variable remuneration	Post-employment benefits	Benefits on leaving position	Remuneration based on shares	Total
Board of Directors	62,9%	-	-	37.3%	-	100%
Fiscal Council	100%	-	-	-	-	100%
Statutory Management	33%	15.5%	0.2%	31.8	19.5%	100%
Non-Statutory Management	35%	37.5%	-	-	27.5%	100%
Audit Committee	100%	-	-	-	-	100%
Finance, Governance and Sustainability Committee	100%	-	-	-	-	100%
People, Organization and Culture Committee	100%	-	-	-	-	100%
Strategy, M&A and Markets Committee	100%	-	-	-	-	100%

2014	Fixed remuneration	Variable remuneration	Post-employment benefits	Benefits on leaving position	Remuneration based on shares	Total
Board of Directors	64,9%	-	-	35.1%	-	100%
Fiscal Council	100%	-	-	-	-	100%
Statutory Management	35,3%	19%	0.2%	33.5%	12.0%	100%
Non-Statutory Management	44%	37%	-	-	19%	100%
Audit Committee	100%	-	-	-	-	100%
Finance, Governance and Sustainability Committee	100%	-	-	-	-	100%
People, Organization and Culture Committee	100%	-	-	-	-	100%
Strategy, M&A and Markets Committee	100%	-	-	-	-	100%

i.             calculation and restatement methodology for each remuneration  element

The People, Organization and Culture Committee carries out an annual analysis of the fixed and variable remuneration strategy to be adopted by the Company which is subsequently submitted for consideration, discussion and approval by the Board of Directors.

The remuneration of the management (including members of the Committees) and members of the Fiscal Council is regularly compared with market practices (selection of large companies, mostly consumer goods, which have structured policies and good practices in human capital management, with good conditions of employment at all organizational levels and with a balanced remuneration composition) through salary surveys conducted by specialist consultants, going beyond inflation monitoring, evaluating the need for adjustment to the remuneration components.

The global remuneration of the members of the Board of Directors, Fiscal Council and the Statutory Management is decided by the shareholders´ meeting, taking into consideration the points mentioned in the previous paragraph.

i.             reasons that justify the composition of the remuneration

The Company´s policy distributes the fixed remuneration components in a fair way to ensure alignment with market practices and governance system.

The variable remuneration aims to reach and go beyond corporate and individual goals, which leads to the sharing of risks and results.

In terms of the post-employment direct and indirect benefits, the management is treated under the same policies that apply to the Company´s other employees.

ii.           members who are not remunerated by the Company

There are currently no members of the Board of Directors, Fiscal Council, Statutory and non-statutory Management who, for any reason, do not receive remuneration paid by BRF. In relation to the members of the Committees, as stated in item (b) above, only the participants in Committees who are not members of the Company management have received fixed remuneration specifically for their participation in the Committee since the beginning of 2015.

c.      key performance indicators used to determine each compensation element

In terms of fixed remuneration, the Company´s approach is based on market surveys and specific performance indicators are not used.

To determine the amounts of the variable compensation of the executive management, their performance is considered by pre-established individual and collective targets, such as EBITDA, adherence to product quality standards, the budget and the Company´s values.

d.      how compensation is structured to reflect the development of the performance indicators

The members of the Board of Directors, Fiscal Council and the Committees are only eligible for fixed remuneration which, therefore, have no relation to performance indicators. For the statutory and non-statutory directors, in relation to the variable remuneration or short-term incentives (annual), this element is entirely linked to the Company´s performance indicators (global targets) and individual performance indicators (individual targets). However, for the program participant to receive the potential amount or part (proportional), the overall EBITDA should reach a minimum amount pre-established by the Board of Directors, under penalty of no payment of any amount under this heading. If the overall targets are achieved, the participant will be liable to an assessment of the individual goals (meeting individual targets and following the Company´s values) in order to receive the variable remuneration.

e.        how the compensation policy or practice is aligned to the Company’s short, medium and long-term interests

The practice adopted by the company for the various components of remuneration is aligned with the short, medium and long-term interests to the extent that defining the components of the remuneration aims to align the interests of the Company and the management. The fixed remuneration is set in line with market practices, as described above, aimed at retaining the professional. The variable remuneration, which represents a significant portion of the total compensation, is linked to performance indicators achievable within a year. The aim is to remunerate in line with the market but mainly in terms of the growth of the Company since the established goals, if achieved, result in a growth rate and profitability required by shareholders.

Furthermore, the remuneration plans based on shares were created to strengthen the  shareholders´ expectation of creating a long-term vision and commitment in the executives, promoting the knowledge, skills and behavior necessary for the longevity of the business as well as boosting the level of attraction and retention of its main executives.

f.         existing remuneration plans for subsidiaries or companies that are directly or indirectly controlled

From 2015, as a result of the election of some members of the non-statutory management to membership of the statutory management, there are amounts related to fixed and variable remuneration, due to their positions held within the Company, which were provided by its subsidiaries Perdigão International, BRF Singapore Foods and BRF Global GmbH, in the total amount of R$9,984,973.98.

The amounts related to the fixed and variable remuneration of the members of the statutory management provided by its subsidiaries in 2016 came to a total of R$ 948,642.35. The members receiving fixed and variable remuneration from subsidiaries ceased being part of the statutory management from July 11, 2016, with the election of the Company´s new statutory management.

g.        existence of remuneration or benefits linked to a specific corporate event, such as sale of the Company´s controlling stake

There is no remuneration or benefit linked to the occurrence of any specific corporate event, such as the sale of the Company's control.

13.2.  Total remuneration of the Board of Directors, Statutory Management and Fiscal Council

Total remuneration foreseen for the current Financial Year - 31/12/2017 – Annual Amounts
	Board of Directors	Statutory Management	Fiscal Council	Total
Total number of members	10.00	9.00	3.00	22.00
Total number of remunerated members	10.00	9.00	3.00	22.00
Annual fixed remuneration
Salary or pro-labore	6,523,824.14	23,476,092.71	509,646.00	30,509,562.85
Benefits, direct and indirect	1,728.00	1,245,433.52	0.00	1,247,161.52
Participation in Committees	0.00	0.00	0.00	0.00
Others	1,304,764.83	7,614,052.70	101,929.20	9,020,746.73
Description of other fixed remuneration	BRF Social Charges (%) Sat 2.00 INSS Company tax 20.00 SENAI tax 0.20 Third parties 5.80 FGTS* 8.00 Total 36.00 *Incidental on fees to the Statutory Board.	BRF Social Charges (%) Sat 2.00 INSS Company tax 20.00 SENAI tax 0.20 Third parties 5.80 FGTS* 8.00 Total 36.00 *Incidental on fees to the Statutory Board.	BRF Social Charges (%) Sat 2.00 INSS Company tax 20.00 SENAI tax 0.20 Third parties 5.80 FGTS* 8.00 Total 36.00 *Incidental on fees to the Statutory Board.
Variable remuneration
Bonus	0.00	0.00	0.00	0.00
Profit sharing	0.00	20,299,936.00	0.00	20,299,936.00
Participation in meetings	0.00	0.00	0.00	0.00
Committees	0.00	0.00	0.00	0.00
Others	0.00	0.00	0.00	0.00
Description of other variable remuneration
Post-employment	0.00	0.00	0.00	0.00
Job severance	0.00	12,328,321.47	0.00	12,328,321.47
Based on shares	0.00	26,284,085.70	0.00	26,284,085.70
Note	The total number of members of each body corresponds to the average annual number of members of each body, checked monthly.	The total number of members of each body corresponds to the average annual number of members of each body, checked monthly	The total number of members of each body corresponds to the average annual number of members of each body, checked monthly
Total remuneration	7,830,316.97	91,247,922.11	611,575.20	99,689,814.27

Total remuneration for the Financial Year ended - 31/12/2016 – Annual Amounts
	Board of Directors	Statutory Management	Fiscal Council	Total
Total number of members	9.00	7.67	3.00	19.67
Total number of remunerated members	9.00	7.67	3.00	19.67
Annual fixed remuneration
Salary or pro-labore	6,040,278.00	14,630,962.47	509,646.00	21,180,886.47
Benefits, direct and indirect	1,728.00	1,084,201.01	0.00	1,085,929.01
Participation in Committees	0.00	0.00	0.00	0.00
Others	1,208,055.80	4,438,709.00	101,929.20	5,748,694.00
Description of other fixed remuneration	BRF Social Charges (%) Sat 2.00 INSS Company tax 20.00 SENAI tax 0.20 Third parties 5.80 FGTS* 8.00 Total 36.00 *Incidental on fees to the Statutory Board.	BRF Social Charges (%) Sat 2.00 INSS Company tax 20.00 SENAI tax 0.20 Third parties 5.80 FGTS* 8.00 Total 36.00 *Incidental on fees to the Statutory Board.	BRF Social Charges (%) Sat 2.00 INSS Company tax 20.00 SENAI tax 0.20 Third parties 5.80 FGTS* 8.00 Total 36.00 *Incidental on fees to the Statutory Board.
Variable remuneration
Bonus	0.00	0.00	0.00	0.00
Profit sharing	0.00	0.00	0.00	0.00
Participation in meetings	0.00	0.00	0.00	0.00
Committees	0.00	0.00	0.00	0.00
Others	0.00	0.00	0.00	0.00
Description of other variable remuneration
Post-employment	0.00	168,476.00	0.00	168,476.00
Job severance	0.00	5,900,872.97	0.00	5,900,872.97
Based on shares	0.00	16,708,534.70	0.00	16,708,534.70
Note	The total number of members of each body corresponds to the average annual number of members of each body, checked monthly.	The total number of members of each body corresponds to the average annual number of members of each body, checked monthly	The total number of members of each body corresponds to the average annual number of members of each body, checked monthly
Total remuneration	7,250,061.80	42,931,756.16	611.575.20	50,793,393.16

Total remuneration for the Financial Year ended - 31/12/2015 – Annual Amounts
	Board of Directors	Statutory Management	Fiscal Council	Total
Total number of members	9.25	9.00	3.00	21.25
Total number of remunerated members	9.25	9.00	3.00	21.25
Annual fixed remuneration
Salary or pro-labore	6,700,570.00	15,773,815.29	513,422.00	22,987,807.29
Benefits, direct and indirect	1,941.00	1,416,439.00	0.00	1,418,380.00
Participation in Committees	0.00	0.00	0.00	0.00
Others	1,340,115.00	4,875,326.58	102,684.00	6,318,125.58
Description of other fixed remuneration	BRF Social Charges (%) Sat 2.00 INSS Company tax 20.00 SENAI tax 0.20 Third parties 5.80 FGTS* 8.00 Total 36.00 *Incidental on fees to the Statutory Board.	BRF Social Charges (%) Sat 2.00 INSS Company tax 20.00 SENAI tax 0.20 Third parties 5.80 FGTS* 8.00 Total 36.00 *Incidental on fees to the Statutory Board.	BRF Social Charges (%) Sat 2.00 INSS Company tax 20.00 SENAI tax 0.20 Third parties 5.80 FGTS* 8.00 Total 36.00 *Incidental on fees to the Statutory Board.
Variable remuneration
Bonus	0.00	0.00	0.00	0.00
Profit sharing	0.00	10,353,615.00	0.00	10,353,615.00
Participation in meetings	0.00	0.00	0.00	0.00
Committees	0.00	0.00	0.00	0.00
Others	0.00	0.00	0.00	0.00
Description of other variable remuneration
Post-employment	0.00	162.989.00	0.00	162.989.00
Job severance	4,746,166.67	21,220,374.17	0.00	25,966,540.84
Based on shares	0.00	13,023,283.04	0.00	13,023,283.04
Note	The total number of members of each body corresponds to the average annual number of members of each body, checked monthly.	The total number of members of each body corresponds to the average annual number of members of each body, checked monthly	The total number of members of each body corresponds to the average annual number of members of each body, checked monthly
Total remuneration	12,788,792.67	66,825,842.08	616,106.00	80,230,740.75

Total remuneration for the Financial Year ended - 31/12/2014 – Annual Amounts
	Board of Directors	Statutory Management	Fiscal Council	Total
Total number of members	11.67	7.58	3.00	22.25
Total number of remunerated members	11.67	7.58	3.00	22.25
Annual fixed remuneration
Salary or pro-labore	6,405,366.70	19,090,003.19	461,174.16	25,956,544.05
Benefits, direct and indirect	1,836.91	1.255.888.64	0.00	1,257,725.55
Participation in Committees	348,032.86	0.00	0.00	348,032.86
Others	1,350,679.91	4,951,179.48	92,234.88	6,394,094.27
Description of other fixed remuneration	BRF Social Charges (%) Sat 2.00 INSS Company tax 20.00 SENAI tax 0.20 Third parties 5.80 FGTS* 8.00 Total 36.00 *Incidental on fees to the Statutory Board.	BRF Social Charges (%) Sat 2.00 INSS Company tax 20.00 SENAI tax 0.20 Third parties 5.80 FGTS* 8.00 Total 36.00 *Incidental on fees to the Statutory Board.	BRF Social Charges (%) Sat 2.00 INSS Company tax 20.00 SENAI tax 0.20 Third parties 5.80 FGTS* 8.00 Total 36.00 *Incidental on fees to the Statutory Board.
Variable remuneration
Bonus	0.00	0.00	0.00	0.00
Profit sharing	0.00	13,561,000.00	0.00	13,561,000.00
Participation in meetings	0.00	0.00	0.00	0.00
Committees	0.00	0.00	0.00	0.00
Others	0.00	0.00	0.00	0.00
Description of other variable remuneration
Post-employment	0.00	168.291.45	0.00	168.291.45
Job severance	4,392,541.58	24,018,344.59	0.00	28,410,886.17
Based on shares	0.00	8,614,614.68	0.00	8,614,614.68
Note	The total number of members of each body corresponds to the average annual number of members of each body, checked monthly.	The total number of members of each body corresponds to the average annual number of members of each body, checked monthly	The total number of members of each body corresponds to the average annual number of members of each body, checked monthly
Total remuneration	12,498,457,96	71,659,322,03	553,409.04	84,711,189,03

13.3.  Variable remuneration of the Board of Directors, Statutory Board and Fiscal Council

YEAR: 2017	Board of Directors	Statutory Management	Fiscal Council	Total
Total number of members	10.00	9.00	3.00	22.00
Number of remunerated members	0.00	9.00	0.00	9.00
In relation to the bonus
i – Minimum amount foreseen in remuneration plan	N/A	N/A	N/A	N/A
ii - Maximum amount foreseen in remuneration plan	N/A	N/A	N/A	N/A
iii – Amount foreseen in the remuneration plan should the established targets be achieved	N/A	N/A	N/A	N/A
In relation to profit sharing
i – Minimum amount foreseen in remuneration plan	N/A	20,299,936.00	N/A	20,299,936.00
ii - Maximum amount foreseen in remuneration plan	N/A	20,299,936.00	N/A	20,299,936.00
iii – Amount foreseen in the remuneration plan should the established targets be achieved	N/A	20,299,936.00	N/A	20,299,936.00

YEAR: 2016	Board of Directors	Statutory Management	Fiscal Council	Total
Total number of members	9.00	7.67	3.00	19.67
Number of remunerated members	0.00	7.67	0.00	7.67
In relation to the bonus
i – Minimum amount foreseen in remuneration plan	N/A	N/A	N/A	N/A
ii - Maximum amount foreseen in remuneration plan	N/A	N/A	N/A	N/A
iii – Amount foreseen in the remuneration plan should the established targets be achieved	N/A	N/A	N/A	N/A
In relation to profit sharing
i – Minimum amount foreseen in remuneration plan	N/A	22,695,399.80	N/A	22,695,399.80
ii - Maximum amount foreseen in remuneration plan	N/A	45,390,799.60	N/A	45,390,799.60
iii – Amount foreseen in the remuneration plan should the established targets be achieved	N/A	22,695,399.80	N/A	22,695,399.80
i – Minimum amount foreseen in remuneration plan	N/A	0.00	N/A	0.00

YEAR: 2015	Board of Directors	Statutory Management	Fiscal Council	Total
Total number of members	9.25	9.00	3.00	21.25
Number of remunerated members	0.00	9.00	0.00	9.00
In relation to the bonus
i – Minimum amount foreseen in remuneration plan	N/A	N/A	N/A	N/A
ii - Maximum amount foreseen in remuneration plan	N/A	N/A	N/A	N/A
iii – Amount foreseen in the remuneration plan should the established targets be achieved	N/A	N/A	N/A	N/A
In relation to profit sharing	N/A	N/A	N/A	N/A
i – Minimum amount foreseen in remuneration plan
ii - Maximum amount foreseen in remuneration plan	N/A	23,662,000.00	N/A	23,662,000.00
iii – Amount foreseen in the remuneration plan should the established targets be achieved	N/A	23,662,000.00	N/A	23,662,000.00
i – Minimum amount foreseen in remuneration plan	N/A	23,662,000.00	N/A	23,662,000.00
ii - Maximum amount foreseen in remuneration plan	N/A	10,353,615.00	N/A	10,353,615.00

YEAR: 2014	Board of Directors	Statutory Management	Fiscal Council	Total
Total number of members	11.67	7.58	3.00	22.25
Number of remunerated members	0.00	7.58	0.00	7.58
In relation to the bonus
i – Minimum amount foreseen in remuneration plan	N/A	N/A	N/A	N/A
ii - Maximum amount foreseen in remuneration plan	N/A	N/A	N/A	N/A
iii – Amount foreseen in the remuneration plan should the established targets be achieved	N/A	N/A	N/A	N/A
In relation to profit sharing	N/A	N/A	N/A	N/A
i – Minimum amount foreseen in remuneration plan
ii - Maximum amount foreseen in remuneration plan	N/A	8,136,600.00	N/A	8,136,600.00
iii – Amount foreseen in the remuneration plan should the established targets be achieved	N/A	27,122,000.00	N/A	27,122,000.00
i – Minimum amount foreseen in remuneration plan	N/A	13,561,000.00	N/A	13,561,000.00
ii - Maximum amount foreseen in remuneration plan	N/A	13,561,000.00	N/A	13,561,000.00

13.4.  Remuneration plan based on shares of the Board of Directors and Statutory Board

1)   Stock Options Plan – Approved at AGM/EGM of April 8, 2015

a.    General terms and conditions

The Company´s Stock Options Purchase Plan approved by the General Shareholders Meeting held on April 8, 2015, is open to the statutory and non-statutory directors and people holding other positions within the Company and/or its subsidiaries. Members of the Board of Directors may not be elected as beneficiaries of the options of this plan although Board members who are also members of the executive management may, in their role as directors, receive grants of options by the Company.

The instrument that refers to the Stock Options Plan is based on the concept of stock options which are granted by the company to the executive as a right (but not an obligation) to buy Company shares at pre-defined prices (strike price) and terms.

Approval of the list of participants and the number of options to be granted will be determined by the Board annually and be linked to achieving pre-defined results for the Company and the rise in value of the Company´s business. The participation of the executive in a cycle in which options are granted does not guarantee his/her participation in subsequent grants.

To determine the number of stock options in this instrument, the calculation concept is used in which, once an expected appreciation of the Company's share price has been achieved within the stipulated grace period (vesting) the gain resulting from the option will be equal to the level of the executive´s target. In this concept, the participant only reaches his/her potential gain if the shareholders´ expectations in terms of the rise in value of the business are reached.

The participants in the Stock Options Plan must sign individual contracts with the Company to obtain the option to buy the shares, through which the participant acquires the right to buy the Company shares, a right that is personal and non-transferable.

The Board of Directors will be responsible for administering the Stock Options Plan,   respecting the applicable legal requirements and the limits of the maximum dilution authorized by the shareholders´ meeting. The Board of Directors will also be responsible for setting up a special committee to advise it in running the plan.

b. Main objectives of the plan

The Stock Options Purchase Plan aims to allow the beneficiaries, subject to certain conditions, to acquire Company shares in order to: (a) encourage the expansion, success and achievement of the Company´s corporate objectives; (b) align the interests of the Company shareholders to those of the beneficiaries; (c) allow the Company or others under its control to attract and retain the beneficiaries and encourage the creation of value; and (d) share risks and gains equally between shareholders and the beneficiaries.

c. How the plan contributes to these objectives

By establishing a differentiated and competitive investment opportunity for its executives, the Company expects to align the actions of the beneficiaries of the plan to the vision of the shareholders and investors in the Company, conditioning the long-term gain of the executive to the continuation of the business and, by doing so, promoting a sustainable and committed attitude by the beneficiaries of the Stock Option Plan.

d. How the plan fits into the Company’s remuneration policy

The Stock Options Plan intends to top up the remuneration package of its executives, reinforcing the level of attraction and retention of its main executives, as described in item 13.1. of this Reference Form.

e. How the plan aligns the interests of the management and Company in the short, medium and long terms

The implementation of the Stock Options Plan strengthens the expectation of the Company´s shareholder and investor by creating a long-term vision and commitment in the executive, promoting the knowledge, skills and performance necessary for the continuation of the business.

The exercise of the Options granted can only occur one (1) year from the grant date representing a maximum of 1/4 of the options each year, and may do so for a period of up to six years, so that the beneficiaries are committed to the continued appreciation of the Company's shares in the short, medium and long term.

f. Maximum number of shares involved

The maximum number of shares that may be the object of the stock options granted is equivalent to 2% of the total number of shares issued by the Company, corresponding to 16,249,464 shares on December 31, 2016.

g.    Maximum number of options to be granted

The maximum number of options to be granted will not exceed the maximum amount of shares that may be the object of stock option grants which is equivalent to 2% of the total number of Company shares, corresponding to 16,249,464 shares on December 31, 2016.

h.   Shares acquisition terms

The Board of Directors, annually or whenever it judges convenient, will fix the strike price of each option and the payment conditions, establishing the terms and conditions of exercise of each option and impose any other conditions related to these options, provided that the strike price will never be lower than the average price at the BM&FBOVESPA, weighted by the trading volume, in the twenty (20) trading sessions prior to the  grant date, restated by the IPCA, or another index to be decided by the Board of Directors.

Each stock option entitles the beneficiary to acquire one share in the Company, subject to the terms and conditions set forth in the respective option contract.

The granting of stock options under the Plan is carried out by the signing of contracts granting the stock options between the Company and the beneficiaries, which will specify, without prejudice to other conditions determined by the Board: (a) the number of options granted; (b) the Company's performance goals and other terms and conditions to acquire the right to exercise the options; (c) the deadline for exercising the options; and (d) the strike price and payment terms.

The Board of Directors may make the exercise of the option dependent on certain conditions and impose restrictions on the transfer of shares acquired through the exercise of the options, and may also reserve for the Company repurchase options and/or preferential rights should the beneficiary sell these same shares.

Without prejudice to what is stated above, during the period of one year from the exercise date of the option, the beneficiaries may not sell, assign and/or offer for sale the shares acquired through the exercise of options. Should the beneficiary not have the resources needed to pay for the exercise of the options, the sale of the shares needed to pay for the exercise of the options plus costs and taxes will be permitted. The number of shares subject to the restriction on selling will be calculated according to the terms and conditions established in the Plan.

The option contracts will be concluded individually with each beneficiary, and the Board of Directors may establish differentiated terms and conditions for each option contract, without needing to apply any rule of equality or analogy between the beneficiaries, even if they are in similar or identical situations.

The beneficiary who wishes to exercise the option must notify the Company in writing of his/her intention to do so and indicate the number of options he/she wishes to exercise, in line with the communication model to be disclosed by the Board of Directors at the appropriate time.

i.     Criteria to set the acquisition or strike price

The strike price of the stock options granted within the terms of the plan will be determined by the Board of Directors on the grant date and will never be lower than the average price at the BM&FBOVESPA, weighted by the trading volume, in the twenty (20) trading sessions prior to the grant date, restated by the Amplified Consumer Price Index released by the Brazilian Institute of Geography and Statistics (IBGE) or another index to be decided by the Board of Directors.

j.             Criteria for setting the option term

Without prejudice to the other terms and conditions set forth in the respective option contracts, the options will become exercisable providing the respective beneficiaries remain continuously linked as managers or employees of the Company or other companies under its control, for the period between the date the options were granted and the dates specified below, as follows:

(a)  1/4 of the options may be exercised from the first anniversary of the grant date;

(b)  1/4 of the options may be exercised from the second anniversary of the grant date;

(c)  1/4 of the options may be exercised from the third anniversary of the grant date; and

(d)  1/4 of the options may be exercised from the fourth anniversary of the grant date.

The options will be exercisable until the last working day of the calendar year in which the sixth anniversary of the grant date is completed. Options not exercised within the stipulated terms and conditions will be considered automatically terminated, without any compensation right.

The Stock Option Plan will come into force on the date of its approval by the Company's general meeting and will remain in force for an indefinite period and may be terminated at any time by decision of the general meeting. The end of the plan will not affect the effectiveness of the options still in force that were granted based on it, nor the validity of any repurchase options and/or preferential rights in case of the sale by the beneficiary of these same shares and the ban on the sale mentioned in item “h” above.

k.            Form of settlement

The shares which are the object of the options will come from the issue of new shares within the limit of the authorized capital or from shares held in treasury, as the Board of Directors decides.

l.              Restrictions on share transfers

During the period of one year from the exercise date of the option, the beneficiaries may not sell, assign and/or offer for sale the shares acquired through the exercise of options.

The Board of Directors may impose restrictions on the transfer of the shares acquired through the exercise of the options and may also reserve for the Company repurchase options and/or preferential rights should the beneficiary sell these same shares.

m.          Criteria and events that will lead to suspension, alteration or termination of the plan

The Board of Directors may decide to suspend the right to exercise the options, whenever situations that restrict or prevent the trading of shares by the beneficiaries under the prevailing law or regulations.

The Board of Directors, in the interest of the Company and its shareholders, may revise the terms of the plan, provided it does not change its basic principles. Any significant legal change regarding the regulation of corporations, public companies, in the labor legislation and/or tax effects of an options plan, may lead to a full review of the Plan.

The Stock Options Plan may be terminated at any time by the general meeting of the Company.

n.            Effect of manager´s departure from the Company on his/her rights arising from the remuneration plan based on shares

The rules in the Stock Options Plan covering departures from the company are as follows:

1. In the event of the beneficiary leaving the Company at his/her wish as a result of: (i) being dismissed fairly, as stated in the Consolidated Labor Laws; or (ii) being dismissed from office for violating the managerial duties and responsibilities, as laid down in articles 153 to 157 of Law 6.404/76 and its subsequent amendments; or (iii) being negligent in the exercise of the managerial responsibilities; or (iv) being convicted of intentional crimes; or (v) the beneficiary carrying out dishonest or fraudulent acts against the Company or companies under its control; or (vi) any act or omission arising from the beneficiary´s malice or fault which is harmful to the Company´s business, image or financial situation, its shareholders, or any company under its control; or (vii) significant violation of the instrument that regulates the exercise of the mandate of a statutory manager agreed by the beneficiary with the Company and/or companies under its control or any additions to this instrument or contract; or (viii) failing to comply with the Company Bylaws and/or those of companies under its control and other corporate provisions applicable to the beneficiary, as a manager, all the options already exercised or not yet exercised under the respective option contract, on the date of his/her departure, will be automatically terminated, by right, regardless of prior advice or notification, and without any right to compensation.

2. In the event of the beneficiary leaving the Company at his/her wish as a result of: (i) being dismissed without just cause or being dismissed from his/her position without any violation of the duties and responsibilities of a manager, or by the beneficiary´s own wish, resigning from the job and his/her position as manager: (i) the options not yet exercised under the respective option contract, on the date of his/her departure, will be automatically terminated, by right, regardless of prior advice or notification, and without any right to compensation; and (ii) the options already exercised in line with the respective option contract, on the date of his/her departure, may be exercised, within a period of 30 days from the departure date, after which they will be automatically terminated by right, regardless of prior advice or notification, and without any right to compensation.

3. In the event of the beneficiary leaving the Company due to retirement or permanent disability: (i) the options not yet exercised under the respective option contract, on the date of his/her departure, will be automatically terminated; and (ii) the options already exercised in line with the respective option contract, on the date of his/her departure, may be exercised, within a period of 60 days from the departure date, after which they will be  automatically terminated by right, regardless of prior advice or notification, and without any right to compensation.

4. In the event of the beneficiary leaving the Company due to death: (i) the options not yet exercised under the respective option contract, on the date of his/her departure, will become automatically exercisable and may be exercised by the beneficiary's legal heirs and successors within six months from the date of the severance, after which they will be automatically terminated, as of right, regardless of any prior warning or notification, and without any right to compensation; and (ii) the options that may be exercised within the respective option contract, on the date of his/her death, may be exercised by the beneficiary's legal heirs and successors within six months from the date of the severance, after which they will be automatically terminated, as of right, regardless of any prior warning or notification, and without any right to compensation.

2)   Restricted Shares Plan – Approved at the AGM/EGM of April 8, 2015

a.            General terms and conditions

The Company´s Restricted Shares Plan approved by the general shareholders´ meeting held on April 8, 2015, is open to the statutory and non-statutory directors and people holding other positions within the company and/or its subsidiaries. Members of the Board of Directors may not be elected as beneficiaries of the options of this plan, although Board members who are also members of the executive management may, in their role as directors, receive approval for restricted shares of the Company.

The instrument of the Restricted Shares Plan consists of granting restricted shares to the participants, in line with the proportion between the amount spent by the participant who is eligible to acquire Company shares on the BM&FBOVESPA (parity share) and the net amount of the authorized sums, as applicable, in the year of the acquisition. These authorized sums are deemed to be profit sharing, hiring bonus and other amounts (not including salary) authorized by the Board of Directors for investment by the beneficiary.

The  number of restricted shares to be granted will be established as follows:

(a) beneficiaries who spent from 25% to 50% of the net amount of the authorized sum will be granted the equivalent of one restricted share for every parity share; and

(b) beneficiaries who spent more than 50% limited to 100% of the net amount of the authorized sum will be granted the equivalent of one restricted share for every parity share.

The beneficiary, after acquiring the parity shares on the BM&FBOVESPA, must prove the acquisition of these parity shares by delivering the respective broker´s notes to the Company.

The Board of Directors may establish differentiated terms and conditions for each grant contract, without needing to apply any rule of equality or analogy between the beneficiaries, even if they are in similar or identical situations.

Approval of the list of participants and the number of shares to be granted will be determined by the Board annually and will be linked to achieving predefined results for the Company and the valuation of the Company´s business. The participation of the executive in a grant cycle does not guarantee their participation in subsequent grants.

Participants in the Restricted Shares Plan must sign individual contracts with the Company granting the restricted shares, through which the participant acquires the right to the Company's restricted shares, a right that is personal and not transferable.

The Board of Directors will be responsible for managing the Restricted Shares, within the applicable legal requirements and maximum dilution limits authorized by the shareholders´ meeting. It will also establish a special Committee to advise it in managing the Restricted Shares Plan.

b.           Main objectives of the plan

The Restricted Shares Plan aims to allow those who are eligible to be beneficiaries to acquire shares of the Company, in order to: (a) encourage the expansion, success and achievement of the company´s corporate objectives; (b) align the interests of shareholders of the Company and the beneficiaries; and (c) allow the Company or other companies under its control to attract and retain the beneficiaries.

c.            How the plan contributes to these objectives

By establishing a differentiated and competitive investment opportunity for its executives, the Company expects to align the actions of the participants in this long-term share plan to the vision of the shareholders and investors in the Company, conditioning the executive´s long-term gain to the continuation of business, thereby promoting a sustainable and committed attitude by the participants in this plan.

d.            How the plan is included in the Company’s remuneration policy

The Restricted Shares Plan intends to top up the remuneration package of its executives, reinforcing the level of alignment and retention of the Company´s main executives, as described in item 13.1 of this Reference Form.

e.            How the plan aligns the interests of the management and the Company in the short, medium and long term.

The implementation of the Restricted Shares Plan aims to strengthen the expectation of the shareholder and investor in the Company to create the vision and long-term commitment of the executive, promoting knowledge, skills and performance needed for the continuation of business.

f.             Maximum number of shares included

The maximum number of shares that may be the object of the plan is equivalent to 0.5% of the total number of shares issued by the Company, corresponding to 4,062,366 shares on December 31, 2016.

g.            Maximum number of options to be granted

The Restricted Shares Plan involves the granting of shares and not options to buy shares.

h.           Share acquisition conditions

The Board of Directors will make the granting of restricted shares acquisitions by the beneficiary, using his/her variable remuneration, conditional on the terms and conditions established in the Restricted Shares Plan.

The rights of the beneficiaries in relation to the restricted shares will only be fully acquired if the following conditions are verified in a cumulative form:

(i) The beneficiaries remain continuously associated as a manager or employee of the Company for the period between the grant date and the third anniversary of the grant date; and

(ii) The Company achieves the “Total Share Return” - TSR (indicator of the total return to the shareholder, calculated from the price of the Company's shares on the last working day of each financial year, plus the dividends per share paid by the Company since the grant date, with the assumption that dividends will be reinvested in the Company itself). This indicator will be obtained by consulting information published by the Bloomberg news agency or, failing that, an equivalent source to be decided by the Board of Directors in their grant contracts, which will be determined at the end of each anniversary of the grant date in the period between the grant date and the third anniversary of the grant date.

Once these above-mentioned conditions are satisfied, and acting within the legal requirements and applicable regulations, the Company will transfer the respective restricted shares to the beneficiary at no cost to him/her.

Furthermore, the Board of Directors may make the acquisition of rights related to the restricted shares subject to certain conditions and impose restrictions on their transfer. It may also reserve for the Company buyback options and/or preference rights should the beneficiary sell these same restricted shares.

While the restricted share rights are not fully acquired under the terms and conditions established above, the beneficiary may not engage, sell, grant or transfer, directly or indirectly, the Company shares acquired with his/her variable remuneration.

i.             Criteria for setting the acquisition or strike price

The Restricted Shares Plan provides for the grant of shares and not stock options. The restricted shares will be granted without any cost to the beneficiary within the terms and conditions described above, providing the beneficiary makes the investment by acquiring parity shares.

j.             Criteria for setting the exercise period

The rights of the beneficiaries in relation to the restricted shares will only be fully acquired after the third anniversary of the grant date and if the conditions described in item “h” above are verified. The setting of the exercise period took into account market practices as well as the average period needed for the management of the beneficiaries to have an impact on the appreciation of the shares and the Company´s growth.

Furthermore, the Board of Directors may make the acquisition of rights related to the restricted shares subject to certain conditions and impose restrictions on their transfer. It may also reserve for the Company buyback options and/or preference rights should the beneficiary sell these restricted shares.

k.            Form of settlement

In order to satisfy the grant of restricted shares within the Plan, the Company may, subject to the law and applicable regulations, sell shares held in treasury through a private operation at no cost to the beneficiaries.

l.             Restriction on transfer of shares

If the restricted share rights were not fully acquired under the terms and conditions established in item “h” above, the beneficiary may not engage, sell, grant or transfer, directly or indirectly, the Company shares acquired with his/her variable remuneration.

The Board of Directors may also impose restrictions on the transfer of the restricted shares and also reserve for the Company options for the repurchase and/or preference rights in cases where the beneficiary sells these restricted shares.

m.          Criteria and events that will lead to the suspension, alteration or termination of the plan

The Board of Directors may decide to suspend the right to exercise the options, whenever situations that, under the prevailing law or regulations, restrict or prevent the trading of shares by the beneficiaries.

Any significant legal change regarding the regulation of corporations, public companies, in the labor legislation and/or tax effects of a share granting plan, may lead to a full review of the Restricted Shares Plan.

The Restricted Shares Plan may be terminated at any time by a decision of the general meeting of the Company.

n.           Effects of manager´s departure from the companies on his/her rights under the stock remuneration plan

The rules in the Restricted Shares Plan for departures from the Company are as follows:

1. In the event of the beneficiary leaving the Company, the restricted shares that have not been fully acquired, will be automatically terminated, by right, regardless of prior advice or notification, and without any right to compensation.

2. In the event of the beneficiary leaving the Company due to death, the restricted shares not fully acquired on the date of his/her departure will have their grace period brought forward and, within the legal requirements and applicable regulations, the Company will transfer the respective restricted shares in the name of the beneficiary´s estate, or, if it has been ended, to the legal heirs and successors at no cost to them.

Regardless of the provisions in the above items, the Board of Directors may, at its sole discretion, whenever it believes that the corporate interests are better served by such a measure, not observe the rules stipulated in the above items and give a differentiated treatment to a determined beneficiary.

3)   Stock Options Purchase Plan and Additional Stock Options Purchase Plan  (discontinued on 31/03/15)

a.            general terms and conditions

The Company´s Stock Options Plan, approved by the general shareholders´ meeting held on March 31, 2010 and altered on April 24, 2012, April 9, 2013 and April 3, 2014 and discontinued on March 31, 2015, consisted of two instruments: the Stock Options Purchase Plan and the Additional Stock Options Purchase Plan. The people eligible for these plans were the statutory and non-statutory directors and others working for the Company and/or its subsidiaries.

The first instrument is based on the concept of stock options granted by the Company to the executive as a right (but not an obligation) to buy Company shares at pre-defined prices (strike price) and terms.

The second instrument, which is optional for the executive, consists of granting stock options at a proportion between the amount spent by the eligible participant to acquire Company shares on the stock market where they are traded and the net amount of the profit sharing the beneficiary received from the Company or its subsidiary, as applicable, in the year of the acquisition.

The approval of the list of participants and the number of options to be granted will be determined by the Board annually and be linked to achieving pre-defined results for the Company and the valuation of the Company´s business. The participation of the executive in a cycle in which options are granted does not guarantee their participation in subsequent grants.

To determine the number of stock options in the Plan, the calculation concept is used in which, once an expected appreciation of the Company's share price has within the stipulated grace period (vesting), the gain resulting from the option will be equal to the level of the executive´s target. In this concept, the participant only reaches his/her potential gain if the shareholders´ expectations in terms of the appreciation of the business are reached.

In the Additional Stock Options Plan, the number of options to be granted to each participant was the result of the proportion of the amount spent by the eligible participant to acquire Company shares on the stock market, bought through broker´s orders, and the net amount of the profit sharing, hiring bonus and other amounts (not including salary) the beneficiary received from the Company or its subsidiaries, as applicable, in the year of the acquisition, in the following form:

•         beneficiaries who spent a proportional amount above or equal to 50% of the net amount of the profit sharing will be granted options equivalent to four times the number of parity shares.

•         beneficiaries who spent a proportional amount above or equal to 25% and below 50% of the net amount of the profit sharing will be granted options equivalent to twice the number of parity shares.

•         beneficiaries who spent a proportional amount below 25% of the net amount of the profit sharing will be granted options equivalent to once the number of parity shares.

The participants in the Plan signed individual contracts with the Company to obtain the option to buy the shares, through which the participant acquires the right to buy the Company shares, a right that is personal and non-transferable.

The Board of Directors will be responsible for administering the Plan, respecting the applicable legal requirements and the limits of the maximum dilution authorized by the shareholders´ meeting. The Board of Directors will also use the People, Organization and Culture Committee to advise it in running this activity.

b.           The main objectives of the plan

The Stock Options Plan and Additional Stock Options Plan were aimed at: (a) attracting, retaining and motivating the participants; (b) creating value for the company shareholders; and (c) encouraging an entrepreneurial view of the business.

c.            How the plan contributes to these goals

By establishing a differentiated and competitive investment opportunity for its executives, the Company expects to align the actions of the beneficiaries of the plan to the vision of the shareholders and investors in the Company, conditioning the long-term variable remuneration of the executive to the continuation of the business and, by doing so, promoting a sustainable and committed attitude by the beneficiaries of this plan.

d.            How the plan fits into the Company´s remuneration policy

The Stock Options Plan and Additional Stock Options Plan intended to top up the remuneration package of its executives, reinforcing the level of attraction and retention of the Company´s main executives, as described in item 13.1 of the Reference Form.

e.            How the plan aligns the interests of the management and the Company in the short, medium and long term

The Stock Options Plan and Additional Stock Options Plan aimed to strengthen the expectation of the shareholder and the investor in the Company by creating a long-term vision and commitment in the executive, promoting the knowledge, skills and performance needed for the continuation of the business.

The exercise of the options granted within the two instruments can only occur one year from the grant date based on a maximum of 1/3 of the options each year, and may do so for a period of up to five years, so that the beneficiaries are committed to the continued appreciation of the Company's shares in the short, medium and long term.

f.             Maximum number of shares included

The maximum number of shares that may be the object of the Company´s Stock Options Plan and Additional Stock Options Plan is equivalent to 2.5% of the total number of shares issued by the Company, corresponding to 21,811,831 shares on the date when they were discontinued. A total of 20,105,106 shares were included within the scope of these plans.

g.            Maximum number of options to be granted

The maximum number of options to be granted may not exceed the maximum amount of shares that may be the object of stock option grants. Considered in a consolidated form, the number involved in the Stock Options Plan and Additional Stock Options Plan corresponds to 2.5% of the total number of Company shares, equivalent to 21,811,831 shares on the date when they were discontinued. The total number of options granted within the scope of these plans which were active and could be exercised within the maximum period for each came to 8,636,137 on December 31, 2015.

h.           Conditions for acquiring the shares

To acquire shares, as stated in the granting contracts, the beneficiary will respect the grace period (vesting), as described in item “j” below. Once this has been done and, if the beneficiary is interested in exercising the option, it must be done in a written notification.

Should there be no legal impediment, the Board of Directors will, at its next ordinary meeting in the month following the notification of the exercise, undertake the respective increase in the Company´s share capital, within the authorized limit, or carry out all the actions needed to authorize the private negotiation of the shares held in treasury, in such a way as to grant the participant the shares referred to in the mature exercised options.

The Company will carry out all acts necessary in order to register the shares subscribed or purchased by the participant with the financial institution responsible for the bookkeeping of the shares.

The shares purchased or subscribed to will be entitled to dividends and other income as if they had been acquired on the same date at the BMF&Bovespa.

The option exercise, conducted under the terms of this item, will be formalized by the signing of the subscription agreement, the contract to buy and sell the shares, or any other document that may be determined by the Board of Directors and/or the financial institution responsible for the book entry of the shares, which must contain the following information: (a) the number of shares acquired or subscribed to; (b) the strike price; and (c) the method of payment.

Payment can be made by the beneficiary within five working days after registration of the shares in his/her name, with the beneficiary allowed to use the net balance of taxes on trading the shares acquired by exercising the options for the payment of the strike price.

i.             Criteria for establishing the acquisition or strike price

The strike price of the options was determined by the Board of Directors and is equivalent to the average price at the end of the trading day in the 20 previous trading sessions to the signature of the grant contract, with this rule valid for both plans.

The strike price will be restated on a monthly basis by the variation of the IPCA or any other price index chosen by the Board of Directors, from the date of granting the options to the month prior to the sending of the notification of the exercise of the options by the beneficiary.

j.             Criteria for establishing the exercise period

The setting of the exercise period took into account market practices and the average time needed for the management of the beneficiaries to bring about an appreciation of the shares and the Company´s growth.

The options granted under the Stock Options Plan and the Additional Stock Options Plan may be exercised by the participants, subject to the minimum vesting periods shown below:

(a) up to 1/3 of the total of the options may be exercised one year after signing the options or additional share options contract, as applicable;

(b) up to 2/3 of the total of the options may be exercised two years after signing the options or additional share options contract, as applicable; and

(c) all the options may be exercised three years after signing the options or additional share options contract, as applicable.

Once the time limits established above have passed, which may be extended at the sole discretion of the Board of Directors in the grant contract, the exercisable options will be considered mature options, thereby allowing the beneficiary who has acquired the right to exercise them at his/her sole discretion, subject to the maximum period of validity of the established options.

k.            Form of settlement

The shares which are the object of the options will come, as decided the Board of Directors, from the issue of new shares within the limit of the authorized capital or from shares held in treasury.

l.             Restrictions on the transfer of the shares

The shares acquired or subscribed to in line with the rules of the Stock Options Plan and the Additional Stock Option Plan and individual grants contracts are not subject to any restriction period and the beneficiary may trade them freely at any time.

m.          Criteria and events that will lead to suspension, alteration and termination of the plan

In the event of a corporate reorganization, whether by merger, consolidation or transformation of the Company, or the Company leaving the Novo Mercado segment, the Board of Directors will decide on how corporate restructuring will affect the options granted to the date of such an event date.

Furthermore, in case of changing the number of shares, either by grouping, split or bonus shares, the options and the strike price may also be adjusted at the discretion of the Board of Directors, in order to avoid any distortions and damage to the Company and/or the beneficiaries.

n.           Effects of manager´s departures from the Company on his/her rights on the stock remuneration plan

According to the Stock Options Plan and the Additional Stock Options Plan, the rules for departures from the company are as follows:

1. In the event of the departure being voluntary or at the Company´s initiative without just cause, the mature options will have their validity date brought forward and must be exercised within a maximum of 30 days of notification of the departure. The options which are not yet mature will be cancelled.

2. In the event of the departure being at the Company´s initiative with just cause, all the options granted to the beneficiary, including but not limited to the mature options, will be cancelled from the notification of the departure.

3. The cancelled options, as stated in items 1 and 2 above, will have no compensation right for the beneficiary.

4. The stock option and additional option contracts will be rescinded from the date of the beneficiary´s departure, with this rescission bringing no compensation right to the beneficiary.

5. The above provisions will not apply in the event of statutory directors not re-elected to their respective positions, providing they still remain on the staff of the Company and/or its subsidiaries, in which event the option contracts or additional option contracts, as applicable, will remain in effect with the same terms and conditions.

In cases of retirement for length of service or permanent disability of the beneficiary, the mature options may be exercised within the period of validity laid down in the option contract or additional option contract, as applicable. The options which are not yet mature will automatically be considered mature options immediately exercisable within the expiry date of 60 days from the date of departure from the Company. In the event of the beneficiary's death, the options will be transferred to the heirs and/or inheritors of the beneficiary, and the mature options may be exercised within a new period of validity of 12 months from the date of the beneficiary's death.

4)   Stock Option Purchase Plan (Performance Stock Option) (discontinued on 31/03/15)

a.            General terms and conditions

The Company´s Stock Option Purchase Plan (Performance Stock Options), approved by the general shareholders´ meeting held on April 3, 2014 and discontinued on March 31, 2015 was directed at the statutory and non-statutory directors and others working for the Company and/or its subsidiaries who were eligible.

The instrument is based on the concept of stock options (performance stock options), in which the Company grants the executive a right (but not an obligation) to buy Company shares at pre-defined prices (strike price), periods and conditions based on achieving goals.

Approval of the list of participants and the number of options to be granted will be determined by the Board annually and be linked to achieving pre-defined results for the Company, the appreciation of the Company´s business and determined corporate goals. The participation of the executive in a cycle in which options are granted does not guarantee their participation in subsequent grants.

To determine the number of stock options, the calculation concept is used in which, once an expected appreciation of the Company's share price and the corporate goals have been reached within the stipulated grace period (vesting), the gain resulting from the option will be equal to the level of the executive´s target. In this concept, the participant only reaches his/her potential gain if the shareholders´ expectations in terms of the appreciation of the business are reached.

b.           Main objectives of the plan

The aim of the Stock Options Purchase Plan (Performance Stock Options) was to allow the beneficiaries, subject to certain conditions, to acquire Company shares to: (a) encourage the expansion, success and achievement of the Company´s social objectives; (b) align the interests of the Company shareholders to those of the beneficiaries; and (c) allow the Company or others under its control to attract and retain the beneficiaries.

c.            How the plan contributes to these objectives

By establishing a differentiated and competitive investment opportunity for its executives, the Company expects to align the actions of the beneficiaries of the plan to the vision of the shareholders and investors in the Company, conditioning the long-term variable remuneration of the executive to the continuation of the business and, by doing so, promoting a sustainable and committed attitude by the beneficiaries of the plan.

d.            How the plan fits into the Company´s remuneration

The Stock Options Plan (Performance Stock Options) was intended to top up the remuneration package of its executives, reinforcing the level of attraction and retention of its main executives, as described in item 13.1 of this Reference Form.

e.            How the plan aligns the interests of management and the Company in the short, medium and long term

The Stock Options Plan (Performance Stock Options) aimed to strengthen the expectation of the shareholder and investor in the Company to create the long-term vision and commitment in the executive to create value and sustainable results for the Company in the short, medium and long term.

f.             Maximum number of shares included

The maximum number of shares included that may be the object of the stock options plan is equivalent to 0.5% of the total number of shares issued by the Company, corresponding to 4,362,366 shares on the date when it was discontinued. Within the scope of this plan, a total of 1,251,238 shares were granted. There were no options active from the total of the granted options within the scope of this plan on December 31, 2016.

g.            Maximum number of options to be granted

The maximum number of options to be granted may not exceed the maximum amount of shares that can be the object of the stock options plan, which is equivalent to 0.5% of the total number of shares issued by the Company, corresponding to 4,362,366 shares on the date when it was discontinued.

h.           Share acquisition terms

The Board of Directors, annually or whenever it judges convenient, will fix the strike price of each option and the payment conditions, establishing the terms and conditions of exercise of each option and impose any other conditions related to these options.

Each stock option entitles the beneficiary to acquire one share of the Company, subject to the terms and conditions stated in the respective option contract.

The granting of stock options under the Stock Options Plan (Performance Stock Options) is carried out through stock option contracts between the Company and the beneficiaries, which will specify, without prejudice to other conditions determined by the Board of Directors: (a) the number of options; (B) the Company's performance goals and other terms and conditions for acquiring the right to exercise the options; (c) the deadline for exercising the options; and (d) the strike price and payment terms.

The Board of Directors, may make the exercise of option subject to certain conditions, as well as impose lock-up periods for trading part of the shares and other restrictions on the transfer of shares acquired through the exercise of the options, and can also reserve for the Company repurchase options and/or preferential rights should the beneficiary sell these same shares.

The option contracts will be agreed individually with each beneficiary and the Board of Directors may establish differentiated terms and conditions for each option contract, without needing to apply any rule of equality or analogy between the beneficiaries, even if they are in similar or identical situations.

The beneficiary who wishes to exercise the option must notify the Company in writing of his/her intention to do so and indicate the number of options he/she wishes to exercise, in line with the communication model to be disclosed by the Board of Directors.

i.             Criteria for setting the acquisition or exercise price

The exercise price of the purchase options granted under the plan will be determined by the Board of Directors on the grant date, provided that it will never be less than the average price of the Company's shares on the BM&FBOVESPA, weighted by the trading volume, in the 20 trading sessions prior to the grant date, restated according to the index chosen by the Board of Directors.

j.             Criteria for setting the exercising period

The setting of the exercise period took into account market practices and the average time needed for the beneficiaries´ management to bring about an appreciation of the shares and the Company´s growth

Without prejudice to other terms and conditions established in the respective option contracts, the options will become exercisable after a vesting period of at least 18 months and a maximum of 24 months from the grant date, at the choice of the Board of Directors.

The options will be exercisable until the last business day of the calendar year in which the 4th anniversary of the grant date is completed. Options not exercised within the stipulated terms and conditions will be considered automatically terminated, without any right to compensation.

k.            Form of settlement

The shares which are the object of the options will come, as decided the Board of Directors, from the issue of new shares within the limit of the authorized capital or from shares held in treasury.

l.             Restrictions on transfer of shares

The Board of Directors may make the exercise of the option subject to certain conditions, as well as impose lock-up periods for trading part of the shares and other restrictions on the transfer of shares acquired through the exercise of the options and can also reserve for the Company repurchase options and/or preferential rights should the beneficiary sell these shares.

m.          Criteria and events that will lead to the suspension, alteration or termination of the plan

The Board of Directors may decide to suspend the right to exercise the options, whenever situations that, under the law or regulations, restrict or prevent the trading of shares by the beneficiaries.

The Board of Directors, acting in the interest of the Company and its shareholders, may revise the terms of the plan, provided it does not change its basic principles. Any significant legal change regarding the regulation of corporations, public companies, in the labor legislation and/or tax effects of an options plan, may lead to a full review of the plan.

The plan may be terminated at any time by the general meeting of the Company shareholders.

n.           Effects of manager´s departure from the companies on his/her rights under the stock remuneration plan

The rules in the Stock Options Purchase Plan (Performance Stock Options) covering departures from the company are as follows:

1. In the event of the beneficiary leaving the Company at its wish through dismissal with just cause or removal from his/her position for violating the managerial duties and responsibilities, all the options already exercised or not yet exercised under the respective option contract, on the date of his/her departure, will be automatically terminated, by right, regardless of prior advice or notification, and without any right to compensation.

2. In the event of the beneficiary leaving the Company at its wish as a result of being dismissed without just cause or being dismissed from his/her position without any violation of the duties and responsibilities of a manager, or by the beneficiary´s own wish, resigning from the job and his/her position as manager: (i) the options not yet exercised under the respective option contract, on the date of his/her departure, will become exercisable in proportion to the grace period in which the beneficiary had worked for the Company provided the conditions laid down in the respective option contract are satisfied and may be exercised within a period of 30 days from the departure date, after which they will be automatically terminated by right, regardless of prior advice or notification, and without any right to compensation; and (ii) the options that are exercisable in line with the respective option contract, on the date of his/her departure, may be exercised, within a period of 30 days from the departure date, after which they will be  automatically terminated by right, regardless of prior advice or notification, and without any right to compensation.

3. In the event of the beneficiary leaving the Company due to retirement or permanent disability: (i) the options not yet exercised under the respective option contract, on the date of his/her departure, will become exercisable in proportion to the grace period in which the beneficiary had worked for the Company provided the conditions laid down in the respective option contract are satisfied and may be exercised within a period of 30 days from the departure date, after which they will be automatically terminated by right, regardless of prior advice or notification, and without any right to compensation; and (ii) the options already exercised in line with the respective option contract, on the date of his/her departure, will remain valid and may be exercised within the terms of the plan and respective option contract.

4. In the event of the beneficiary leaving the Company due to death: (i) the options not yet exercised under the respective option contract, on the date of his/her departure, will become exercisable in proportion to the grace period in which the beneficiary had worked for the Company provided the conditions laid down in the respective option contract are satisfied and may be exercised within a period of 12 months from the date of the end of the grace period, after which they will be automatically terminated by right, regardless of prior advice or notification, and without any right to compensation; and (ii) the options that are exercisable in line with the respective option contract, on the date of his/her death, may be exercised, within a period of 12 months from the departure date by the beneficiary´s legal heirs and successors, after which they will be  automatically terminated by right, regardless of prior advice or notification, and without any right to compensation.

13.5 Remuneration based on shares of the Board of Directors and statutory management

The members of the Company´s Board of Directors are not entitled to remuneration based on shares.

In relation to the Restricted Stock Options, approved at the AGM/EGM of April 8, 2015 there is no granting of a buy option but, in fact, the transfer of Company shares through an investment by the beneficiary in parity shares and the compliance with set conditions described in item 13.4 above.

YEAR: 2016	Statutory Management
b. total number of members	10.67	9.5	7.58	7.58	7.67	7.67
c. number of remunerated members	10.67	10.00	6.00	7.00	6.00	6.00
c. In relation to every grant of options to buy shares	Granted 2012	Granted 2013	Granted 2014	Granted 2014 II	Granted 2016 I	Granted 2016 II
i – grant date	02/05/2012	02/05/2013	04/04/2014	18/12/2014	28/04/2016	31/05/2016
ii – number of options granted	1,032,710	855,154	511,744	2,226,270	2,950,000	282,840
iii – period for the options to become exercisable	2013 – 1/3 of the options 2014 – 2/3 of the options 2015 – 3/3 of the options	2014 – 1/3 of the options 2015 – 2/3 of the options 2016 – 3/3 of the options	2015 – 1/3 of the options 2016 – 2/3 of the options 2017 – 3/3 of the options	2015 – 1/3 of the options 2016 – 2/3 of the options 2017 – 3/3 of the options	2017 - 1/4 of the options 2018 - 2/4 of the options 2019 - 3/4 of the options 2020 - 4/4 of the options	2017 - 1/4 of the options 2018 - 2/4 of the options 2019 - 3/4 of the options 2020 - 4/4 of the options
iv – maximum period to exercise the options	01/05/2017	01/05/2018	03/04/2019	17/12/2019	28/04/2022	31/05/2022
v – restricted period for transfer of shares	N/A	N/A	N/A	N/A	N/A	N/A
vi – average weighted price of the exercise of each one of the following groups of shares
Open at the start of the financial year	40.92	51.52	46.01	63.99	N/A	N/A
Lost during the financial year	N/A	N/A	N/A	N/A	N/A	N/A
Exercised during the financial year	43.29	54.41	48.85	N/A	N/A	N/A
Expired during the financial year	N/A	N/A	N/A	N/A	N/A	N/A
d. fair value of the options on the grant date (in Reais)	7.82	11.88	12.56	14.58	9.21	10.97
e. potential dilution in case all the options granted are exercised	0.12%	0.08%	0.06%	0.26%	0.36%	0.03%

YEAR: 2015	Statutory Board
b. total number of members	10.67	9.5	7.58	7.58	9.00
c. number of remunerated members	10.67	10.00	6.00	7.00	9.00
c. In relation to every grant of options to buy shares	Granted 2012	Granted 2013	Granted 2014	Granted 2014 II	Granted 2015
i – grant date	02/05/2012	02/05/2013	04/04/2014	18/12/2014	17/12/2015
ii – number of options granted	1,032,710	855,154	511,744	2,226,270	4,350,000
iii – period for the options to become exercisable	2013 – 1/3 of the options 2014 – 2/3 of the options 2015 – 3/3 of the options	2014 – 1/3 of the options 2015 – 2/3 of the options 2016 – 3/3 of the options	2015 – 1/3 of the options 2016 – 2/3 of the options 2017 – 3/3 of the options	2015 – 1/3 of the options 2016 – 2/3 of the options 2017 – 3/3 of the options	2016 - 1/4 of the options 2017 - 2/4 of the options 2018 - 3/4 of the options 2019 - 4/4 of the options"
iv – maximum period to exercise the options	01/05/2017	01/05/2018	03/04/2019	17/12/2019	17/12/2021
v – restricted period for transfer of shares	N/A	N/A	N/A	N/A	N/A
vi – average weighted price of the exercise of each one of the following groups of shares
Open at the start of the financial year	40.92	51.52	46.01	63.99	N/A
Lost during the financial year	N/A	N/A	N/A	N/A	N/A
Exercised during the financial year	43.29	54.41	48.85	N/A	N/A
Expired during the financial year	N/A	N/A	N/A	N/A	N/A
d. fair value of the options on the grant date (in Reais)	7.82	11.88	12.56	14.58	16.71
e. potential dilution in case all the options granted are exercised	0.12%	0.08%	0.06%	0.26%	0.5%

YEAR: 2014	Statutory Management
b. total number of members	11.00	10.67	9.5	7.58	7.58
c. number of remunerated members	11.00	10.67	10.00	6.00	7.00
c. In relation to every grant of options to buy shares	Granted 2011	Granted 2012	Granted 2013	Granted 2014	Granted 2014 II
i – grant date	02/05/2011	02/05/2012	02/05/2013	04/04/2014	18/12/2014
ii – number of options granted	1,129,140	1,032,710	855,154	511,744	2,226,270
iii – period for the options to become exercisable	2012 – 1/3 of the options 2013 – 2/3 of the options 2014 – 3/3 of the options	2013 – 1/3 of the options 2014 – 2/3 of the options 2015 – 3/3 of the options	2014 – 1/3 of the options 2015 – 2/3 of the options 2016 – 3/3 of the options	2015 – 1/3 of the options 2016 – 2/3 of the options 2017 – 3/3 of the options	2015 – 1/3 of the options 2016 – 2/3 of the options 2017 – 3/3 of the options
iv – maximum period to exercise the options	02/05/2016	02/05/2017	02/05/2018	04/04/2019	18/12/2020
v – restricted period for transfer of shares	N/A	N/A	N/A	N/A	N/A
vi – average weighted price of the exercise of each one of the following groups of shares
Open at the start of the financial year	35.87	38.67	46.86	-	-
Lost during the financial year	35.87	38.67	46.86	45.66	-
Exercised during the financial year	36.50	38.86	49.02	-	-
Expired during the financial year	-	-	-	-	-
d. fair value of the options on the grant date (in Reais)	11.36	7.82	11.88	12.56	14.58
e. potential dilution in case all the options granted are exercised	0.13%	0.12%	0.08%	0.06%	0.26%

13.6 Open options

The members of the Company´s Board of Directors are not entitled to remuneration based on shares.

In relation to the Restricted Stock Options Plan, there is no granting of a buy option but, in fact, the transfer of Company shares through an investment by the beneficiary in parity shares and the compliance with set conditions described in item 13.4 above.

2016	Statutory Management
Year granted	2012	2013	2014	2014 II	2015 [4]	2016	2016 I
b. total number of members	10.67	9.5	7.58	7.58	9.00	7.67	7.67
b. number of remunerated members	2.00	2.00	6.00	7.00	9.00	6.00	6.00
d. In relation to the options not yet exercisable
i – number	-	-	341,162	1,484,180	4,350,000	2,950,000	282,840
ii – date on which they become exercisable	-	-	170.581 on 03/05/2016 170.581 on 03/05/2017	742.090 on 03/05/2016 742.090 on 03/05/2017	1.087.500 on 17/12/2016 1.087.500 on 17/12/2017 1.087.500 on 17/12/2018 1.087.500 on 17/12/2019	737.500 on 28/04/2017 737.500 on 28/04/2018 737.500 on 28/04/2019 737.500 on 28/04/2020	70.710 on 31/05/2017 70.710 on 31/05/2018 70.710 on 31/05/2019 70.710 on 31/05/2020
iii – maximum period to exercise options	02/05/2017	02/05/2018	04/04/2019	18/12/2019	17/12/2021	29/04/2022	31/05/2022
iv – restricted period for transfer of shares	None	None	None	None	None	None	None
v – average weighted price of the exercise	47.29	59.54	53.53	74.94	N/A	N/A	N/A
vi – fair value of the options on the last day financial year[1]	7.82	11.88	12.56	14.58	17.31	9.21	10.97
d. in relation to exercisable options[1]
i – number	-	34,133	478,115	1,471,381	-	-	-
ii – maximum period to exercise options	02/05/2017	02/05/2018	02/05/2019	18/12/2019	17/12/2021	29/04/2022	31/05/2022
iii – restricted period for transfer of shares	None	None	None	None	None	None	None
iv – average weighted price of the exercise²	47.29	59.54	53.53	74.94	N/A	N/A	N/A
v – fair value of the options on the last day financial year[3]	7.82	11.88	12.56	14.58	17.31	9.21	10.97
vi – fair price of all the options on the last day of the financial year	-	402,769.40	6,005,124.40	21,452,730.12	N/A	N/A	N/A

¹ Under the Stock Options Plan, the options may only be exercised in the 30 days after the publication of the annual results or after the publication of the results for the third quarter.
² Average weighted price of the last financial year.
³ Fair value of the options defined on the grant date.

 4 The granting referring to the financial year of 2015 was cancelled by the Board of Directors at a meeting held on March 31, 2016.

13.7 Options exercised and shares delivered relative to the share-based remuneration of the board of directors and the statutory management

The members of the Company´s Board of Directors are not entitled to remuneration based on shares.

In relation to the Restricted Stock Options Plan, there is no exercise of a buy option but, in fact, the transfer of Company shares through an investment by the beneficiary in parity shares and the compliance with set conditions described in item 13.4 above. No Company shares were delivered within the scope of this plan in 2015.

No options were exercised by members of the Statutory Management in 2016.

Options exercised – Financial year ended on 31/12/2015	Statutory Management
Total number of members	9.00
Number of remunerated members	3.00
Options exercised
Number of shares	369,617
Average weighted price in the year (in Reais)	46.27
Total value of the difference between the exercise value and the market value of the options exercised	8,565,917.40
Shares delivered
Number of shares	N/A
Average weighted price of acquisition	N/A
Difference between the exercise value and the market value of the options acquired	N/A

Options exercised – Fiscal year ended on 31/12/2014	Statutory Management
Total number of members	7.58
Number of remunerated members	6.00
Options exercised
Number of shares	1,209,712
Average weighted price in the year (in Reais)	36.68
Total value of the difference between the exercise value and the market value of the options exercised	16,492,317.86
Shares delivered
Number of shares	N/A
Average weighted price of acquisition	N/A
Difference between the exercise value and the market value of the options acquired	N/A

13.8 Information needed to understand the figures presented in items 13.5 to 13.7 – Pricing method used for the shares and options

a.            Pricing model

The Black-Scholes-Merton model was used to price the Options under the Company´s Stock Options Plan.

b.           Data and assumptions used in the pricing model, including the average weighted price of the shares, strike price, expected volatility , option term, expected dividends and risk-free rate of return

As the figures related to the grants cycle are options granted to the date of the creation of this Reference Form, the following assumptions for the pricing of target options of the Company´s Stock Options Purchase Plan were used:

✓  Share price: the closing price in the trading session prior to the date the option was granted (BMF&BOVESPA - ticker BRFS3);

✓    Strike price: Result of the average closing price (BMF&BOVESPA – ticker BRFS3) of the last 20 trading sessions prior to the grant date of the options, restated by the IPCA index;

✓    Term of option: The options granted within the Stock Options Plan may be  exercised by the participants, within the minimum vesting periods established below:

1)    Under the present Stock Options Plan, approved at the AGM/EGM of 08/04/15: (a) up to 1/4 of the total options may be exercised one year after the signing of the grant contract; (b) up to 2/4 of the total options may be exercised two years after the signing of the grant contract; (c) up to 3/4 of the total options may be exercised three years after the signing of the grant contract; (d) all the options may be exercised four years after the signing of the grant contract; and (e) the maximum period is six years after the grant to exercise the options;

2)    Under the Stock Options Plan and the Additional Stock Options Plan discontinued on 31/03/15: (a) up to 1/3 of the total options may be exercised one year after the signing of the grant contract; (b) up to 2/3 of the total options may be exercised two years after the signing of the grant contract; (c) all the options may be exercised three years after the signing of the grant contract; and (e) the maximum period is five years after the grant to exercise the option;

3)    Under the Stock Options Plan (Performance Stock Options) discontinued on 31/03/2015: the options will become exercisable after a minimum vesting period of 18 months and maximum of 24 months from the grant date, as defined by the Board of Directors;

✓  Risk-free Rate of Return: The risk-free rate of return of choice is the NTN-B (Brazilian Treasury Note) available on the date of pricing and with the same maturity as the options;

✓    Dividend rate: considered to be the Company´s historic dividends payment over the last two years; and

✓    Volatility of nominal shares issued by the Company: The Company uses the weighted volatility of its nominal shares to set the volatility rate.

There is no pricing model for the Restricted Option Plan approved at the AGM/EGM of 08/04/15.

a.    Method used and assumptions adopted to incorporate the expected effects of the advance exercise

According to the pricing methodology of the target options (Black-Scholes-Merton) and the features of the Company´s Stock Options Plan, no assumptions were used to incorporate the effects of advance exercises.

b.   Way of determining the expected volatility

The Company uses the historic performance of its nominal shares to set the volatility rate.

c.    Any other option feature that may have been included in the assessment of fair value.

Not applicable.

13.9 The number of shares or quotas directly or indirectly held in Brazil or abroad, and other securities convertible into shares or quotas issued by the Company, its direct or indirect parent companies, subsidiaries or companies under common control, by members of the Board of Directors, the statutory management or fiscal council, grouped by body

The participations in shares, quotas and other convertible securities held by the Board of Directors, management and fiscal counsellors, grouped by body, on the closing date of the last financial year, are shown below:

	Common Shares Issued by the Company	ADRs linked to Common Shares Issued by the Company
Board of Directors	37,348,439	0
Executive Management	50,252	0
Fiscal Council	0	0

13.10 Information on pension plans granted to board members and statutory directors

2016	Board of Directors	Statutory Management
b. total number of members	9.00	7.67	7.67	7.67
c. number of remunerated members	0	0	7.00	1.00
d. name of plan	N/A	Plano II de Previdência Brasil Foods (closed for new members)	Plano III de Previdência Brasil Foods (open for new additions)	Plano de Benefícios FAF (closed for new members)
e. number of administrators who meet the conditions to retire¹	N/A	0	0	0
f. conditions for early retirement	N/A	- 55 years of age completed; - 3 years of accredited service (participation in plan); - End of employment link with Employer	- 55 years of age completed; - 3 years of accredited service (participation in plan); - End of employment link with Employer	- Completed 10 years of contribution to the plan - To be entitled to the pension benefit for the time of the contribution under the Official Pension System - End of employment link with Employer
g. updated amount of the accumulated contributions in the pension plan to the close of the last financial year, excluding the installment relative to contributions made directly by the managers²	N/A	R$ 0.00	R$ 1,043,163.42	N/A³
h. total amount of the accumulated contributions in the pension plan to the close of the last financial year, excluding the installment relative to contributions made directly by the managers	N/A	R$ 0.00	R$ 489,667.06	R$ 0.00
i. if and under what conditions early redemption can be made	N/A	No early redemption is foreseen, except at the end of the employment link.	No early redemption is foreseen, except at the end of the employment link.	No early redemption is foreseen, except at the end of the employment link.

_____________________________

¹ Fulfill the conditions but they need to end the employment link.

²Total amount of the employer´s contributions (since joining the Plan) plus the return.

³The FAF Benefits Plan (Plano de Benefícios FAF) is structured as a defined benefit model which is characterized by a mutual approach. As a result, the contributions to the plan, by the employers and participants, become part of the assured mathematical provisions of the benefits offered to its participants, without individualization.

13.11 Maximum, minimum and average individual remuneration of the board of directors, statutory management and fiscal council

	Statutory Management			Board of Directors			Fiscal Council
	31/12/2016	31/12/2015	31/12/2014	31/12/2016	31/12/2015	31/12/2014	31/12/2016	31/12/2015	31/12/2014
Nº of members	7.67	9.00	7.58	9.00	9.25	11.67	3.00	3.00	3.00
Nº of remunerated members	7.67	9.00	7.58	9.00	9.25	11.67	3.00	3.00	3.00
Amount of highest remuneration (in Reais)	4,430,709.40	11,548,000.00	14,433,540.04	,.472,400.00	1,472,400.00	3,240,904.20	197,646.00	360,000.00	233,261.45
Amount of lowest remuneration (in Reais)	1,260,000.00	4,200,000.00	3,094,400.65	480,000.00	480,000.00	1,056,000.00	156,000.00	117,000.00	155,510.28
Average remuneration (in Reais)	5,599,794.28	7,425,093.56	9,453,736.42	805,562.42	1,346,188.70	1,070,990.40	169,882.00	205,368.67	184,469.68

Notes

Statutory Management
31/12/2016

For all the bodies, the member with the highest individual remuneration exercised the position for 12 months

For the lowest individual remuneration, the members who had exercised the position for less than 12 months were excluded

31/12/2015

For all the bodies, the member with the highest individual remuneration exercised the position for 12 months

For the lowest individual remuneration, the members who had exercised the position for less than 12 months were excluded

31/12/2014

For all the bodies, the member with the highest individual remuneration exercised the position for 12 months

For the Statutory Management, the member with the highest individual remuneration exercised the position for 2 months, and the amounts listed in this table consider all the installments of the relevant remuneration

For the lowest individual remuneration, the members who had exercised the position for less than 12 months were excluded

Board of Directors
31/12/2016

For all the bodies, the member with the highest individual remuneration exercised the position for 12 months

For the lowest individual remuneration, the members who had exercised the position for less than 12 months were excluded

31/12/2015

For all the bodies, the member with the highest individual remuneration exercised the position for 12 months

For the lowest individual remuneration, the members who had exercised the position for less than 12 months were excluded

31/12/2014

For all the bodies, the member with the highest individual remuneration exercised the position for 12 months

For the lowest individual remuneration, the members who had exercised the position for less than 12 months were excluded

Fiscal Council
31/12/2016

For all the bodies, the member with the highest individual remuneration exercised the position for 12 months

For the lowest individual remuneration, the members who had exercised the position for 12 months

31/12/2015

For the Fiscal Council, the member with the highest individual remuneration exercised the positon for 9 months

For the Fiscal Council, the member with the lowest individual remuneration exercised the positon for 9 months

31/12/2014

For all the bodies, the member with the highest individual remuneration exercised the position for 12 months

For the lowest individual remuneration, the members who had exercised the position for less than 12 months were excluded

13.12 Mechanisms of remuneration or compensation for managers in the event of severance or retirement

There are no instruments that structure mechanisms of remuneration or compensation for managers in the event of severance or retirement.

13.13 Percentage of total remuneration held by managers and members of the fiscal council who are related parties to the controllers

There was no percentage over the last three financial years of the total remuneration of each body recognized in the result of related parties to the controllers, directly or indirectly, as the Company's control is diffuse and therefore it has no direct or indirect controllers.

13.14 Remuneration of managers and members of the fiscal council, grouped by body, received for any reason other than their corporate function

There was no amount over the last three fiscal years recognized in the result as remuneration for members of the Board of Directors, the Statutory Management or Fiscal Council for any reason other than their corporate function, such as, for example, commissions and advisory or consultancy services provided.

13.15 Remuneration of managers and members of the fiscal council recognized in the controller´s results, directly or indirectly, of companies under common control and subsidiaries of the Company:

In the 2014 fiscal year, no amount was recognized in the controller´s results, directly or indirectly, of companies under common control and subsidiaries of the Company, as remuneration for the members of the Board of Directors, the Statutory Management or the Fiscal Council of the Company. In the financial years ended on December 31, 2016 and on 2015, certain amounts paid for the corporate function were recognized in the result of the subsidiaries, as shown below:

YEAR: 2016 – Annual Amounts in R$	Board of Directors	Statutory Management	Fiscal Council	Total
Controlled directly and indirectly	-		-	-
Controlled by the Company	-	948,642.35	-	948,642.35
Companies under common control	-		-	-

13.16 Other relevant information

There is no other information the Company regards as relevant to this Section 13 of the Reference Form.

Appendix IV.  Compensation Plan Based on Stocks

(Appendix 13 of Instruction CVM Nº 481, of December 17, 2009)

1.         Provide copy of the proposed plan

Below follows a copy of the Restricted Stocks Plan (“Plan”), with the proposed modifications highlighted in red. Please note that such changes are intended to give the Board of Directors the power to define the parity policy applied in the current Plan, subject to the number of shares set forth in the Plan.

“Restricted Stocks Plan

This Restricted Stocks Plan is ruled by the provisions below.

1.         Definitions

1.1.      The terms below, when used here with initials in capital letters shall have the meanings assigned to them below, unless expressly provided otherwise:

"Parity Stocks" means the Company's stocks acquired by the Beneficiary for participation in the Plan with the resources of Authorized Funds.

“Restricted Stock" means common stock nominative, without our nominal issue amount granted to the Beneficiaries and subject to the limitations specified in this Plan and the respective Stock Agreement;

"Restricted Stock Not Fully Acquired" means the Restricted Stock not fully acquired in accordance with item 7.1 below;

"Beneficiaries" means the Eligible Persons elected by the Board of Directors, pursuant to paragraph 4.2 (b) below, and in favor of which the Company grants one or more Stock Restricted Stock under this Plan;

“BM&FBOVESPA” means BM&FBOVESPA S.A. - Stock Exchange, Commodities and Futures;

"Committee" means the committee established to advise the Board of Directors of the Plan, pursuant to item 4.1 below;

“Company"means the BRF SA, a publicly held corporation, headquartered at Jorge Tzachel, 475 Street, Fazenda, Zip Code: 88.301-600, City of Itajaí, State of Santa Catarina, registred at CNPJ/MF n. 01.838.723/0001-27;

“Board of Directors” means the Board of Directors of the company;

“Grant Agreement” means the private instrument of grant of Restricted Stock signed between the Company and the Beneficiary, whereby the grant Restricted Shares Company to the Beneficiary;

"Grant Date", unless otherwise expressly provided in this Plan or in the Grant Agreement, means, in relation to Restricted Stock granted to each of the beneficiaries, the signature of the Grant Agreement whereby such Restricted Stock are granted;

 "Termination" means the termination of the legal relationship administrator or employee between the Beneficiary and the Company or company controlled, for any reason, including without limitation resignation, removal, replacement or termination of office without re-election to the position of manager, application for resignation or dismissal, with or without cause, termination of contract of service, retirement, permanent disability and death. For clarity, it is established that any shutdown of the office of director or employee of the Beneficiary, or other companies under its control, followed by election and investiture or hiring such Beneficiary to another post of director, statutory or otherwise, does not characterize Termination, for purposes of this Plan;

"Eligible Persons" means persons who can be chosen as beneficiaries under item 3.1 below;

“Plan” means the present Restricted Stocks Plan

“TSR” means the “Total Shareholder Return” - indicator of total return to shareholders, calculated from the price of the Company's shares on the last business day of each fiscal year, plus the dividends per share paid by the Company from the Grant Date, with the premise that dividends will be reinvested in Company itself, and such indicator obtained through consultation to information from Bloomberg news agency or, failing that, for an equivalent; and

“Funds Committed” means the profits, hiring bonuses and other resources (not including salary) authorized by the Board of Directors for investment by the beneficiary in the acquisition of the Company's shares.

2.         Objectives of the Plan

2.1.      The Plan aims to allow the grant of Restricted Shares to Eligible Persons selected by the Board of Directors, in order to: (a) stimulating the expansion, success and the achievement of social objectives of the Company; (b) aligning the interests of shareholders of the Company to the Eligible Persons; and (c) allow the Company or other companies under its control, attract and retain tied the Eligible Persons.

3.         Eligible Persons

3.1.      May be elected by the Board as Restricted Stock Beneficiaries under the Plan directors, statutory or not, and others occupying positions of Company or other companies under its control.

3.2.      Members of the Board of Directors may not be elected as beneficiaries of Restricted Shares. Nevertheless, members of the Board of Directors who are also members of the board may, acting as directors, receive grants of Restricted Stocks of the Company.

4.         Plan Administration

4.1.      The Plan will be managed by the Board of Directors, which may, the relevant legal provisions observed, constitute a Committee specially created to advise it in the administration of the Plan.

4.2.      In compliance with the general conditions of the Plan and the guidelines established by the Company's General Shareholders Meeting, the Board of Directors shall have broad powers to take all necessary and appropriate measures for the administration of the Plan, including:

(a)        the creation and application of general rules for the grant Restricted Stock under the Plan, and the solution of questions of interpretation of the Plan;

(b)        the election of the Beneficiaries among the Eligible Persons, and the authorization to grant Restricted Stock on their behalf, establishing all the conditions for the acquisition of rights relating to the Restricted Stock to be granted as well as the modification of such conditions when necessary or appropriate;

(c)        the authorization for the sale of treasury shares to satisfy the grant of Restricted Stock under the Plan; and

(d)        approve the Grant Agreements to be entered into between the Company and each Beneficiary, subject to the provisions of the Plan.

4.3.      In exercising its authority, the Board of Directors will be subject only to the limits of the law and the regulations of the Securities and Exchange Commission and the terms of the Plan, it being understood that the Board of Directors may treat differently administrators and employees or subsidiaries that are in a similar situation and is not bound by any rule of equality or analogy to extend to all Beneficiaries the conditions that it deems applicable only to one or some in its sole discretion. The Board of Directors may also establish special treatment for exceptional cases for the effectiveness of each right of the Restricted Shares, provided that the rights already granted are not affected to the Beneficiaries or the basic principles of the Plan. Such exceptional circumstance shall not constitute a precedent for other Beneficiary.

4.4.      The deliberations of the Board of Directors are binding for the Company in respect of all matters relating to the Plan.

5.         Grant of Restricted Stocks

5.1.      Annually, or whenever it deems necessary, the Board of Directors will approve the grant of Restricted Stock, electing the Beneficiaries in favor of which the Company will sell the Restricted Stock under the Plan, establishing terms and vesting conditions related to the Restricted Stock .

5.2.      The Restricted Stock grant is performed by the conclusion of Grant Agreements between the Company and the Beneficiaries, which shall, without prejudice to other conditions determined by the Board, (a) the amount of the grant Restricted Stock object and (b) the terms and conditions for the acquisition of rights relating to the Restricted Stock.

5.3.      The Board of Directors will determine the grant of Restricted Stock for investment by the beneficiary in the acquisition of Parity Stock as provided in Section 5.3.1 below or any other criteria for granting that deems appropriate, and such Parity Stocks shall be subject to the rules set out in section 7.2 below. Additionally, the Board of Directors may make the acquisition of rights related to the Restricted Stocks to other conditions, and impose restrictions on transfer, and may also reserve for the Company repurchase options and / or preemptive rights in case of sale by such Beneficiary same Restricted Stock.

5.3.1.    At the discretion of the Board of Directors, the number of Restricted Stock to be granted to the Beneficiaries, at the Board of Directors discretion, ~~will~~ may be calculated as follows:

(a)           To the Beneficiaries who invest 25% (twenty five percent) to 50% (fifty percent) of the net value of the Funds Authorized, will be granted the equivalent of one (1) Restricted Stock for each Parity Stock.

(b)           To the Beneficiaries who invest more than 50% (fifty percent) limited to 100% (a hundred percent) of the net value of the Funds Authorized, will be granted the equivalent of two (2) Restricted Stock for each Parity Stock.

5.3.2.    The Beneficiary, following the acquisition of Parity Stocks on BM & FBOVESPA, must prove the acquisition of such Parity Stock by delivery to the Company of the respective brokerage notes.

5.4.      The Board of Directors may establish differentiated terms and conditions for each contract Granting, without application of any rule of equality or analogy between the Beneficiaries, even if they are in similar or identical situations.

6.         Stocks subjected to the Plan

6.1.      The total number of Restricted Stock that may be granted under the Plan shall not exceed 0.5% (half percent) of the common stocks, with no par value, representing the total stock capital of the Company, corresponding on this date to ~~4.362.366  (four million, three hundred and sixty two thousand and three hundred and sixty six)~~ 4,062,366 (four million, sixty two thousand, three hundred sixty-six) common stocks, registered, with no par value issued by the Company.

6.2.      In order to meet the grant of Restricted Stock under the Plan, the Company, subject to applicable laws and regulations, will sell treasury shares through a private transaction at no cost to the beneficiaries.

7          Acquisition of Rights Related to Restricted Stock

7.1.      Without prejudice to other terms and conditions set forth in the respective Stock Option Agreements, the rights of beneficiaries in respect of Restricted Stock will only be fully acquired is checked, all of the following conditions:

(a)            the Beneficiaries remain continuously connected as an administrator or employee of the Company for the period between the Grant Date and the third (3rd) anniversary of the Grant Date; and

(b)           is obtained by the Company a TSR to be set by the Board of Directors in their Grant Agreements, which must be determined at the end of each anniversary of the Grant Date during the period between the Grant Date and the third (3rd ) anniversary of the Grant Date.

7.2.      While the rights of Restricted Stock are not fully acquired under the terms and conditions set out in item 7.1 above, the Beneficiary may not engage, sell, assign, sell or transfer, directly or indirectly, the Parity Stocks.

7.3.      Once satisfied the condition set out in item 7.1 above, provided that compliance with the applicable legal and regulatory requirements, the Company will transfer to the Beneficiary name of their Restricted Stock at no cost to the beneficiary.

7.4.      The Restricted Stock fully acquired under the Plan will maintain all the rights of their species, except for the prohibition periods trading in shares as provided by law and applicable regulations, as well as possible as otherwise determined by the Board of Directors.

8.         Hypothesis of Termination and its Effects

8.1.      Except as provided below, the Beneficiary's severance of hypotheses, the Restricted Stocks Not Fully Acquired shall be automatically canceled by operation of law, without prior warning or notice, and without any right to compensation.

8.2.      In case of Termination event for Beneficiary's death, the Restricted Stocks Not Fully Acquired in the Termination date will have their vesting period anticipated and, subject to the applicable legal and regulatory requirements, the Company will transfer to the beneficiary of the estate's name, or if this ended to the Beneficiary's legal successors, their Restricted Stock at no cost to the beneficiary or their heirs and successors in title.

8.3.      Nevertheless the above, the Board of Directors may, at its sole discretion, whenever it deems that social interests are better served by such a measure, fails to observe the rules laid down in the above items, giving special treatment to a particular beneficiary .

9.         Effective Term Plan

9.1.      The Plan shall become effective on the date of its approval by the Company's General Shareholders Meeting and shall remain in force for an indefinite period and may be terminated at any time by decision of the General Shareholders Meeting. The Plan shall end not affect the rights fully acquired the Restricted Stock granted based on it.

10.       General Provisions

10.1.     Nothing in the Plan shall grant to any Beneficiary the right to remain as administrator and / or employee of the Company, nor interfere in any way the right of the Company, at any time and subject to legal and contractual conditions, terminate the employment contract employee and / or discontinue the trustee's mandate.

10.2.     This Plan and related Granting Agreements (i) do not create any rights other than those expressly provided for in its own terms, (ii) do not give stability or guarantee employment or stay in the condition of administrator or employee, (iii) or harm the right of the Company or other companies under its control, at any time and as appropriate, terminate the employment contract or to terminate the mandate or the relationship with the Beneficiary, (iv) do not guarantee the right to re-election or reappointment functions in the Company or other companies under its control.

10.3.     Each Beneficiary shall expressly adhere to the terms of the Plan, by written declaration, without any exception, as defined by the Board of Directors.

10.4.     The rights and obligations relating to Restricted Stock granted under this Plan are personal and not transferable, the Beneficiary may not, under any circumstances, assign, transfer or otherwise dispose of any third party such rights or obligations.

10.5.     Any significant legal change regarding the regulation of corporations, public companies, labor relations and / or tax effects of a grant plan actions, may cause the full review of the Plan.

10.6.     The cases shall be governed by the Board of Directors, asked when he deems it appropriate, the General Shareholders Meeting. Any Restricted Stock granted under the Plan is subject to all the terms and conditions set forth herein, terms and conditions shall prevail in case of inconsistency regarding the provisions of any agreement or document mentioned in this Plan.”

2.        Inform main features of the proposed plan, identifying:

a.       Potential beneficiaries

May be elected as beneficiaries of grants of restricted stock the directors, statutory or not, and other persons performing positions at the Company, or other companies under its control, all proposed members made subject to approval by the Board of Directors ("Beneficiaries").

Members of the Board of Directors may not be elected as beneficiaries of Restricted Shares. Nevertheless, members of the Board of Directors who are also members of the board may, acting as directors, receive grants of Restricted Stocks of the Company.

b.      Maximum number of options to be granted

The Plan involves the granting of stocks and not of stock options.

c.       Maximum number of stocks covered by the plan

The maximum number of stocks that may be granted under the Plan shall not exceed 0.5% (half percent) of the common stocks, with no par value, representing the total stock capital of the Company, corresponding on this date, the 4.062.366 (four million, sixty two  thousand, three hundred sixty-six) common shares, registered, with no par value issued by the Company.

d.       Terms of purchase

The Board of Directors will determine the granting of restricted stocks to investment by the beneficiary in the acquisition of the Company's stocks with the use of their variable compensation, or any other criteria for granting that deems appropriate, under the terms and conditions set forth in the Plan.

The rights of beneficiaries in relation to the restricted stocks will only be fully acquired is checked, all of the following conditions:

(i)           Beneficiaries remain continuously connected as an administrator or employee of      the Company for the period between the grant date and the third (3rd) anniversary of       the grant date; and

(ii)          Company achieve the “Total Shareholder Return” - TSR (indicator of total return to shareholders, calculated from the price of the Company's shares on the last business day of each fiscal year, plus the dividends per share paid by the Company since the date of grant, with the premise that dividends will be reinvested the Company itself, and such indicator obtained through consultation to information from Bloomberg news agency or, failing that, for an equivalent) to be set by the Board of Directors in their grant agreements, which must be determined at the end of each anniversary of the grant date during the period between the grant date and the third (3rd) anniversary of the grant date.

Additionally, the Board of Directors may make the acquisition of rights related to restricted stocks to certain conditions, and impose restrictions on transfer, and may also reserve for the Company repurchase options and / or preemptive rights in case of sale by such Beneficiary same restricted stock.

While the restricted stock rights are not fully acquired under the terms and conditions set out above, the Beneficiary may not engage, sell, assign, sell or transfer, directly or indirectly, the Company's stocks acquired with their variable compensation.

e.       Detailed criteria for setting the exercise price

The plan provides for the grant of stocks and not of stock options. The stocks will be granted on payment of variable remuneration to which they are entitled Beneficiaries, and there is therefore, exercise price.

f.       Criteria for determining the time of exercise

Please refer to item 2 (d).

g.       Form of options settlement

         Not applicable

h.       Criteria and events that, when checked, will cause the suspension, modification or termination of the plan

Change: Any significant legal change regarding the laws and regulations of corporations, public companies, in labor legislation and / or tax effects of a grant plan actions, may cause the full review of the Plan.

Extinction: The Plan may be terminated at any time by decision of the Company's General Shareholders Meeting.

3.       Justify the proposed plan, explaining:

a.           The main objectives of the plan

The Plan aims to grant restricted stock to eligible persons as beneficiaries, with a view to: (a) stimulating the expansion, success and the achievement of social objectives of the Company; (b) aligning the interests of shareholders of the Company to eligible persons; and (c) allow the Company or the companies under its control to attract and retain tied eligible persons.

b.           The way the plan contributes to these goals

The Company, to establish a differentiated and competitive investment opportunity for its executives, expected to align the actions of participants in this long-term stocks plan to the vision of the shareholders and investors of the Company, conditioning gain long-term executive to the continuation of business and thereby promoting sustainable and committed attitude of the participants in this plan.

c.            How the plane falls into the remuneration policy of the company

The Plan intends to complement the compensation of its executives package, enhancing the level of alignment and retention of its key executives.

d.           How the Plan aligns to the interests of beneficiaries and the company's on short, medium and long term

The implementation of the Plan strengthens the expectation of the shareholder and the company's investor to create the vision and the long-term commitment in the executive, promoting knowledge, skills and behaviors necessary to the continuation of business.

4.        Estimating the costs of the company under the plan, according to accounting rules that address this issue

To calculate the estimated expenses of the Plan, was considered:

 1) Stock price on the grant date;

 2) Labor charges and FGTS

Thus, the value determined for the plan is BRL 52,899,000.00 (fifty-two million, eight hundred and ninety-nine thousand reais).

* * *